UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
IDEXX Laboratories, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March [ ], 2025
To Our Colleagues, Shareholders and Other Stakeholders,
During the past year we achieved strong financial results driven by high levels of execution. At the same time, we successfully advanced our innovation-driven growth strategy and other key strategic initiatives, positioning us at the front-end of a new wave of IDEXX innovations that we believe will support sustained long-term value creation and growth at IDEXX in 2025 and beyond.
2024 Financial Performance and Business Execution
We achieved 6% reported and organic revenue growth, including approximately 7% reported and organic Companion Animal Group (CAG) Diagnostics recurring revenue growth.1 Reported diluted earnings per share (EPS) increased 6% to $10.67 per share, including a $0.56 per share negative impact related to a discrete litigation expense accrual, resulting in comparable EPS growth of 12%, supported by strong comparable operating margin improvements.2
Our strong execution enabled us to deliver these excellent 2024 financial results despite a dynamic macroeconomic and sector environment, which continued to pressure clinical visits globally. In the face of these headwinds, our 7% CAG Diagnostics recurring revenue growth far outpaced the 2% decrease in U.S. same-store clinical visit levels and estimated similar decrease in international regions. Selected 2024 execution highlights include:
+Approximately 18,500 premium instrument placements, driving 9% growth in our premium instrument installed base.
+Double-digit percentage expansion of our premium instrument installed base outside the United States, underscoring the benefits of our targeted global commercial investment over the past three years.
+Sustained high (97%+) customer retention rate within our key CAG Diagnostics business.
+Double-digit installed base growth for our cloud-native practice management systems, with over 60% of the installed base in the cloud.
+Sustained adoption levels of diagnostic testing utilization near post-pandemic highs.
Advancement of Our Innovation-Driven Growth Strategy
In 2024 we continued to invest at high levels in research and development and exited the year with nine new products, services and software solutions launched or ready to launch. These products, services and software solutions build on our over 40-year history of innovation that advances the standard of care in veterinary medicine and helps our customers navigate the complexities of modern veterinary care. Select highlights include:
+IDEXX inVue Dx™ Cellular Analyzer – This point-of-care platform combines advanced optics, artificial intelligence and a slide-free workflow and began to ship in the fourth quarter of 2024, marking a new era in point-of-care diagnostics. Designed as a Technology for Life platform, its initial menu will focus on ear cytology and blood morphology, tapping into two clinically well-understood, high-volume use cases that benefit from automation and improved testing consistency and performance. Customer interest has been exceptionally strong, with nearly 1,600 pre-orders globally by the end of 2024. We plan to expand IDEXX inVue Dx’s capabilities with the addition of testing “lumps and bumps” using fine needle aspirate samples, which will further bolster our comprehensive cancer diagnostics test and service offerings. We expect this capability will become available later in 2025.
+IDEXX Cancer Dx™ — A pioneering advancement in veterinary oncology, this first-of-its-kind diagnostic panel, with the initial capability of early lymphoma detection in dogs, will be launched in the United States and Canada later in 2025. This innovative screening and aid-in-diagnosis panel addresses a critical need for early cancer detection in canine patients. Over the next three years, the panel will expand to include the six most prevalent canine cancers, which together account for over 50% of cancer cases in dogs, and tap into an estimated $1.1 billion addressable opportunity.

IDEXX 2025 PROXY STATEMENT	i

+Vello™ Software – This pet owner engagement software solution launched in 2024 and enables veterinary practices using ezyVet®, IDEXX Neo® and Cornerstone® practice management systems to communicate and coordinate digitally with pet owners in a single, integrated system. Vello was adopted by nearly 600 veterinary practices in 2024, with participating clinics reporting increased clinical visits, higher diagnostic usage and improved revenue. We are excited about Vello’s development roadmap, with planned enhancements focused on streamlining communications, expanding engagement tools and including the ability to personalize messaging.
+Catalyst® Platform Menu Expansion — In 2024, we released our tenth menu addition for the Catalyst platform over a twelve-year period with the launch of the Catalyst® SmartQC® Control and Catalyst Pancreatic Lipase Test, a single-slide solution for canine and feline patients suspected of having pancreatitis. Veterinarians can now receive quantitative results in under ten minutes, empowering them to confidently confirm or rule out pancreatitis and immediately begin treatment, saving crucial time and improving patient outcomes.
Advancement of Other Key Strategic Priorities
In addition to the impressive advancement of our innovation strategy, IDEXX teams drove progress across our other strategic priorities, including initiatives to deliver a differentiated customer experience, drive performance excellence and productivity, strengthen and enhance our talent and advance our commitment to corporate responsibility. Details about these many achievements can be found in our 2025 Proxy Statement under “Compensation Discussion & Analysis” beginning on page 71.
Extending Our Thanks to the IDEXX Team
We extend our gratitude to our approximately 11,000 employees, whose dedication and hard work made these accomplishments possible. We also thank Jon Ayers, our former CEO and Board Chair, who stepped down from our Board in November, for his leadership, vision, insights and unwavering commitment to IDEXX through his more than two decades of service. In addition, we thank Dr. Asha Collins for her contributions to our Board during her four years of service. Finally, we want to express our gratitude to Brian McKeon, who is retiring from IDEXX on June 1, 2025, for his more than two decades of leadership, guidance and partnership, first as a member of our Board, and then as CFO for the past eleven years, as well as congratulate Andrew Emerson, who began his role as our CFO on March 1st, after spending the past nine years working side by side with Brian.
Looking Ahead
As we focus on 2025 and the future, we remain committed to our Purpose: to create exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock. To do so, we aim to continue successfully executing against our long-term growth strategy and address the estimated $45 billion total global addressable companion animal diagnostics revenue opportunity.
Thank you for your continued support of IDEXX. We look forward to joining our shareholders on May 7th at our annual meeting.
Sincerely,

Jonathan J. Mazelsky President and Chief Executive Officer	Lawrence D. Kingsley Independent Non-Executive Board Chair
1.Information regarding organic revenue growth, which is a non-GAAP (generally accepted accounting principles in the United States) financial measure, and its reconciliation to reported revenue growth, is provided in Appendix A.
2.Information regarding comparable EPS growth and comparable operating margin improvement, which are non-GAAP financial measures, and their reconciliation to reported EPS growth and operating profit margin improvement, respectively, are provided in Appendix A.

ii	IDEXX 2025 PROXY STATEMENT

Notice of 2025 Annual Meeting
of Shareholders
NOTICE IS HEREBY GIVEN of the 2025 annual meeting of shareholders (2025 Annual Meeting) of IDEXX Laboratories, Inc. We will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2025 Annual Meeting, as well as our 2024 Annual Report on Form 10‑K filed with the SEC on February 21, 2025, on or about March [ ], 2025. The 2025 Annual Meeting will be held:

Date and Time Wednesday, May 7, 2025, 10:00 a.m., Eastern Time	Location Virtual meeting online via audio webcast at www. virtualshareholdermeeting.com/IDXX2025
Record Date
The Company’s Board of Directors has fixed the close of business on March 10, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at the 2025 Annual Meeting.

Shareholder Voting Matters Summary

Proposal		Board Vote Recommendation

1	Election of Directors	FOR each nominee
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
3	Advisory Vote to Approve Executive Compensation	FOR
4	Amend Certificate of Incorporation to Remove Supermajority Voting Provisions	FOR
5	Amend Certificate of Incorporation to Reflect New Delaware Law Provisions Allowing for Officer Exculpation	FOR
6	Shareholder Proposal Regarding the Annual Election of Directors	NONE
Virtual Meeting Admission
Shareholders of record as of March 10, 2025 will be able to participate in the 2025 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2025. To participate in the 2025 Annual Meeting, shareholders of record will need the control number or QR code included on their Notice of Internet Availability of the proxy materials, on their proxy card or on the instructions that accompanied their proxy materials. The annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

IDEXX 2025 PROXY STATEMENT	iii

In the event of a technical malfunction or other situation that the chair of the 2025 Annual Meeting determines may affect the ability of the 2025 Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn the 2025 Annual Meeting, the chair or secretary of the 2025 Annual Meeting will convene the meeting at 10:00 a.m., Eastern Time on the date specified above at One IDEXX Drive, Westbrook, Maine 04092 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the chair of the 2025 Annual Meeting. Under the foregoing circumstances, we will post information regarding the announcement on the Investor Relations section of our website (www.idexx.com).
Pre-Meeting Forum
The online format for our 2025 Annual Meeting also allows us to communicate more effectively with you through our online pre-meeting forum, which can be accessed at www.proxyvote.com. At this online pre-meeting forum, you can submit questions in advance of our 2025 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2025 Annual Meeting and access copies of proxy materials and our annual report.
By order of the Board of Directors,
Sharon E. Underberg
Executive Vice President,
General Counsel and Corporate Secretary
Westbrook, Maine
March [ ], 2025

iv	IDEXX 2025 PROXY STATEMENT

IDEXX 2025 PROXY STATEMENT	v

Proxy Summary
Voting Roadmap
Meeting Details

Date and Time Wednesday, May 7, 2025, 10:00 a.m., Eastern Time	Location Virtual meeting online via audio webcast at www. virtualshareholdermeeting.com/IDXX2025
Record Date
Our Board of Directors (Board) has fixed the close of business on March 10, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at the 2025 Annual Meeting.

Ways to Vote

By Telephone For registered holders: 1-800-690-6903+ For beneficial owners: 1-800-454-8683+	By Internet Before the meeting: www.proxyvote.com+ During the meeting: www.virtualshareholder meeting.com/IDXX2025+
By Mail
For registered holders: Request a paper proxy card by calling 1-800-579-1639 or sending an email to sendmaterial@proxyvote.com.
For beneficial owners:
Mark, sign and date your voting instruction form and return it in the postage-paid envelope provided.

+You will need the control number or QR code included in your Notice of Internet Availability, your proxy card or the voting instruction form that accompanies your proxy materials.

Proposal Recommendations

Proposal		Board Vote Recommendation	Page Number for Reference

1	Election of Directors	FOR each nominee	17
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	61
3	Advisory Vote to Approve Executive Compensation	FOR	66
4	Amend Certificate of Incorporation to Remove Supermajority Voting Provisions	FOR	121
5	Amend Certificate of Incorporation to Reflect New Delaware Law Provisions Allowing for Officer Exculpation	FOR	123
6	Shareholder Proposal Regarding the Annual Election of Directors	NONE	125

IDEXX 2025 PROXY STATEMENT	1

+ + + PROXY SUMMARY

01
Election of Directors
To elect Dr. Stuart M. Essig, Mr. Jonathan J. Mazelsky and Ms. M. Anne Szostak as Class III Directors with a term expiring at the 2028 Annual Meeting.
The Board of Directors recommends a vote “FOR” the three Director nominees up for election.
Refer to page 17 for further information about our Director nominees.

Board Composition, Backgrounds and Skills
The following summarizes key information regarding the composition, backgrounds and skills of our Board. For more information, refer to our Directors’ biographical information under “Director Nominees and Board Biographies” beginning on page 18.

Board Member	Age	Independent	Director Since	Number of Other Public Company Boards	Committee Membership	Key Skills That Are Particularly Relevant to Board Service	Race/Ethnicity/Gender

Irene Chang Britt	62	Yes	2023	2	Audit Comp (Chair)	+Human capital management +Operations +Corporate strategy	Asian female

Bruce L. Claflin	73	Yes	2015	1	Audit Comp	+International business +Digital +Corporate strategy	White male

Stuart M. Essig, PhD	63	Yes	2017	1	Gov Finance (Chair)	+Executive leadership +Corporate strategy +Corporate finance	White male

Daniel M. Junius	72	Yes	2014	1	Audit (Chair) Finance	+Financial acumen +Executive leadership +Corporate strategy	White male

Lawrence D. Kingsley*	62	Yes	2016	2	Comp Gov	+Executive leadership +Corporate strategy +Operations	White male

Jonathan J. Mazelsky	64	No	2019	1	None	+Executive leadership +Corporate strategy +Innovation and R&D	White male

2	IDEXX 2025 PROXY STATEMENT

PROXY SUMMARY + + +

Board Member	Age	Independent	Director Since	Number of Other Public Company Boards	Committee Membership	Key Skills That Are Particularly Relevant to Board Service	Race/Ethnicity/Gender

Sam Samad	55	Yes	2019	None	Audit Comp	+Financial acumen +Corporate finance +International business	Middle-Eastern/North African male

M. Anne Szostak	74	Yes	2012	1	Audit Gov (Chair)	+Executive leadership +Corporate governance +Human capital management	White female

Sophie V. Vandebroek, PhD	63	Yes	2013	2	Gov Finance	+Innovation and R&D +Digital +Sustainability	White female

*Independent Non-Executive Board Chair					Audit = Audit Committee Comp = Compensation and Talent Committee Gov = Governance and Corporate Responsibility Committee Finance = Finance Committee
Board Background and Tenure

Average Director Tenure	Director Independence	Born/Raised Outside U.S.
8.5	89%	33%
years		of our Directors were born and raised outside of the U.S.

IDEXX 2025 PROXY STATEMENT	3

+ + + PROXY SUMMARY
Skills and Experience Matrix
The table below highlights many of the key skills, experiences and competencies that our Directors bring to the Board. This high-level summary is not intended to be an exhaustive list of each Director’s skills, experiences or contributions to the Board. Further details about each Director’s skills, experiences and qualifications are set forth in their individual biographies.

Skills and Experience	Chang Britt	Claflin	Essig	Junius	Kingsley	Mazelsky	Samad	Szostak	Vandebroek

Core Competencies	●	●	●	●	●	●	●	●	●
Financial Acumen	●	●	●	●	●	●	●	●	●
Innovation and R&D	●	●	●	●		●	●		●
Human Capital Management	●	●	●	●	●	●	●	●	●
International Business	●	●	●		●	●	●	●	●
Operations	●	●	●	●	●	●	●	●	●
Sustainability						●	●		●
Digital	●	●				●	●		●
Corporate Finance	●	●	●	●	●	●	●	●
● Director possesses the skills/experience/qualification

Skills and Experience	Definition

Core Competencies
+Executive Leadership	Current or former senior executive
+Corporate Governance	Experience or expertise in public company governance matters
+Corporate Strategy	Experience developing and implementing corporate strategy for public or large private companies
+Risk Oversight	Experience identifying, assessing and managing critical enterprise-level risks
Financial Acumen	Strong understanding of complex financial and accounting topics, internal controls over financial reporting, financial planning and financial statements
Innovation and R&D	Experience being accountable for, overseeing, controlling or being responsible for innovation and/or R&D
Human Capital Management	Experience overseeing or being directly involved in managing and developing human capital, executive and incentive compensation planning and executive succession planning
International Business	Bringing a global and/or international perspective of diverse business environments, economic conditions, cultures and market opportunities
Operations	Experience managing complex business operations, including administrative, operational, manufacturing, supply chain and/or commercial activities
Sustainability	Experience with oversight, accountability or responsibility for, or direct involvement with, environmental or social sustainability issues at public or private companies or non-profit organizations
Digital	Experience or expertise in information technology (including data privacy and cybersecurity) or use of technology to facilitate business operations
Corporate Finance	Experience in corporate lending or borrowing, capital market transactions, significant mergers or acquisitions, private equity or investment banking

4	IDEXX 2025 PROXY STATEMENT

PROXY SUMMARY + + +

02
Ratification of Appointment of Independent Registered Public Accounting Firm
To ratify the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2025.
The Board of Directors recommends a vote “FOR” this item.
Refer to page 61 for further information about our independent auditors.

	Fiscal Years Ended December 31,
	2024 ($)	2023 ($)

Audit fees	2,861,149	2,501,257
Audit-related fees	—	—
Tax fees	751,656	273,485
All other fees	2,000	2,000
Total fees	3,614,805	2,776,742

03
Advisory Vote to Approve Executive Compensation (“say-on-pay”)
To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement.
The Board of Directors recommends a vote “FOR” this item.
Refer to the discussion under “Our Executive Compensation Program” below and the discussion beginning on page 66 for further information about our executive compensation program.

04
Amend Certificate of Incorporation to Remove Supermajority Voting Provisions
To approve amending our Certificate of Incorporation to replace supermajority voting standards with majority voting standards.
The Board of Directors recommends a vote “FOR” this item.
Refer to the discussion beginning on page 121 for further information about this proposal.

IDEXX 2025 PROXY STATEMENT	5

+ + + PROXY SUMMARY

05
Amend Certificate of Incorporation to Reflect New Delaware Law Provisions Allowing for Officer Exculpation
To approve amending our Certificate of Incorporation to reflect new Delaware law provisions allowing for officer exculpation.
The Board of Directors recommends a vote “FOR” this item.
Refer to the discussion beginning on page 123 for further information about this proposal.

06
Shareholder Proposal Regarding the Annual Election of Directors
To approve a shareholder proposal requesting the Board take the necessary steps in order that each Director stands for election at each annual meeting.
The Board of Directors makes no voting recommendation with respect to this shareholder proposal.
Refer to page 125 for further information about this shareholder proposal.

6	IDEXX 2025 PROXY STATEMENT

PROXY SUMMARY + + +
2024 Financial Performance Highlights1
For more complete information, review our 2024 Annual Report on Form 10-K filed with the SEC on February 21, 2025, which can be accessed on our website (www.idexx.com).

Revenue	Operating Profit	Diluted Earnings Per Share
$3.9B	$1.1B	$10.67
+6% reported and organic revenue growth over 2023	+3% over 2023	+6% over 2023

+7% reported and organic CAG Diagnostics recurring revenue growth over 2023	29% of revenue ▪100 bps lower than 2023 on reported basis ▪60 bps higher than 2023 on comparable basis[2]	+12% over 2023 on comparable basis[3]

Operating Cash Flow[4]	Free Cash Flow[4]	ROIC
$929M	$808M	45.8%
+2% higher than 2023	+5% higher than 2023 and 91% of net income

Capital Allocated to Share Repurchases, 2020 - 2024[5]
$2.7B	7%	$453
Capital allocated to share repurchases	Percentage of outstanding shares repurchased	Average share repurchase price

1.Information regarding the following non-GAAP financial measures and their calculation is provided in Appendix A: organic revenue growth, comparable EPS growth, free cash flow, ratio of free cash flow to net income, comparable operating margin improvement and after-tax return on invested capital, excluding cash and investments (ROIC).
2.Includes ~40 bps negative impact related to the lapping of a $16 million customer contract resolution payment in 2023.
3.Includes an approximately two percentage point negative impact related to the lapping of a $16 million customer contract resolution payment in 2023.
4. 2023 results included the benefit of a $16 million customer contract resolution payment.
5.For the period from January 1, 2020 to December 31, 2024.

IDEXX 2025 PROXY STATEMENT	7

+ + + PROXY SUMMARY
*Assumes the investment of $100 on December 31, 2019 in IDEXX’s common stock, the S&P 500 Index, the S&P 500 Health Care Index and the Nasdaq Stock Market Index (U.S. Companies) (Nasdaq Index) and the reinvestment of dividends, if any.
Generating Long-Term Value
We believe that the long-term financial potential of our business is significant, as reflected in the model below:*

Revenue Growth 10%+	+	Operating Margin Expansion 50 – 100 bps	+	Capital Allocation Leverage 1% – 2% Incremental EPS Growth	è	Long-Term EPS Growth Potential 15% – 20%
We aim to achieve these financial goals over the long term by successfully executing our Purpose-driven strategy:
+Focus on Developing the Highly Attractive Global Pet Healthcare Space – Global pet healthcare has excellent long-term secular growth characteristics. In fact, we estimate that the total global addressable companion animal diagnostics revenue opportunity is approximately $45 billion, with approximately two-thirds of this estimated opportunity located outside the U.S. We seek to expand and realize that opportunity by bringing innovative products and services to market and driving their broad adoption.
+Advancement of Innovation – We aim to advance global pet healthcare standards of care and support increased veterinary practice productivity through innovation, supporting the long-term development of global pet healthcare. Our sustained focus on research and development (R&D) and our customers’ needs enables us to introduce novel diagnostic and software products and services. For example, in December 2024 we began shipping to North American veterinary clinics the IDEXX inVue Dx™ Cellular Analyzer, a groundbreaking slide-free, real-time cellular imaging platform, and in January 2025 we announced the launch of IDEXX Cancer Dx™, a first-of-its-kind diagnostic panel with early detection of canine lymphoma. In addition, our innovative diagnostic solutions are fully backed by peer-reviewed and third-party studies, where possible, that objectively confirm their claims and capabilities.

8	IDEXX 2025 PROXY STATEMENT

PROXY SUMMARY + + +
+Customer Engagement – We have the largest and most-experienced companion animal diagnostics field-based professional organization in the world, which enables us to develop and strengthen our relationships with our customers, including individual veterinary professionals, and to drive broader and faster adoption of our innovations. We continue to invest in our customer engagement and commercial capabilities, both in the U.S. and key international regions.
+Expansion of Recurring Revenue Business Model – Our business is designed around a durable, recurring revenue business model, with robust growth and profit characteristics and supported by our extraordinary customer loyalty and high retention rates. The largest contributor to our total revenue is our CAG Diagnostics recurring revenue, which constituted approximately 80% of our total 2024 revenue. Another key driver of recurring revenue is our Veterinary Software, Services and Diagnostics Imaging recurring revenue, which represented 6% of our total 2024 revenue and grew approximately 17% in 2024, as compared to 2023.
+Commitment to Sustained Growth in Financial Performance – We have a track record over the long term of organic revenue growth and operating margin expansion, strong free cash flow generation and a disciplined approach to capital allocation. As a result, our investments in our business yielded a 45.8% ROIC in 2024.**

Highly Attractive Global Pet Healthcare Factors and Trends
+The enduring pet-owner bond, which is strengthening across successive generations of pet owners.
+Pet owners’ desire to support the health and well-being of companions that many consider part of their families and their willingness to commit their time and money toward veterinary care.
+Growth in the global pet population, which accelerated during the pandemic, and a shift in canine breed preferences towards breeds that incur greater medical costs.
+Increasing average life expectancy of dogs and cats.
+Veterinary care providers’ ever-advancing ability and intent to provide a high medical standard of care, including increased focus on services offered within the clinic.
+Our diagnostic and software innovations that:
◦Expand veterinarians’ medical toolkit, including artificial intelligence-powered diagnostic insights and support.
◦Enable pets — who cannot speak for themselves — to communicate more precisely their health status and problems.
◦Support increased productivity and efficiency in veterinary clinic practices and more effective, technology-enabled engagement with pet owners.

*    Our long-term financial potential model represents our projected annual gains, assuming constant foreign currency exchange rates and excluding year-over-year changes in share-based compensation tax benefits and non-recurring or unusual items.
**Information regarding ROIC and its calculation is provided in Appendix A.

IDEXX 2025 PROXY STATEMENT	9

+ + + PROXY SUMMARY
Key Business Highlights
IDEXX’s Innovation Is Built on Sustained R&D Investment, Customer Engagement and Commercial Capability Development
Consistent with our Guiding Principle to innovate with intelligence, we have made significant R&D investments for decades, which, combined with our deep focus on our customers and their needs, have enabled us to introduce a steady stream of innovative CAG diagnostic and software products and services that support increasing standards of care and help veterinarians to solve some of their most vexing clinical and business problems.
We have invested over $2 billion over the last 20+ years in instrument platform development, differentiated assay discovery and development and customer-facing software, data and connectivity, enabling us to design, build and deliver a fully-integrated, multi-modality diagnostic and software solution for veterinarians.
We approach our product, software and service innovations with a Technology for Life philosophy: we design for future extensibility and are committed to enhancing our innovations’ value by expanding their capabilities, features and functionality over time. In addition, we are increasingly incorporating and utilizing artificial intelligence (AI) in our product, software and service innovations. Some examples of our innovative products and services and our commercial capabilities are provided below.

01	02
CAG Diagnostic Innovations +Instrument Platform Development +Differentiated Assay Discovery and Development	Customer-Facing Software, Data and Connectivity Innovations

03	04
Helping Veterinarians Diagnose and Treat Cancer in Our Pets	Expanded Global Customer Engagement and Commercial Capabilities

10	IDEXX 2025 PROXY STATEMENT

PROXY SUMMARY + + +

01 | CAG Diagnostic Innovations
Instrument Platform Development
+IDEXX inVue DxTM Cellular Analyzer – In December 2024, we launched the revolutionary IDEXX inVue Dx analyzer. An advanced optics, cellular-imaging platform, this slide-free analyzer is powered by AI learning models trained by IDEXX board-certified pathologists on over 10 million images. It replaces conventional microscopy, which requires time-consuming and technique-sensitive sample and slide preparation, with a simple, load-and-go workflow that automatically examines cells in their natural state, captures three-dimensional images and delivers clinically insightful results. Its initial menu will focus on ear cytology and blood morphology, and when used with our ProCyte Dx® or ProCyte One® Hematology Analyzer, the IDEXX inVue Dx analyzer will provide the most comprehensive and efficient hematology picture available in the clinic, aiding veterinarians in making real-time diagnoses during the patient visit. Consistent with our Technology for Life approach, we next plan to expand this analyzer’s test menu to include screening lumps and bumps with fine needle aspirate samples.
+ProCyte One® Hematology Analyzer – With over 20,000 analyzers delivered globally since commercial launch in 2021, the ProCyte One analyzer delivers real-time, accurate, complete blood count results from a blood sample drawn during a patient visit. This next-generation, point-of-care analyzer is easy to use, has a comparatively small footprint and is priced attractively.
+SediVue Dx® Urine Sediment Analyzer – Launched in 2016, this analyzer automates urine sediment analysis, a traditionally laborious and variable process, while expanding its clinical value by finding more underlying disease, and sooner. It uses neural network algorithms to identify clinically relevant urine sediment particles and bacteria and captures high-contrast digital images that become part of the permanent patient record. Powered by an image bank of more than one billion images, this analyzer’s AI-based software continuously improves the algorithms’ ability to identify abnormalities and bacteria in urine samples. SediVue Dx also features Interpretive Comments that enhance medical decision-making for improved efficiency in determining next steps.
+Catalyst Dx® and Catalyst One® Chemistry Analyzers – These analyzers deliver real-time chemistry, electrolyte and immunoassay results from blood samples drawn during patient visits and are connected real-time with IDEXX for support and continued software upgrades. Consistent with our Technology for Life approach, we continue to add important tests to the test menu. In 2024, we released our tenth menu addition with the launch of the Catalyst Pancreatic Lipase Test, a single-slide solution for canine and feline patients suspected of pancreatitis, empowering veterinarians to confidently confirm or rule out pancreatitis and immediately begin treatment, saving crucial time and improving patient outcomes. We also released the Catalyst® SmartQC® Control, a load-and-go quality control testing system that is 90% faster than current methods. The Catalyst SmartQC Control offers an intuitive workflow that takes less than fifteen minutes, ensuring quality control is run consistently without compromising staff productivity.

2024 Global Premium Instrument Placements
+~6,900 Catalyst instruments, for a global installed base of ~74,100 instruments.
+~8,200 premium hematology instruments driven by continued interest in our ProCyte One analyzers, for a global installed base of ~51,800 instruments.
+~3,400 SediVue Dx analyzers, for a global installed base of ~21,300 analyzers.

IDEXX 2025 PROXY STATEMENT	11

+ + + PROXY SUMMARY
Differentiated Assay Discovery and Development
+Fecal Dx® Antigen Testing and Cystoisospora – In 2024 we expanded our industry-leading Fecal Dx antigen testing platform in our reference laboratories to detect Cystoisospora, a common intestinal parasite that causes diarrhea, weight loss and dehydration, primarily in young dogs and cats. This represents the second menu expansion in less than two years. With this addition, this test offers accurate, reliable detection of the most common and clinically relevant intestinal parasites in dogs and cats. By testing for antigens rather than relying on the presence of eggs, Fecal Dx antigen testing detects up to five times more infections than fecal flotation alone and provides valuable insights as part of annual wellness tests and preventive care protocols.
+IDEXX SNAP® 4Dx® Plus Vector-Borne Disease Testing and Leishmaniosis – In 2024 we expanded our vector-borne disease diagnostic offering by launching the SNAP® Leish 4Dx® Test in Europe and Asia. In addition to detecting other relevant vector-borne diseases for those regions (such as heartworm disease, ehrlichiosis and anaplasmosis), this test replaced Lyme disease detection with detection of leishmaniosis, which is a more prevalent endemic disease in certain world regions. Leishmaniosis is a potentially fatal zoonotic disease transmitted to dogs by sand flies, and annual wellness tests and early detection are key to enable timely monitoring and treatment, improving infected dogs’ prognoses.

02 | Customer-Facing Software, Data and Connectivity Innovations
+VelloTM Software – Launched in North America in 2024 as a subscription service for our ezyVet®, IDEXX Neo® and Cornerstone® practice management systems customers, this pet-owner engagement software solution seamlessly connects veterinary practices and their clients through modern, digital tools. Key features available at launch included automated appointment and service reminders, online scheduling, two-way texting and a mobile-enabled experience for pet owners — all seamlessly integrated with our customers’ practice management systems. Vello was adopted by nearly 600 veterinary practices in 2024, with participating clinics reporting increased clinical visits, higher diagnostic usage and improved revenue. Vello’s multi-year development roadmap includes planned enhancements focused on streamlining communications, expanding engagement tools and including the ability to personalize messaging, which we believe will help practices build stronger client relationships, improve care for pets and reduce visit no-shows and cancellations.
+VetConnect PLUS® Software – This software enables veterinarians to access, analyze and share patients’ diagnostic results from all IDEXX diagnostic modalities. In 2024, we released a new feature that gives customers the ability to access reference lab sample turnaround times and order status information to support practice workflow optimization. In addition, sitting inside VetConnect PLUS, IDEXX DecisionIQ™ delivers next-step considerations alongside results and patient-specific insights, helping veterinarians make informed clinical decisions with confidence. Using proprietary differentiated technology and utilizing AI, IDEXX DecisionIQ currently supports clinical decision-making for vector-borne disease infections, chronic kidney disease and endocrine conditions.
+Updated IDEXX VetLab® Station User Interface – All our in-clinic instrument platforms are connected to the IDEXX VetLab Station, which serves as a one-stop control panel and diagnostic workflow engine for that practice. In 2024, we launched an updated user interface that supports the IDEXX inVue Dx analyzer’s advanced functionality and delivers two-times faster in-clinic diagnostic workflows for all instruments across the IDEXX VetLab suite.

12	IDEXX 2025 PROXY STATEMENT

PROXY SUMMARY + + +

03 | Helping Veterinarians Diagnose and Treat Cancer in Our Pets
A leading cause of pet suffering and mortality, cancer is a dreaded and familiar challenge for veterinarians, their teams and pet owners. We estimate that there are over three million newly diagnosed canine cancer cases annually worldwide, with cancer predominantly identified at advanced stages limiting treatment options. Consistent with our strategy to expand the value of preventive screening and support veterinary medicine advances to extend the lifespan and improve the quality of life of pets, we are launching IDEXX Cancer Dx™ in our U.S. and Canada reference laboratories in 2025. IDEXX Cancer Dx is a first-of-its-kind diagnostic panel with the initial capability of early lymphoma detection in dogs. Over the next three years, we plan to expand the panel to include the six most prevalent canine cancers, which together account for over 50% of cancer cases in dogs, transforming cancer detection and supporting earlier intervention.
IDEXX Cancer Dx builds upon our existing comprehensive cancer diagnostics test and service offerings that utilize our reference laboratory and in-clinic diagnostic tests and services, including:
+A diagnostic panel for biopsy tissues to identify genetic mutations in dogs, assisting in therapy selection and personalized treatment options;
+Diagnostic profiles to support cancer therapy management and monitoring;
+IDEXX Digital Cytology to submit scanned high-resolution whole-slide images of specimens for cytologic evaluation by an IDEXX veterinary pathologist; and
+Personalized guidance from the largest global network of veterinary pathologists and medical consultants.
We also plan to further enhance our cancer diagnostics franchise later in 2025 with the anticipated expansion of the IDEXX inVue Dx menu to include testing of “lumps and bumps” with fine needle aspirate samples.

04 | Expanded Global Customer Engagement and Commercial Capabilities
We believe that developing and deepening strong relationships with veterinary professionals helps to deliver better care to patients, drive broader and faster adoption of our products and services and maintain high customer loyalty. Since 2015, we began transitioning to a model in which we directly market our CAG products to veterinarians and veterinary practice owners. Today, almost 99% of our CAG products and services are sold in countries where we have a direct presence.
We also expanded our global CAG field organization to support this strategy. We employ approximately 1,200 CAG commercial field-based professionals, a two-fold increase since 2015. Most recently, we completed an expansion of our U.S. CAG field organization in 2023. In addition, because regions outside the U.S. represent approximately two-thirds of the total global addressable companion animal diagnostics revenue opportunity, we have been strategically enhancing our global commercial capabilities in key international regions by expanding our in-region commercial presence on a rolling basis, including Italy, Brazil and Japan in 2022, and Germany, France, Spain and South Korea in 2021, and developing global centers of excellence to scalably support sales and other operations for all regions. We believe the double-digit expansion of our premium instrument installed base outside the U.S. in 2024 underscores the benefits of our targeted global commercial investments over the past few years.

IDEXX 2025 PROXY STATEMENT	13

+ + + PROXY SUMMARY
Our Executive Compensation Program
Our executive compensation program consists of three key elements: base salary, annual performance-based cash bonus and equity-based long-term incentives. In total the value of these key elements is within a competitive range as compared to similar positions in our peer group and market survey compensation data. Because it relates most directly to the creation of shareholder value over time, variable, at-risk compensation is a higher percentage of total compensation for our senior executives, including our named executive officers (NEOs), than for our other employees. We believe that the design of our executive compensation program strongly aligns NEO compensation with performance as each of the “at-risk” compensation elements provides a meaningful link between pay and performance. The 2024 target total direct compensation mix for our Chief Executive Officer (CEO) and our other NEOs is detailed below:
Elements of 2024 Target Total Direct Compensation for CEO and Other NEOs (Average)

Base Salary	Annual Performance-Based Cash Bonus	Equity-Based Long-Term Incentive Compensation (LTI)

At Risk*

*at risk combines Annual Performance-Based Cash Bonus and LTI
Base Salary
+Represents 9% (CEO) and 16% (other NEOs) of target total direct compensation opportunity.
Annual Performance-Based Cash Bonus
+Represents 11% (CEO) and 12% (other NEOs) of target total direct compensation opportunity.
+Cash bonus targets were 130% of base salary (CEO) and 75% of base salary (other NEOs), and actual for 2024 was paid at 97% of target for the CEO and for the other NEOs.
Equity-Based Long-Term Incentive Compensation
+Represents 80% (CEO) and 72% (other NEOs) of target total direct compensation opportunity.
2024 Updates to Our Executive Compensation Program
Our Compensation and Talent Committee regularly reviews our executive compensation program, including our equity-based long-term incentive compensation program, to ensure its design furthers our compensation philosophy and objectives as IDEXX and the industries in which we operate develop and change. In 2024, the Compensation and Talent Committee introduced performance-based restricted stock units (PSUs) into the mix of annual equity awards for our senior executives. This change was made to further reinforce our senior executives’ focus on long-term performance goals tied to our growth strategy, additionally strengthen the direct alignment between the interests of our senior executives and shareholders and further support our long-held compensation philosophy of pay for performance. Our CEO’s 2024 annual equity award value was divided equally between PSUs and stock options. Our senior executives, other than our CEO, received 50% of their 2024 annual equity award value in the form of stock options, 25% in the form of PSUs and 25% in the form of time-based restricted stock units. For additional information, refer to the discussion under “2024 Changes to, and Historical Evolution of, Our Equity-Based Long-Term Incentive Compensation Program” beginning on page 73 and “Equity-Based Long-Term Incentive Compensation” beginning on page 90.

14	IDEXX 2025 PROXY STATEMENT

Corporate Responsibility
We are a purpose-driven company committed to responsible corporate behavior consistent with our mission to provide a better future for animals, people and our planet through innovation, technology and sustainable, long-term value creation for our shareholders and other stakeholders.
Our 2023 Corporate Responsibility Report, published in July 2024, communicates our corporate responsibility goals, commitments and 2023 achievements and includes disclosures aligned with the Sustainability Accounting Standards Board metrics for our industry and the Task Force on Climate-Related Financial Disclosures recommendations. Please visit the Corporate Responsibility section of our website (www.idexx.com) to learn more. Information contained in our Corporate Responsibility Report is not necessarily material for purposes of U.S. federal securities laws and is intended to address a wide range of stakeholder informational considerations.
Our Framework and Select Highlights Since January 2024
We organize our corporate responsibility commitments and initiatives into a framework that aligns with our long-term business strategy and Purpose. This framework was informed by viewing our stakeholders’ perspectives from our first corporate responsibility materiality assessment through the lens of our long-term business strategy and Purpose and drives our focus across three key pillars. Highlights of our progress under these pillars since January 2024 include the following:
01 | The Care We Advance
+Announced the launch of IDEXX Cancer Dx, a first-of-its-kind diagnostic panel with early detection of canine lymphoma, in January 2025. This blood test will be available at our reference laboratories in the U.S. and Canada later in 2025 and priced for as low as $15 per test when included as part of select diagnostic panels. Lymphoma is one of the most common cancers in dogs, and earlier detection will enable earlier treatment, which may help extend the lifespan and improve the quality of life for affected dogs. Over the next three years, we plan to expand the IDEXX Cancer Dx panel to add detection of more of the most common canine cancers, transforming cancer detection and supporting earlier intervention.
+In December 2024 began shipping to North American veterinary clinics the IDEXX inVue Dx Cellular Analyzer, a groundbreaking slide-free, real-time cellular imaging platform that is AI-enabled and uses advanced optics. Its initial menu will focus on ear cytology and blood morphology. Consistent with our Technology for Life commitment, we intend to grow this platform’s capabilities over time, with the addition of fine needle aspirate testing for suspicious “lumps and bumps” planned later in 2025, which will further advance pet healthcare cancer diagnostics.
+Expanded our Fecal Dx Antigen Testing Platform with the addition of Cystoisospora, a common intestinal parasite that typically impacts young dogs and cats, for our reference laboratories in North America, Europe and portions of the Asia-Pacific region. Cystoisospora is automatically included in these testing panels and profiles, with no additional charge.
+Launched our pet-owner engagement software solution, Vello, in North America in 2024 as a subscription service for our ezyVet, IDEXX Neo and Cornerstone practice management systems customers. By the end of 2024, nearly 600 veterinary practices have adopted Vello, which seamlessly connects them to their clients through modern, digital tools and helps to streamline their workflows, build stronger client relationships, improve care for pets and reduce visit no-shows and cancellations.
+Invested approximately $220 million in research and development in 2024.

IDEXX 2025 PROXY STATEMENT	15

+ + + CORPORATE RESPONSIBILITY
02 | The People We Support
+In 2024 attained an employee engagement score in our annual employee engagement survey that exceeded the life sciences industry benchmark, and achieved an employee Net Promoter Score above the 90th percentile for all employers, according to relevant data provided by our third-party employee engagement platform.
+Expanded and centralized employee recognition programs across the organization, which has resulted in a higher volume of employee recognitions at approximately the same cost.
+Expanded access to optional, free onsite health screenings by piloting six new locations, in addition to our headquarters location, targeting employees who may not otherwise access a primary care provider for wellness purposes.
03 | The Planet We Share
+Continued to make progress against our goals to source 100% renewable electricity by 2030 and to reduce our Scope 1 and 2 greenhouse gas emissions by 37.8% by 2030 against a 2021 baseline, which we remain on track to achieve.
+Signed a virtual power purchase agreement in January 2024 and a second virtual power purchase agreement in December 2024 to add new, clean electricity to the North American energy grid. We entered into these agreements following rigorous financial and other analyses. Based on these analyses we expect to achieve a positive return on our investment in these projects and to make significant progress toward our renewable electricity sourcing and greenhouse gas emission reduction goals when these projects begin to supply electricity to the grid.
+Conducted over 90,000 point-of-service upgrades to continuously improve product reliability for customers and extend life for IDEXX instruments.
+Set a new standard service level for North American shipments in partnership with our customers, moving from next-day to two-day shipping, with 75% of eligible North American shipments delivered via two-day shipping, reducing overnight air shipments.
Governance
IDEXX is committed to sound corporate governance practices, which serve as a foundation for our efforts to achieve our Purpose.
Our shareholders elect our Board, which acts as a steward for IDEXX and its long-term, sustainable value. The Board and its committees meet throughout the year and regularly engage with management as part of fulfilling their oversight responsibilities and duties. For information about our corporate governance practices generally, refer to the discussion under “Corporate Governance” beginning on page 31, and for select highlights of our corporate governance practices, refer to “Notable Corporate Governance Highlights” beginning on page 31.
Our full Board oversees our overall strategy and management of material environmental, social and governance risks and opportunities with the support of our Board committees. For more information, refer to the discussion under “Board’s Oversight of Corporate Responsibility and Environmental, Social and Governance Matters” beginning on page 42.

Selected Governance Accomplishments Since January 2024
+Completed a double materiality assessment in preparation for our compliance obligations with the European Union’s Corporate Sustainability Reporting Directive.
+Following a thoughtful and orderly succession planning and talent development process overseen by the Board, announced a CFO transition in November 2024, filling the role with an internal candidate.

16	IDEXX 2025 PROXY STATEMENT

Proposal One
Election of Directors
Our Board is divided into three classes, and members of each class hold office for three-year terms as set forth below:
+Class I Directors – currently three Directors whose terms expire at the 2027 Annual Meeting;
+Class II Directors – currently three Directors whose terms expire at the 2026 Annual Meeting; and
+Class III Directors – currently three Directors whose terms expire at the 2025 Annual Meeting.
Upon the recommendation of the Governance and Corporate Responsibility Committee, the Board has nominated Dr. Stuart M. Essig, Mr. Jonathan J. Mazelsky and Ms. M. Anne Szostak, our current Class III Directors, for re-election as Class III Directors, and the Board is asking shareholders to elect them for three-year terms expiring at the 2028 Annual Meeting.
Each nominee, other than Mr. Mazelsky, meets Nasdaq independence requirements, and all of our nominees have consented to serve, if elected. If any of the nominees become unable to serve, proxies can be voted for a substitute nominee, or the Board may choose to reduce the size of the Board.
Biographical information for all of our Directors, including the Director nominees, is provided below, along with information regarding some of the key experiences, qualifications, attributes and skills that our Directors bring to the Board and that contributed to each Director’s selection as a Board member and each Director nominee’s nomination for re-election at our 2025 Annual Meeting. There are no family relationships among the executive officers or Directors of IDEXX.
For a summary of key information regarding the composition, backgrounds and skills of our Board, refer to the information above beginning on page 2 under “Board Composition, Backgrounds and Skills” and on page 27 under “Diversity and Our Board.”

The Board of Directors recommends that you vote “FOR” the election of Dr. Stuart M. Essig, Mr. Jonathan J. Mazelsky and Ms. M. Anne Szostak.

IDEXX 2025 PROXY STATEMENT	17

+ + + PROPOSAL 01
Director Nominees and Board Biographies
Class III Directors Whose Terms Would Expire in 2028

Experience
Integra LifeSciences Holdings Corporation
+Executive Chair of Board of Directors (since February 2024)
+Non-Executive Chair of Board of Directors (June 2012 – February 2024)
+Executive Chair of Board of Directors (January 2012 – June 2012)
+Member of Board of Directors (since 1997)
+Chief Executive Officer (1997 – 2012)
Prettybrook Partners LLC
+Managing Director (since 2012)
Wellington Partners Advisory AG
+Venture Partner (since 2013)
TowerBrook Capital Partners
+Senior Advisor (since 2010)
Goldman, Sachs and Co.
+Managing Director, M&A, specializing in the medical device, pharmaceutical and biotechnology sectors (1987 – 1997)
Qualifications
+Executive Leadership: Extensive executive management experience and deep strategic expertise in the global healthcare industry gained from over twenty-five years of experience in developing, executing and overseeing the corporate strategy of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices used in neurosurgery and orthopedic surgery, as its Chief Executive Officer for fifteen years, non-executive board chair from 2012 to 2024 and executive chair since 2024, during which time revenues increased over 100-fold.
+Corporate Strategy: Substantial experience in developing, assessing, executing and overseeing corporate strategy in the global healthcare industry acquired over the course of his career in various roles, including through his tenure as the Chief Executive Officer of Integra LifeSciences and significant outside board service, as well as his investment banking, venture capital and private equity firm experiences.
+Corporate Finance: Deep knowledge of capital markets, investment banking, and mergers and acquisitions acquired throughout the course of his career in investment banking, during which he specialized in the medical device, pharmaceutical and biotechnology sectors, and applied throughout his career at Integra LifeSciences and his outside board service.
+Dr. Essig also brings significant corporate governance, innovation and R&D, human capital management, financial acumen, international business, operations and risk oversight skills and experience to the Board.
Education
+BA, School of Public and International Affairs at Princeton University
+MBA, University of Chicago
+PhD, Financial Economics, University of Chicago

Stuart M. Essig, PhD
Executive Chair, Integra LifeSciences Holdings Corporation
Independent Director
Age: 63
Director since:
July 2017
Committees:
Finance (Chair)
Governance and Corporate Responsibility
Other current public company director service:
+Integra LifeSciences Holdings Corporation (since 1997) (Executive Chair since Feb. 2024) (Non-Executive Chair, 2012 - 2024)
Former public company director service:
+Orthofix Medical Inc. (Jan. 2023 - Jun. 2024)
+Owens & Minor, Inc. (Oct. 2013 - Aug. 2019)
+SeaSpine Holdings Corporation (Jun. 2015 - Jan. 2023) (Lead Director, Jul. 2015 - Jan. 2023)
+St. Jude Medical, Inc. (Mar. 1999 - Jan. 2017)
+Vital Signs, Inc. (1998 - 2002)
+Zimmer Biomet Holdings, Inc. (2005 - 2008)

18	IDEXX 2025 PROXY STATEMENT

PROPOSAL 01 + + +

Experience
IDEXX
+President and CEO (since October 2019)
+Interim President and CEO (June 2019 – October 2019)
+Executive Vice President (August 2012 – June 2019)
Philips Healthcare, a subsidiary of Royal Philips Electronics (now named Royal Philips)
+Senior Vice President and General Manager, Computed Tomography, Nuclear Medicine and Radiation Therapy Planning (2010 – 2012)
+Various roles of increasing responsibility (2001 – 2010)
Agilent Technologies (acquired by Royal Philips Electronics in 2001)
+Executive in Charge, Agilent Healthcare Solutions Group divestiture (2000 – 2002)
+General Manager, Medical Consumables Business Unit (1997 – 2000)
Hewlett Packard
+Various roles in finance, marketing and business planning (1988 – 1996)
Qualifications
+Executive Leadership: Extensive leadership and management experience gained during his time in various roles at IDEXX, including as President and CEO during which time he has prioritized innovation, built expanded commercial capabilities and scaled our warehouse, distribution and manufacturing capabilities to support continued growth, and as Executive Vice President, where he was responsible for the North American Companion Animal Group Commercial Organization and key elements of the innovation portfolio, including IDEXX VetLab in-house diagnostics, Diagnostic Imaging, Veterinary Software and Services, Rapid Assay and Telemedicine lines of business.
+Corporate Strategy: Deep experience developing and implementing strategies for continued long-term sustainable growth at IDEXX, including transforming our go-to-market strategy in North America in 2014, significant international commercial expansions, investments in innovation and an emphasis on delivering a differentiated customer experience.
+Innovation and R&D: Substantial experience leading organizations to create innovative, integrated healthcare solutions that improve the standard of care, including at Philips Healthcare and IDEXX; as President and CEO of IDEXX, he has prioritized investment in (and focus on) intelligent innovation, resulting in the introduction of multiple customer-centric products and services that will advance pet healthcare, including IDEXX Cancer Dx (a first-of-its-kind diagnostic panel that detects canine lymphoma), IDEXX inVue Dx Cellular Analyzer (a slide-free instrument that assesses cells in their natural state) and Vello (a pet-owner engagement software solution).
+Mr. Mazelsky also brings significant corporate governance, financial acumen, human capital management, international business, digital, corporate finance (including mergers and acquisitions), operations, sustainability and risk oversight skills and experience to the Board.
Education
+BA, Mathematics, University of Rochester
+MBA, University of Chicago Booth School of Business

Jonathan J. Mazelsky
President and Chief Executive Officer, IDEXX Laboratories, Inc.
Director
Age: 64
Director since:
October 2019
Committees:
None
Other current public company director service:
+Dentsply Sirona Inc. (since May 2023)

IDEXX 2025 PROXY STATEMENT	19

+ + + PROPOSAL 01

Experience
Szostak Partners
+Founder, President (since 2004)
Fleet/Boston Financial Group (now Bank of America)
+Board Chair and Chief Executive Officer, Fleet Bank-Rhode Island (2001 – 2003)
+Corporate Executive Vice President and Chief Human Resources Officer, FleetBoston Financial Group (1998 – 2004)
+Board Chair, President and Chief Executive Officer, Fleet-Maine (1991 – 1994)
Qualifications
+Executive Leadership: Substantial executive leadership experience gained from her roles at Fleet/Boston Financial Group, including serving as the Chief Executive Officer of two major bank subsidiaries, as well as through completion of several executive education programs at Harvard Business School.
+Corporate Governance: Extensive experience with corporate governance gained from substantial public company board experience and service as board chair and chief executive officer of two major bank subsidiaries.
+Human Capital Management: Deep experience with human capital management matters, including executive succession planning, which is within the purview of our Governance and Corporate Responsibility Committee, gained from her CEO experience and long history of human resources leadership, including during her tenure as Chief Human Resources Officer at Fleet/Boston Financial Group.
+Ms. Szostak also brings significant financial acumen, corporate strategy, international business, operations, corporate finance and risk oversight skills and experience to the Board.
Education
+BA, Sociology, Colby College

M. Anne Szostak
Retired Executive, Fleet/Boston Financial Group (now Bank of America)
Independent Director
Age: 74
Director since:
July 2012
Committees:
Audit
Governance and Corporate Responsibility (Chair)
Other current public company director service:
+Tupperware Brands Corporation (since 2000)
Former public company director service:
+Belo Corporation (2004 - 2013)
+ChoicePoint Corporation (2005 - 2008)
+Dr. Pepper Snapple Group, Inc. (2008 - 2018)
+SFN Group, Inc. (2005 - 2011)

20	IDEXX 2025 PROXY STATEMENT

PROPOSAL 01 + + +
Class I Directors Whose Terms Expire in 2027

Experience
Campbell Soup Company
+President/Divisional CEO, Pepperidge Farm Ltd. (2012 – 2015)
+Senior Vice President, Global Baking and Snacking (2012 – 2015)
+Senior Vice President and Chief Strategy Officer (2010 – 2012)
+President, Foodservice, North America (2008 – 2010)
+Vice President and General Manager, Sauces and Beverages (2005 – 2008)
Kraft Foods, Inc.
+Senior Vice President and General Manager, Salted Snacks (2004 – 2005)
+Vice President, Snacks (2001 – 2004)
+Vice President and Leader, Biscuits and Snacks, Canada (2000 – 2001)
Qualifications
+Human Capital Management: Deep understanding of human capital management and executive compensation matters gained through her general management roles, including as President/Divisional CEO of Pepperidge Farm, and her extensive public company board experience, including service as chair of human capital and compensation committees.
+Operations: Experience managing the business operations at complex organizations, including operational, manufacturing, supply chain and commercial activities, developed through senior executive operational roles at Campbell Soup Company and Kraft Foods, Inc.
+Corporate Strategy: Experience developing and implementing corporate strategy in the highly competitive food and snack industry in her numerous leadership roles at Campbell Soup Company and Kraft Foods, Inc.
+Ms. Chang Britt also brings significant executive leadership, financial acumen, corporate governance, innovation and R&D, international business, digital, corporate finance and risk oversight skills and experience to the Board.
Education
+BA, Anthropology, University of Toronto
+MBA, University of Western Ontario

Irene Chang Britt
Retired President/Divisional CEO, Pepperidge Farm Ltd. and Senior VP, Global Baking and Snacking, Campbell Soup Company
Independent Director
Age: 62
Director since:
July 2023
Committees:
Audit
Compensation and Talent (Chair)
Other current public company director service:
+First Watch Restaurant Group, Inc. (since Jul. 2023)
+Victoria Secret & Co. (since Aug. 2021)
Former public company director service:
+Brighthouse Financial, Inc. (Aug. 2017 - Aug. 2023)
+TerraVia Holdings, Inc. (Mar. 2016 - 2018)
+Tailored Brands Inc. (Dec. 2015 - Dec. 2020)
+Dunkin’ Brand Group, Inc. (May 2014 - Dec. 2020)
+Sunoco, Inc. (Nov. 2011 - Oct. 2012)

IDEXX 2025 PROXY STATEMENT	21

+ + + PROPOSAL 01

Experience
3Com Corporation
+President, Chief Executive Officer, and member of the board of directors (January 2001 – 2006)
+President, Chief Operating Officer (August 1998 – January 2001)
Digital Equipment Corporation
+Senior Vice President, Sales and Marketing (1997 – 1998)
+Vice President and General Manager, PC Business Unit (1995 – 1997)
International Business Machines Corporation (IBM)
+Various senior management and executive positions (1973 – 1995)
Qualifications
+International Business: Experience engaging in international business transactions during his time as President and Chief Executive Officer of 3Com Corporation, a then public company that provided global computer networking solutions, which was acquired by Hewlett-Packard in 2010, where he established a joint venture in China in partnership with a leading Chinese global telecom solutions provider and at IBM where he lived and worked in Hong Kong and Tokyo and was responsible for IBM’s Asia/South Pacific Area.
+Digital: Deep understanding of advanced technology and how it may be utilized to further our corporate strategies and objectives, gained from his senior executive and outside public company roles at other high-technology companies.
+Corporate Strategy: Substantial experience developing, executing and overseeing corporate strategy at high-technology companies, including during his tenures as Chief Operating Officer and Chief Executive Officer of 3Com Corporation and serving on the boards of other public companies in the high-technology industry.
+Mr. Claflin also brings significant executive leadership, corporate governance, financial acumen, human capital management, innovation and R&D, operations, corporate finance and risk oversight skills and experience to the Board.
Education
+BA, Political Science, Pennsylvania State University

Bruce L. Claflin
Retired President and Chief Executive Officer, 3Com Corporation
Independent Director
Age: 73
Director since:
July 2015
Committees:
Audit
Compensation and Talent
Other current public company director service:
+Ciena Corporation (since Aug. 2006)
Former public company director service:
+Advanced Micro Devices, Inc. (2003 - 2017) (Chairman, 2009 - 2016)
+3Com Corporation (2001 - 2006)
+Time Warner Telecom (2000 - 2003)

22	IDEXX 2025 PROXY STATEMENT

PROPOSAL 01 + + +

Experience
Quest Diagnostics Incorporated
+Executive Vice President and Chief Financial Officer (since July 2022)
Illumina, Inc.
+Senior Vice President and Chief Financial Officer (January 2017 – July 2022)
Cardinal Health, Inc.
+Senior Vice President and Corporate Treasurer (February 2012 – January 2017)
+Senior Vice President and Chief Financial Officer, Pharmaceutical Segment (2009 – 2012)
+Vice President, Healthcare Supply Chain Services (2007 – 2009)
Other Experiences
+Various finance roles at Eli Lily and Company and PepsiCo, Inc.
Qualifications
+Financial Acumen: Substantial experience in the review and preparation of financial statements and a strong understanding of complex financial and accounting topics, internal controls over financial reporting and financial planning, gained through his current role as Chief Financial Officer of Quest Diagnostics Incorporated and prior role at Illumina, Inc.
+Corporate Finance: Deep experience and knowledge in matters of corporate finance, including capital market transactions and mergers and acquisitions, developed during his long career holding roles of increasing responsibility in the finance field.
+International Business: Extensive international operational experience, including during his tenure at Cardinal Health where he had significant leadership responsibility for the China business operations.
+Mr. Samad also brings significant executive leadership, corporate governance, corporate strategy, innovation and R&D, digital, human capital management, operations, sustainability and risk oversight skills and experience to the Board.
Education
+Bachelor’s Degree in Business Administration (BBA), American University of Beirut
+MBA, McMaster University

Sam Samad Executive Vice President and Chief Financial Officer, Quest Diagnostics Incorporated Independent Director Age: 55 Director since: July 2019 Committees: Audit Compensation and Talent

IDEXX 2025 PROXY STATEMENT	23

+ + + PROPOSAL 01
Class II Directors Whose Terms Expire in 2026

Experience
ImmunoGen, Inc.
+President and Chief Executive Officer (2009 – 2016)
+President and Chief Operating Officer and Acting Chief Financial Officer (July 2008 - December 2008)
+Executive Vice President and Chief Financial Officer (2006 – 2008)
+Senior Vice President and Chief Financial Officer (2005 – 2006)
New England Business Service, Inc.
+Executive Vice President and Chief Financial Officer (2002 – 2004)
+Senior Vice President and Chief Financial Officer (1998 – 2002)
Nashua Corporation
+Vice President and Chief Financial Officer (1996 – 1998)
+Joined in 1984 and held various financial management positions of increasing responsibility
Qualifications
+Financial Acumen: Extensive knowledge and experience in the review and preparation of financial statements and a strong understanding of complex financial and accounting topics, internal controls over financial reporting, and financial planning developed over the course of his almost twenty-five years serving in various financial management roles, including more than a decade as the chief financial officer of various companies.
+Executive Leadership: Substantial executive leadership experience gained from serving as the Chief Executive Officer of ImmunoGen, Inc., a then public biotechnology company, which was acquired by AbbVie Inc. in February 2024, that developed targeted anticancer therapeutics, where he was credited with successfully building integrated research, clinical, regulatory and manufacturing functions at the company and expanding its technology portfolio significantly.
+Corporate Strategy: Deep experience as displayed while at ImmunoGen, Inc., where under his leadership the company transformed from being a research-focused company to one with strong clinical development and manufacturing capabilities.
+Mr. Junius also brings significant corporate governance, human capital management, innovation and R&D, operations, risk oversight and corporate finance skills and experience to the Board.
Education
+BA, Political Science, Boston College
+MA, Management, Northwestern University’s Kellogg School of Management

Daniel M. Junius
Retired President and Chief Executive Officer, ImmunoGen, Inc.
Independent Director
Age: 72
Director since:
March 2014
Committees:
Audit (Chair)
Finance
Other current public company director service:
+GlycoMimetics, Inc. (since Mar. 2016)
Former public company director service:
+ImmunoGen, Inc. (Nov. 2008 – Jun. 2018)
+Vitae Pharmaceuticals, Inc. (Jul. 2016 – Oct. 2016)

24	IDEXX 2025 PROXY STATEMENT

PROPOSAL 01 + + +

Experience
Berkshire Partners LLC
+ Advisory Director (since 2016)
Pall Corporation
+ Chairman (2013 – 2015)
+ Chief Executive Officer (2011 – 2015)
IDEX Corporation
+ Chief Executive Officer (2005 – 2011)
+ Chief Operating Officer (2004 – 2005)
Danaher Corporation
+ Corporate Vice President and Group Executive (March 2004 – August 2004)
+ President of Industrial Controls Group (2002 – 2004)
+ President of Motion Group, Special Purpose Systems (2001 – 2002)
Qualifications
+Executive Leadership: Substantial experience leading high-technology, high-growth, multinational public companies as Chief Executive Officer of Pall Corporation, a global supplier of filtration, separations and purification products, and IDEX Corporation, a company specializing in fluid and metering technologies.
+Corporate Strategy: Significant experience guiding strategy and transformation in various public company senior executive positions and on numerous public company boards of directors.
+Operations: Extensive experience overseeing complex business operations, including operational, manufacturing, supply chain and commercial activities, developed over his extensive career as a senior executive at Pall Corporation, IDEX Corporation and Danaher Corporation.
+Mr. Kingsley also brings significant international business, financial acumen, corporate governance, human capital management, corporate finance and risk oversight skills and experience to the Board.
Education
+BS, Industrial Engineering and Management, Clarkson University
+MBA, College of William and Mary

Lawrence D. Kingsley
Former Board Chair and Chief Executive Officer, Pall Corporation
Independent Non-Executive Board Chair
Age: 62
Director since:
October 2016
+Independent Non-Executive Board Chair (since Nov. 2019)
+Lead Director (May 2018 – Nov. 2019)
Committees:
Compensation and Talent Governance and Corporate Responsibility
Other current public company director service:
+Polaris Industries Inc. (since Jan. 2016)
+Mirion Technologies, Inc. (since Oct. 2021) (Non-Executive Chair)
Former public company director service:
+Rockwell Automation, Inc. (2013 - 2021)
+Cooper Industries plc (formerly Cooper Industries Ltd.) (2007 - 2012)
+Pall Corporation (2011 - 2015)
+IDEX Corporation (2005 - 2011)

IDEXX 2025 PROXY STATEMENT	25

+ + + PROPOSAL 01

Experience
Strategic Vision Ventures LLC
+Founder and owner (since February 2021)
Massachusetts Institute of Technology School of Engineering
+Inaugural Visiting Scholar (2019 – 2020 academic year)
International Business Machines Corporation
+Vice President, Emerging Technology Partnerships (August 2018 – August 2019)
+Chief Operating Officer, IBM Research (January 2017 – August 2018)
Xerox Corporation
+Chief Technology Officer and Corporate Vice President, Xerox Corporation (2006 – 2016)
+President, Xerox Innovation Group (2006 – 2016)
+Chief Engineer, Xerox Corporation (2002 – 2005)
+Oversaw Xerox’s global research centers, including the Palo Alto Research Center
Other Experience
+Dr. Vandebroek is the Chair of the Advisory Committee of the Flanders AI Research Program, a member of the AI Innovation Board of the Norwegian Research Center for AI, a Fellow of the Institute of Electrical & Electronics Engineers and was appointed an honorary Professor at KU Leuven, Belgium in 2021.
Qualifications
+Innovation and R&D: Long track record of innovation and experience managing balanced research and development portfolios at IBM and Xerox Corporation.
+Digital: Deep experience and knowledge in information technology and cybersecurity, including overseeing significant information technology projects to facilitate business objectives, developed over the course of over twenty years serving in various senior executive roles at IBM and Xerox Corporation.
+Sustainability: Substantial knowledge of and experience overseeing sustainability issues gained from her global outside private and public company board service.
+Dr. Vandebroek also brings executive leadership, financial acumen, corporate governance, corporate strategy, operations, international business, human capital management and risk oversight skills and experience to the Board.
Education
+BS, Engineering, KU Leuven
+MS, Electro-mechanical Engineering, KU Leuven
+PhD, Electrical Engineering, Cornell University

Sophie V. Vandebroek, PhD
Former Vice President, Emerging Technology Partnerships, International Business Machines Corporation
Independent Director
Age: 63
Director since:
July 2013
Committees:
Finance
Governance and Corporate Responsibility
Other current public company director service:
+Wolters Kluwer N.V. (since Apr. 2020)
+Revvity, Inc.
(since Feb. 2024)
Former public company director service:
+Analogic Corporation (Aug. 2008 - Jan. 2016)

26	IDEXX 2025 PROXY STATEMENT

PROPOSAL 01 + + +
Diversity and our Board
We believe that having a diverse mix of complementary backgrounds, skills, experiences and perspectives on our Board helps drive innovation and a better understanding of our stakeholders and contributes to Board effectiveness.
Accordingly, our Governance and Corporate Responsibility Committee and Board focus on ensuring representation of a wide range of backgrounds, skills, experiences and perspectives on our Board and consider the value of diversity of all types in the Board nomination process. In particular, the Governance and Corporate Responsibility Committee actively seeks out highly-qualified, diverse candidates, including those who reflect our current workforce and customer demographics, to include in the pool of potential Board nominees. Discrimination against any Board candidate on the basis of race, religion, national origin, sex, sexual orientation, gender identity, disability or any other basis proscribed by law is strictly prohibited.
We believe our practices enable us to maintain a Board with a diverse mix of skills, backgrounds, experiences and perspectives that enhances overall Board effectiveness. For more information regarding the composition, backgrounds and skills of our Board, refer to the information above beginning on page 2 under “Board Composition, Backgrounds and Skills” and our Directors’ individual biographical information under “Director Nominees and Board Biographies” beginning on page 18.
Board Refreshment and Succession Planning
Our Governance and Corporate Responsibility Committee identifies, reviews and recommends candidates for nomination to our Board in accordance with its charter and our Corporate Governance Guidelines. To ensure it selects candidates who will contribute to Board effectiveness and the continued fulfillment of our Purpose, our Governance and Corporate Responsibility Committee actively plans for Board succession and refreshment throughout the year:

Strategic and Risk Review
This annual strategic planning process and enterprise risk assessment informs the Governance and Corporate Responsibility Committee’s understanding of the specific skill sets that would contribute to Board effectiveness.

Board Self-Assessment
Governance and Corporate Responsibility Committee uses this rigorous annual assessment to identify any future needs — particularly in light of our long-term strategy, risks, potential Director retirements and the Board’s assessment of the contributions of each individual Director.

Board Composition Review Governance and Corporate Responsibility Committee annually reviews the Board composition and each Director’s skill set.

Recruitment and Nomination Process
Governance and Corporate Responsibility Committee identifies and evaluates potential candidates and recommends to the Board nominees; Board selects nominees for election by shareholders.

Election Shareholders vote on nominees.

IDEXX 2025 PROXY STATEMENT	27

+ + + PROPOSAL 01
Each year, our Governance and Corporate Responsibility Committee leverages insights from the Board’s annual review of our long-term strategic plan and related enterprise risk assessment to identify the capabilities, skills, attributes and experiences it believes would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder and stakeholder value, in both the present and the future.
The Governance and Corporate Responsibility Committee then considers the results of our annual Board self-assessment and evaluates the Board’s composition and each Director’s skill set and contributions to the Board to determine whether our Directors’ current capabilities, skills, attributes and experiences align with the long-term needs of our Board.
Based on this review, coupled with our Director age limit in our Corporate Governance Guidelines — which requires each Director to retire at the next Annual Meeting after their 75th birthday, subject to any Board-approved exception — the Governance and Corporate Responsibility Committee determines whether and when Board refreshment is needed, as well as the capabilities, skills, attributes and experiences that candidates should possess.
The Governance and Corporate Responsibility Committee engages in the process described below under “Director Nomination Process” if it is determined that Board refreshment is advisable. Once candidates are recommended to the Board, the Board selects nominees to be voted upon by our shareholders, or if a candidate is recommended to fill a Board vacancy, they may be elected by the vote of a majority of the Directors then in office.
Director Nomination Process

01	Establish Nominee Criteria
+The Governance and Corporate Responsibility Committee creates a candidate specification that identifies the capabilities, skills, experience and attributes of an ideal candidate in light of our Board’s composition, the refreshment and succession planning process described above, our business and strategy and our general criteria for Directors set forth in our Corporate Governance Guidelines.

02	Candidate Search Process
+The Governance and Corporate Responsibility Committee engages in a search process to identify potentially qualified candidates meeting the Director nominee specification. The Governance and Corporate Responsibility Committee solicits and considers recommendations from shareholders, Directors, management and may be assisted by a third-party executive search firm.

03	Candidate Evaluations
+The Governance and Corporate Responsibility Committee evaluates candidates through a review and evaluation of biographical and background information relating to potential candidates, interviews of selected candidates by some or all members of the Board and reference and background checks on selected candidates. Management may also interview selected candidates and, from time to time, one or more third-party firms may assist the Governance and Corporate Responsibility Committee in carrying out these activities.

04	Recommendation to Board
+The Governance and Corporate Responsibility Committee recommends a selected candidate to the Board and the Board determines whether to nominate the selected candidate to be voted upon by our shareholders, or to elect the selected candidate by a vote of majority of the Directors in the case a candidate is recommended to fill a vacancy on the Board.

28	IDEXX 2025 PROXY STATEMENT

PROPOSAL 01 + + +
Director Nominee Criteria, Diversity and Qualifications
To be considered for nomination to the Board, a candidate must meet the following minimum criteria:
+Reputation for integrity, honesty and adherence to high ethical standards;
+Demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to our current and long-term objectives;
+Willingness and ability to contribute positively to our decision-making process;
+Record of substantial achievement in one or more areas that are relevant to us and a general understanding of the issues facing public companies of a size and operational scope similar to us;
+Commitment to understanding us and our industry and to devoting adequate time and effort to Board responsibilities, including regularly attending and participating in Board and Committee meetings;
+Interest in and understanding of the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, government entities, suppliers, creditors and the general public, and willingness to act in the interests of our stakeholders in a manner consistent with applicable fiduciary duties; and
+Capacity to serve on our Board and an absence of any conflict of interest, or appearance of a conflict of interest, that would impair the Director’s ability to fulfill the responsibilities of a Director.
Our Governance and Corporate Responsibility Committee and Board also focus on ensuring representation of a wide range of backgrounds, skills, experiences and perspectives on our Board and consider the value of diversity of all types in the Board nomination process, as described earlier under “Diversity and Our Board.”
In addition, the Governance and Corporate Responsibility Committee evaluates whether potential candidates possess the desired capabilities, skills, attributes and experiences that would best enable our Board to support our business strategy, priorities and Purpose, including the creation of exceptional long-term shareholder value, in both the present and the future, as described earlier under “Board Refreshment and Succession Planning,” and whether the candidates meet the other applicable requirements under our Corporate Governance Guidelines, including the Director independence requirements described under “Director Independence” on page 35 and the maximum number of directorships generally permitted for our Directors as described under “Director Overboarding Policy” on page 34.
Shareholder Recommendation and Nomination of Directors
Shareholders who want to recommend a candidate for Director should submit the name of the candidate to our Executive Vice President, General Counsel and Corporate Secretary at our principal executive offices, together with biographical information and background material sufficient for the Governance and Corporate Responsibility Committee to evaluate the recommended candidate based on its selection criteria, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance and Corporate Responsibility Committee will apply the same criteria, and follow substantially the same process, in considering each qualifying shareholder recommendation as it does in considering other candidates. If the Board determines to nominate a shareholder-recommended candidate and recommends their election, then their name will be included on the proxy card for our next Annual Meeting.
Shareholders also have the right under our Amended and Restated By-Laws to nominate Director candidates directly, without any action or recommendation on the part of the Governance and Corporate Responsibility Committee or the Board, by following the procedures described under “Proposals Submitted Outside of Rule 14a-8” beginning on page 132.

IDEXX 2025 PROXY STATEMENT	29

+ + + PROPOSAL 01
Majority Voting and Director Resignation
Our Amended and Restated By-Laws provide that, in an uncontested election of Directors, a nominee who does not receive at least a majority of votes cast with respect to their election will not be elected.
Pursuant to our Director Resignation Policy included in our Corporate Governance Guidelines, a Director who is not re-elected is required to promptly tender their resignation, and the Governance and Corporate Responsibility Committee must make a recommendation to the Board as to whether to accept the resignation. Following the Governance and Corporate Responsibility Committee’s recommendation, the Board must determine whether or not to accept that Director’s resignation, considering any factors it deems relevant. The Board must act on the recommendation of the Governance and Corporate Responsibility Committee within 90 days of the certification of the shareholder vote.

30	IDEXX 2025 PROXY STATEMENT

Corporate Governance
Our Corporate Governance Framework
We are proud of our commitment to sound corporate governance and high ethical standards, and we believe that this commitment has contributed to our success in building long-term value for our shareholders and other stakeholders by:
+Strengthening Board and management accountability and effectiveness;
+Promoting alignment with the long-term interests of our shareholders and other stakeholders; and
+Helping to maintain our shareholders’ and other stakeholders’ trust in IDEXX.
Our corporate governance framework includes our corporate governance policies and practices and provides the structure that enables our Board to provide effective oversight and counsel for IDEXX.

Visit the Corporate Governance section of our website (www.idexx.com) to learn more about, and access copies of, our corporate documents and corporate governance policies, including our:
+Corporate Governance Guidelines
+Code of Ethics
+Certificate of Incorporation
+Amended and Restated By-Laws
+Board Committee Charters
Hard copies of these documents are available on request by contacting our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Information on our website does not constitute part of this Proxy Statement.

Notable Corporate Governance Highlights
Our engaged and diverse Board has implemented and maintains strong corporate governance policies and practices, and it regularly reviews these policies and practices in light of the evolving landscape to identify and implement best practices for our Company that will enable us to fulfill our Purpose and support the creation of exceptional long-term value. We believe that our strong governance policies and practices summarized below and the Board’s effective stewardship have enabled us to achieve strong long-term financial performance relative to our peers and the S&P 500 Index.

IDEXX 2025 PROXY STATEMENT	31

+ + + CORPORATE GOVERNANCE

Board Independence

+Independent Non-Executive Board Chair
+Fully independent Board except for our CEO
+Fully independent Audit, Compensation and Talent, and Governance and Corporate Responsibility Committees
+Executive sessions of independent Directors generally held at each regularly scheduled Board meeting

Board Effectiveness

+Commitment to Board refreshment
+Robust Director nominee selection process aligned with our long-term, strategic needs
+Dedicated to actively seeking out and including highly qualified Director candidates with diverse backgrounds, skills, experiences and perspectives in the pool of potential Director nominees
+Rigorous annual self-assessments of the Board, its Committees, the independent Board Chair and each Director
+Continuing education opportunities available for Directors on an ongoing basis
+Robust and tailored onboarding program for new Directors
+Director retirement at the next Annual Meeting after 75th birthday, subject to any approved exception

Strategy, Risk Management and Succession Planning

+Annual corporate strategy review by the Board
+Risk management oversight by the Board and its Committees
+Audit Committee oversight of cybersecurity risk management
+Board oversight of overall strategy and management of material environmental, social and governance risks and opportunities
+Active Board participation in and oversight over CEO and executive officer succession planning

Further Best Practices

+Majority vote standard in uncontested Director elections
+Proxy access rights
+No shareholder rights plan (poison pill)
+Robust stock ownership and retention guidelines for Directors and senior executives
+Prohibition of pledging, hedging and short sales of stock
+Clawback policy that complies with and exceeds applicable Nasdaq and SEC requirements

32	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Board of Directors and Its Oversight of IDEXX
Our Board currently has nine members. The Board meets throughout the year on a set schedule, and it also holds special meetings and acts by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to its four standing Committees: the Audit Committee; the Compensation and Talent Committee; the Governance and Corporate Responsibility Committee; and the Finance Committee. For more information regarding the Board Committees, refer to the discussion under “Board Committees” beginning on page 45.
The Board is responsible for monitoring the overall performance of IDEXX. Among other things, the Board, directly and through its Committees:
+Oversees our long-term strategy for creating enduring growth and value creation;
+Reviews and approves our key financial and other objectives, the annual budget and other significant actions and transactions;
+Oversees our processes for maintaining the integrity of our financial statements and other public disclosures and our compliance with the law and high ethical standards;
+Oversees the prudent management of risk, including cybersecurity risk management;
+Oversees plans for CEO succession and reviews management’s succession planning for other key executive officers;
+Monitors shareholder engagement and communications;
+Oversees our overall corporate responsibility strategy and management of material environmental, social and governance risks and opportunities;
+Oversees our executive compensation program, policies and practices; and
+Reviews the performance of the CEO, determines the CEO’s compensation and reviews and approves the CEO’s compensation recommendations for our other executive officers, making changes when deemed appropriate.
In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board does not manage the day-to-day operations of IDEXX.
Board Meetings and Attendance
Directors are responsible for attending Board and Committee meetings and for devoting the time needed to discharge their responsibilities properly. The Board held seven meetings in 2024, and the Committees held a total of twenty-four meetings in 2024.
Each of our Directors attended at least 75% of the meetings of the Board and each Committee on which they served in 2024.
We schedule Board and Committee meetings to coincide with the Annual Meeting, and Directors are expected to attend the 2025 Annual Meeting. Last year, all of our Directors attended our 2024 Annual Meeting.

IDEXX 2025 PROXY STATEMENT	33

+ + + CORPORATE GOVERNANCE
Director Overboarding Policy
To help ensure that Directors have sufficient time to fulfill their duties as a director, the Board has adopted an overboarding policy contained in our Corporate Governance Guidelines. The overboarding policy provides that, unless an exception has been granted by the Board upon recommendation of the Governance and Corporate Responsibility Committee:
+Directors cannot serve on more than three other public company boards;
+Audit Committee members cannot serve on more than two other public company audit committees or, if an Audit Committee member is a retired certified public accountant, chief financial officer or controller, or is a retired executive with similar experience, then they cannot serve on more than three other public company audit committees; and
+Directors who are CEOs of public companies cannot serve on more than two other public company boards (including the board of their employer).
Directors are expected to inform the General Counsel of any public company directorship or public company board chair position that they have been offered prior to accepting that directorship or board chair position to ensure, among other things, that acceptance of the directorship or board chair position would not result in a violation of the overboarding policy.
The Governance and Corporate Responsibility Committee monitors compliance with the overboarding policy at least annually and as appropriate from time to time throughout the year. Each of our Directors is in compliance with the overboarding policy.
New Director Orientation and Onboarding
We have a robust new Director orientation and onboarding program, including committee orientation and onboarding as applicable, that enables new members of the Board to quickly become active and effective Board members and make contributions to the Board at the start of their service. Our orientation and onboarding includes individual meetings with members of the Board, senior management and external advisors, as well as facility tours and optional attendance at certain industry trade shows. The orientation and onboarding process is designed to provide new Directors with comprehensive information about, among other things, our business, strategy, capital structure, financial performance, industry landscape and risk oversight, as well as the policies, procedures and responsibilities of the Board and its committees. The orientation and onboarding program is based on the skills, experience and background of each new Director. The Governance and Corporate Responsibility Committee is responsible for overseeing the orientation program and our General Counsel and Corporate Secretary is responsible for administering the program and reporting to the Governance and Corporate Responsibility Committee regarding the status of the orientation process as to each new Director.
Director Education
To maintain and enhance the effectiveness of the Board, the Board supports the continuing education by each Director on an ongoing basis regarding director duties and responsibilities, including with respect to corporate governance; legal, regulatory and accounting developments; shareholder engagement; and other topics relevant to the oversight of our business. We reimburse Directors for reasonable expenses incurred in connection with continuing education, provide memberships and subscriptions to various relevant organizations and periodicals and regularly make information available to all Directors regarding external director education programs. The Board and Committees also regularly review developments in corporate governance to continue enhancing Board effectiveness. In addition, third-party experts and advisors, including financial, accounting and legal advisors, provide presentations to the Board and Committees from time to time on salient topics relevant to the oversight of our business.

34	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Director Independence
Under our Corporate Governance Guidelines, at least a majority of our Directors must be “independent” as defined by Nasdaq rules. The Finance Committee’s charter requires that at least a majority of its members be independent, and each other Committee’s charter requires all of its members to be independent. Audit Committee and Compensation and Talent Committee members must satisfy additional independence criteria, as follows:
+Under the Audit Committee charter, each Audit Committee member must also satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (Exchange Act); and
+Under the Compensation and Talent Committee charter, each Compensation and Talent Committee member must also satisfy the heightened independence standard described in Nasdaq Rule 5605(d)(2)(A) and qualify as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act.
The Board, in consultation with the Governance and Corporate Responsibility Committee, determines the independence of each Director. In February 2025 the Board determined that:
+Each of the Directors other than Mr. Mazelsky, our President and CEO, is independent under Nasdaq rules;
+Each Audit Committee member also satisfies the independence criteria of Rule 10A-3(b)(1) under the Exchange Act; and
+Each Compensation and Talent Committee member also satisfies the heightened independence criteria under Nasdaq rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act.
In determining Mr. Samad’s independence, the Board and Governance and Corporate Responsibility Committee each considered Mr. Samad’s position, since July 2022, as Executive Vice President and Chief Financial Officer of Quest Diagnostics Incorporated, which provides certain remote route freight services to IDEXX, which we refer to as the Quest Transactions. The Board and Governance and Corporate Responsibility Committee each considered several factors, including the following:
+IDEXX’s relationship with Quest predates Mr. Samad joining the Board;
+Mr. Samad did not participate in the negotiation of the terms of the Quest Transactions;
+Quest’s services were provided on arm’s length terms and conditions and in the ordinary course of business; and
+The services provided by Quest to IDEXX are routine and limited in scope (IDEXX paid Quest approximately $1.0 million in 2022, $1.0 million in 2023 and $0.9 million in 2024).
Considering these and other factors, the Board and Governance and Corporate Responsibility Committee each concluded that the Quest Transactions would not affect Mr. Samad’s independence.

IDEXX 2025 PROXY STATEMENT	35

+ + + CORPORATE GOVERNANCE
Board Structure
Our Board currently is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of Directors, and each class is elected to serve a three-year term. We understand that a number of stakeholders favor the annual election of directors, while others value the stability and continuity afforded by a classified board structure. As part of our continuous evaluation of our corporate governance practices, our Board regularly reviews and assesses whether our classified Board structure is in the best interests of IDEXX and our shareholders. We believe that our current board structure has supported favorable long-term value creation and returns for our shareholders by facilitating investments in our business and innovation agenda with a long-term focus. In addition, the current structure has helped to foster stability and continuity on our Board, enabling our Directors to develop substantial knowledge of our business and industry to effectively oversee our long-term strategy. At the same time, our Board has had considerable and ongoing refreshment – with two-thirds of our current Directors having first joined the Board since 2015 and an average tenure of approximately 8.5 years – and is comprised of highly-qualified and engaged Directors with a diversity of experiences, skills, qualifications and backgrounds.
Our Board has adopted and implemented many best-in-class corporate governance practices, including a majority vote standard in uncontested Director elections, proxy access rights, robust stock ownership and retention guidelines for Directors and senior executives and a rigorous annual self-assessment of the Board, its Committees, the Independent Board Chair and each Director. We frequently engage with our shareholders on our corporate governance practices, including our classified board structure, and we highly value their input and perspectives. As part of its regular review of the classified board structure our Board thoughtfully considers our investors’ feedback.
Board Leadership Structure
Mr. Kingsley currently leads our Board as our independent Non-Executive Board Chair.
The Board believes one of its most important responsibilities is to determine the appropriate leadership structure for the Board at a given time that best enables it to provide effective, independent oversight of management and support long-term value creation for IDEXX and our stakeholders, considering the specific characteristics and circumstances of IDEXX at that time.
Accordingly, the Board does not have a predetermined policy as to whether or not the roles of the Board Chair and CEO should be combined or separate. Instead, the Board takes a flexible approach, enabling it to adapt its leadership structure to best meet the needs of the Board, IDEXX and our shareholders and other stakeholders as characteristics and circumstances of IDEXX change.
Each year, the Board, through the Governance and Corporate Responsibility Committee, assesses the Board’s leadership structure, including whether the roles of Board Chair and CEO should be combined or separate and what leadership structure is appropriate given the specific characteristics and circumstances of IDEXX at that time. The Board will also, from time to time, assess Board Chair and CEO succession and transition planning considerations in determining the appropriate leadership structure of the Board.
In February 2025, the Governance and Corporate Responsibility Committee, conducting its annual assessment, determined that separating the roles of Board Chair and CEO continues to best serve the current needs of the Board, IDEXX, our shareholders and other stakeholders and effectively allocates responsibility and oversight between management and the Board based on the current characteristics and circumstances of IDEXX.

36	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Independent Non-Executive Board Chair
Our independent Non-Executive Board Chair has significant authority and responsibilities, including:

Board Leadership and Board Committee Service	Presides over all Board meetings, executive sessions of independent and/or non-employee Directors and shareholder meetings. Provides leadership to the Board by maintaining regular communication with, and facilitating communications among, the Directors. Serves as a member of the Governance and Corporate Responsibility Committee and such other Committees as may be assigned.

Advisor to CEO	Provides mentorship, support and advice to the CEO. Briefs the CEO on issues and concerns raised during executive sessions of independent Directors. Serves as the principal liaison between the Board and the CEO.

Agendas	Works with the CEO in preparing the agenda for each Board meeting and liaises with Directors concerning Board agendas and materials.

Corporate Governance	Consults with and advises the CEO on matters relating to corporate governance and Board functions.

Board Oversight of Strategy and CEO and Officer Succession Planning	Coordinates Board review of and input regarding the strategic plan and other significant corporate strategy decisions. Supports the Governance and Corporate Responsibility Committee’s oversight over succession planning for the CEO and other executive officers.

Stakeholder Communication	Works with the General Counsel to monitor communications from shareholders and other stakeholders.

IDEXX 2025 PROXY STATEMENT	37

+ + + CORPORATE GOVERNANCE
Annual Board Self-Assessment
Our Board believes that a rigorous annual review of its performance is essential to ensuring its effectiveness.
To that end, each year, the Governance and Corporate Responsibility Committee determines the format and approach for, and conducts, an annual Board self-assessment. This self-assessment involves evaluating the performance of the Board, its Committees, the independent Board Chair and each Director and helps identify ways to enhance their effectiveness.
The annual self-assessment process is conducted during the second half of each calendar year, and the following summarizes the overall process:

01	Collection of Input	+Questionnaires distributed and individual interviews conducted with Directors and selected executive officers.

02	Review of Input	+Results reviewed and shared with Non-Executive Board Chair and Committee-specific results reviewed and shared with each Committee Chair.

03	Committee-Level Evaluation
+Governance and Corporate Responsibility Committee evaluates process, discusses results and determines proposed Board-level follow-up actions.
+Committees discuss Committee-specific results and determine Committee-specific follow-up actions.

04	Board-Level Evaluation	+Results and Committee-specific follow-up actions reported to Board. +Board discusses results and proposed Board-level follow-up actions and determines Board-level follow-up actions.

05	Monitoring and Implementation	+Board and Committees monitor progress of any agreed upon actions.

The information gathered through this process has informed Board and Committee meeting agenda topics, revisions to Committee charters and Corporate Governance Guidelines, enhancements to our continuing education program for our Directors and the Governance and Corporate Responsibility Committee’s active planning for Board succession and refreshment throughout the year.

38	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Board’s Oversight of Our Strategy
Management annually presents IDEXX’s long-term business and financial strategic plan to the Board for review, discussion and approval. The plan identifies and assesses the strengths, weaknesses, opportunities and threats to the continuing creation of enduring growth and long-term stakeholder value, and management’s presentation to the Board includes overviews of business and industry trends, historical financial performance, assessments of opportunities for long-term growth and margin expansion and projected long-term financial performance.
This annual corporate strategy review is accompanied by a presentation on the results of management’s annual enterprise risk assessment (including an analysis of strategic risks), as described below under “Board’s Role in Risk Management Oversight” beginning on page 40. The Board acts as a strategic partner in this process, offering insight and additional perspectives and challenging management’s plan as it deems appropriate.
In addition to this annual corporate strategy review, the Board is involved in strategic planning and review throughout the year:
+Management regularly presents information to the Board regarding IDEXX’s various business segments, their industries and strategic priorities, as well as trends expected to pose significant risks or strategic opportunities for IDEXX.
+The Board annually reviews and approves our key financial and other objectives and budget.
+Management regularly presents its capital allocation and deployment plans to the Finance Committee and the Board for review and discussion, and the Board (or the appropriate Committee) approves specific significant actions and transactions to ensure that we deploy our capital to create long-term value for our shareholders and other stakeholders, including through capital and operating expenditures or strategic acquisitions that support future innovation or growth, as well as share repurchases that return cash to our shareholders.

IDEXX 2025 PROXY STATEMENT	39

+ + + CORPORATE GOVERNANCE
Board’s Role in Risk Management Oversight
Management is responsible for our enterprise risk assessment and risk management on a day-to-day basis. The Board oversees our risk management activities directly and through its Committees, including by discussing with management the policies and practices used in assessing and managing risks and providing input on those policies and practices.
In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation and structure, cybersecurity, legal, compliance and regulatory risk and operational risks that are most relevant to our business. The Board also oversees our overall strategy and management of material environmental, social and governance risks and opportunities as described below under “Board’s Oversight of Corporate Responsibility and Environmental, Social and Governance Matters” beginning on page 42.

The Audit Committee oversees risk management activities relating to accounting, auditing, internal controls, information system controls, Code of Ethics compliance monitoring, cybersecurity and insurance and tax matters.
The Compensation and Talent Committee oversees risk management activities relating to our compensation policies and practices, organizational risk and human capital and talent matters.
The Governance
and Corporate Responsibility Committee oversees risk management activities relating to Board composition, function and succession, other corporate governance matters, executive officer succession and corporate responsibility, environmental and social matters.
The Finance Committee oversees risk management activities relating to capital allocation and structure, investment policy, hedging activities and financial instruments.

Each Committee reports to the full Board on a regular basis, including with respect to its risk management oversight activities as appropriate.

We conduct an annual enterprise risk assessment as part of our annual strategic planning process. The risk assessment process involves identification and assessment by senior line-of-business and functional leaders of the particular risks relevant to their lines of business and functional areas (including legal, compliance and regulatory risks; cybersecurity risks; and environmental, social and governance-related risks and opportunities), the materiality of those risks, our risk tolerances and our plans to mitigate the risks to the extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact and maturity of related controls. Management shares the result of this annual risk assessment with the full Board in conjunction with the Board’s annual review and discussion of our long-term business and financial strategic plan described earlier under “Board’s Oversight of Our Strategy” on page 39. As part of our 2024 enterprise risk assessment, management reviewed with the Board relevant enterprise-level risks and opportunities related to generative AI, as well as a governance framework and initiatives to monitor, oversee and mitigate enterprise-level risk related to generative AI, including current and future operational, compliance and regulatory risks.

40	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Management also reviews specific risk areas, such as cybersecurity risk, on a regular basis with the Board or its relevant Committee. In addition, certain other risks and related mitigation plans are reviewed throughout the year either by the Board or its Committees as part of normal business discussions.
The Audit Committee reviews links between the critical risk findings, management preparedness or plans to address those risks and the internal audit department’s tests of those plans. The Audit Committee seeks to ensure that our internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the Chief Audit Executive. The Chief Audit Executive reports directly to the Audit Committee – and administratively to the Chief Financial Officer – and the Audit Committee provides an open channel of communication between internal audit and the Board. The Audit Committee also meets independently with our internal auditors, independent auditors and management.
Board’s Oversight of Cybersecurity Risk Management
Like other companies, we currently inhabit an environment of increasing global cybersecurity vulnerabilities and threats. We aim to effectively assess, identify and manage material risks from these cybersecurity threats through our cybersecurity risk management program.
Our cybersecurity risk management program includes processes that incorporate and utilize certain principles from the National Institute of Standards and Technology Cybersecurity Framework and the Center for Internet Security — Top 18 Critical Security Controls — Control Level Framework. The program aims to protect and preserve the security, availability, integrity, confidentiality and privacy of our information systems and information residing on those systems and includes controls and procedures for the prevention, identification, containment and remediation of cybersecurity threats through the use of various technologies, tools, policies, standards and practices. For more information about the features of this program and management’s role, refer to the discussion under “Item 1C. Cybersecurity” in our Annual Report on Form 10-K filed with the SEC on February 21, 2025.
Our Board has delegated responsibility for overseeing our cybersecurity risk management program to the Audit Committee. In accordance with the Audit Committee’s charter, the Audit Committee regularly reviews and discusses with management, including the Chief Information Officer (CIO) and Chief Information Security Officer (CISO), cybersecurity program assessments and audits, planned improvements and the status of any information security initiatives, as well as risks from cybersecurity threats pertinent to us and any previous cybersecurity incidents experienced by us, including any material impact or reasonably likely material impact on IDEXX, our business strategy, results of operations or financial condition. In addition the Audit Committee at least annually reviews and discusses with management, including the CIO and CISO, our processes, policies, procedures, and protocols related to cybersecurity and information security. The Audit Committee provides reports to the Board at each regularly scheduled Board meeting of the matters it has recently addressed, including relating to the oversight of our cybersecurity risk management, and the full Board may participate, as warranted, in the Audit Committee’s sessions on cybersecurity risk management. Outside advisors also may meet from time to time with the Audit Committee or Board, as warranted, to review and discuss cybersecurity matters.

IDEXX 2025 PROXY STATEMENT	41

+ + + CORPORATE GOVERNANCE
Board’s Oversight of Legal and Ethical Conduct
The Audit Committee oversees our Code of Ethics compliance monitoring, and the full Board exercises oversight over our compliance program for legal and ethical conduct.
The General Counsel regularly updates the Audit Committee of any ethical concerns raised through the IDEXX Ethics Hotline, which is hosted by an independent third party. The IDEXX Ethics Hotline allows for both confidential and anonymous reporting, subject to local legal restrictions. The General Counsel also evaluates the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures, and generates an annual benchmarking report, which the Audit Committee receives. The Audit Committee briefs the full Board on these matters. In addition, the General Counsel and Chief Compliance Officer annually provide the full Board with an update on our corporate compliance program, including our Code of Ethics and data privacy, anti-bribery and corruption, and trade sanctions compliance programs.
Board’s Oversight of Corporate Responsibility and Environmental, Social and Governance Matters
Our Head of Global Corporate Social Responsibility and Diversity, who reports directly to our Chief Human Resources Officer, oversees our Corporate Responsibility program and is responsible for advancing our priorities, working in collaboration with a cross-functional executive committee, environmental sustainability steering committee and a number of key working groups.
Our management-level Corporate Responsibility Executive Committee, which includes, among other executive officers, our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer, provides overall strategic guidance and reviews progress related to our corporate responsibility goals on a regular basis.
Environmental sustainability is directly overseen at the management level by our Environmental Sustainability Steering Committee, which is comprised of representatives from Operations, Supply Chain, Legal, Technology, R&D and key business functions.
In addition, representatives from various functions, including Corporate Responsibility, Operations, Supply Chain, Human Resources, Legal, Finance, Investor Relations and Corporate Communications participate in key working groups to manage and implement our corporate responsibility initiatives and engage with external stakeholders, as appropriate. Members of this cross-functional team periodically engage with external stakeholders, including some of our shareholders, on IDEXX’s corporate responsibility and environmental, social and governance initiatives and disclosures.

42	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Our full Board oversees our overall strategy and management of material environmental, social and governance risks and opportunities with the support of its Committees as indicated in the following table:

Audit Committee
Reviews controls and procedures, including third-party assurance or verification, for disclosures relating to environmental, social and governance matters.
Reviews disclosures in Annual Reports on Form 10-K and other periodic reports.

Compensation and Talent Committee
Oversees key human capital and talent strategies, policies, programs, practices and risks and opportunities, including relating to employee engagement, talent recruitment, development and retention and health and wellness.
Reviews executive compensation and human capital disclosures in proxy statements and Annual Reports on Form 10-K.

Governance and Corporate Responsibility Committee
Oversees environmental and social matters – other than human capital and talent – such as:
+Climate change and environmental sustainability;
+Supply chain and human rights;
+Community and government relations; and
+Charitable and political contributions.
Reviews significant environmental, social and governance disclosures not addressed by other Committees.

Our senior management regularly reviews our material environmental, social and governance activities and practices, including related disclosures, with the Board and the Committees, including as part of the Board’s review of the results of our annual enterprise risk assessment.
Talent Management and CEO and Executive Succession Planning
Executive succession planning and talent development are an integral part of our long-term strategy for sustained shareholder value creation. The Governance and Corporate Responsibility Committee is responsible for at least annually reviewing succession plans for the CEO and our other executive officers, and the Board is responsible for ensuring the existence of appropriate succession plans for these executive officers.
The CEO is responsible for preparing an annual report to the Board regarding succession planning for himself, and as part of that annual report, our CEO provides his evaluations and recommendation of potential future candidates for the position of CEO, including possible timing. In addition, the Board, both directly and through the Governance and Corporate Responsibility Committee, reviews plans for identifying and developing potential future candidates for other senior leadership roles, and Board members interact with many of these candidates in formal and informal settings during the year. In November 2024, we announced the planned retirement in June 2025 of our then CFO Brian McKeon and the appointment of Andrew Emerson, who was our Senior Vice President, Corporate and CAG Finance at that time, as our CFO effective as of March 1, 2025. This CFO transition, including filling the role with an internal candidate, was the result of a thoughtful and orderly succession planning and talent development process executed by management, with oversight by our Board.

IDEXX 2025 PROXY STATEMENT	43

+ + + CORPORATE GOVERNANCE
Promoting an Inclusive, Ethical Culture
We promote an inclusive, ethical culture that values the different skills, experiences and backgrounds that each employee brings in pursuit of our Purpose. We believe that an inclusive, ethical culture helps drive both innovation and a better understanding of our increasingly global customer base aligned with long-term value creation. Our policies and practices, including those in the following list, encourage and advance this culture:
+We employ inclusive recruiting practices to source highly qualified candidates, regardless of race, sex, gender, religion, national origin or any other characteristic protected by law;
+Our policies strictly prohibit any form of employment discrimination;
+We are an equal opportunity employer, and we aim to have talent management practices that provide equal career advancement opportunities for all employees;
+We create and uphold inclusive, respectful and safe workplaces, including through executive sponsorship of employee-led communities that support all employees;
+We are committed to enabling managers, teams and employees to identify the most effective work arrangements to accomplish their goals; and
+We regularly conduct company-wide employee surveys through a third party to collect employee input on our culture, their experiences and workplace conditions.
Our Compensation and Talent Committee periodically reviews our key human capital and talent strategies, policies, programs, practices, risks and opportunities, including our efforts to promote an inclusive, ethical culture in a manner aligned with our business strategy and designed to deliver value to our shareholders and other stakeholders.

44	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Board Committees
The Board has established four standing committees — an Audit Committee, a Compensation and Talent Committee, a Governance and Corporate Responsibility Committee and a Finance Committee — each of which is described briefly below. The Audit, Compensation and Talent, and Governance and Corporate Responsibility Committees are composed entirely of independent Directors as determined under Nasdaq rules. Each Committee acts pursuant to a written charter that is approved by the Board and reviewed annually by the applicable Committee, the Governance and Corporate Responsibility Committee and the Board. Current copies of each Committee’s charter can be accessed on the Corporate Governance section of our website (www.idexx.com) or by contacting our Corporate Secretary at IDEXX’s principal executive offices.
Members of the Committees, as of March [ ], 2025, are named below:

Board Member	Audit	Compensation & Talent	Governance & Corporate Responsibility	Finance

Irene Chang Britt(1)(2)	●	+
Bruce L. Claflin(1)(3)	●	●
Stuart M. Essig, PhD			●	+
Daniel M. Junius(1)	+			●
Lawrence D. Kingsley(4)		●	●
Jonathan J. Mazelsky
Sam Samad(1)	●	●
M. Anne Szostak(1)(5)	●		+
Sophie V. Vandebroek, PhD			●	●

+	Chair	●	Member
1.Audit Committee Financial Expert as defined under SEC rules.
2.Ms. Chang Britt became Chair of the Compensation and Talent Committee in May 2024.
3.Mr. Claflin served as Chair and a member of the Governance and Corporate Responsibility Committee during 2024 until May 2024 and became a member of the Compensation and Talent Committee in May 2024.
4.Independent Non-Executive Board Chair.
5.Ms. Szostak served as Chair and a member of the Compensation and Talent Committee during 2024 until May 2024 and became a member and Chair of the Governance and Corporate Responsibility Committee in May 2024.

IDEXX 2025 PROXY STATEMENT	45

+ + + CORPORATE GOVERNANCE

Audit Committee Members +Mr. Junius (Chair) +Ms. Chang Britt +Mr. Claflin +Mr. Samad +Ms. Szostak Meetings held in 2024: 9
Key Committee Responsibilities
The Audit Committee oversees: accounting; internal control over financial reporting; information system controls relating to our financial reporting process; our compliance and audit processes, including the selection, retention and oversight of our independent auditors; and our cybersecurity program. The Audit Committee also reviews and approves all related person transactions, receives and reviews management reports relating to the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures and prepares the Audit Committee Report required to be included in our annual proxy statement. The Audit Committee also periodically reviews our environmental, social and governance disclosure controls and procedures, including third-party assurance or verification. The Audit Committee meets from time to time with our financial personnel, other members of management, internal audit staff and independent auditors regarding these matters.
The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described beginning on page 64. The Audit Committee has also adopted procedures for the receipt, retention and treatment of complaints received by IDEXX regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters.
The Audit Committee Report is included beginning on page 62.

46	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +

Compensation and Talent Committee Members +Ms. Chang Britt (Chair) +Mr. Claflin +Mr. Kingsley +Mr. Samad Meetings held in 2024: 6
Key Committee Responsibilities
The Compensation and Talent Committee: oversees our executive compensation philosophy and practices; evaluates the performance of our CEO; and determines the compensation of our CEO and approves the compensation of other executive officers.
The Compensation and Talent Committee also: has primary responsibility to oversee the administration of our incentive compensation plans for executive officers and equity compensation plans; reviews and approves stock ownership and retention guidelines applicable to our Directors and senior executives and reviews compliance with those guidelines; reviews and makes recommendations to the Board regarding adoption of and changes to compensation-related policies applicable to executive officers, including our amended and restated clawback policy; and reviews and makes recommendations to the Board regarding the compensation of non-employee Directors.
In addition, the Compensation and Talent Committee: oversees our key human capital and talent strategies and policies and management of material human capital and talent risks and opportunities; monitors and analyzes risks associated with our compensation policies and practices; reviews the Compensation Discussion and Analysis and prepares the Compensation and Talent Committee Report required to be included in our annual proxy statement; and may make or recommend changes to our executive compensation program and practices that it deems appropriate based on the results of the shareholder vote on the “say-on-pay” proposal set forth in our annual proxy statement.
The Compensation and Talent Committee charter does not provide for any delegation of these duties except to a sub-committee or individual members of the Compensation and Talent Committee as it may determine.
The Compensation and Talent Committee Report is included on page 96.

IDEXX 2025 PROXY STATEMENT	47

+ + + CORPORATE GOVERNANCE

Governance and Corporate Responsibility Committee Members +Ms. Szostak (Chair) +Dr. Essig +Mr. Kingsley +Dr. Vandebroek Meetings held in 2024: 6
Key Committee Responsibilities
The Governance and Corporate Responsibility Committee advises and makes recommendations to the Board with respect to corporate governance matters, including: Board composition, organization, function, membership and performance; Board committee structure and membership; our Corporate Governance Guidelines; succession planning for the Board Chair; succession planning for the Chief Executive Officer and other executive officers; matters of significance to shareholders and other stakeholders relating to corporate governance, corporate responsibility and environmental and social matters; and shareholder proposals.
The Governance and Corporate Responsibility Committee also: advises and makes recommendations to the Board on matters relating to Board oversight of the management of corporate responsibility, environmental and social risks and opportunities; periodically reviews key strategies and policies relating to environmental and social matters (other than human capital and talent matters); and periodically reviews our significant environmental, social and governance disclosures not addressed by another Committee.
The Governance and Corporate Responsibility Committee also identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the Board as described on page 28.
The Governance and Corporate Responsibility Committee annually reviews the performance of the Board, its Committees, the independent Board Chair and each of the Directors, as described under “Annual Board Self-Assessment” on page 38. The Governance and Corporate Responsibility Committee is also responsible for annually reviewing with the Board the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole, and annually assessing, for each Director or person nominated to become a Director, the specific experience, qualifications, attributes and skills, including those described on page 29, that lead the Governance and Corporate Responsibility Committee to conclude that such Director or nominee should serve as a Director in light of our business and structure. The Governance and Corporate Responsibility Committee also annually reviews, evaluates and makes reports and recommendations to the Board regarding, as appropriate, succession plans for our CEO and other executive officers.

48	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +

Finance Committee Members +Dr. Essig (Chair) +Mr. Junius +Dr. Vandebroek Meetings held in 2024: 3
Key Committee Responsibilities
The Finance Committee advises the Board with respect to financial matters and capital allocation, including capital structure and strategies, financing strategies, investment policies and practices, major financial commitments, financial risk management, acquisitions and divestitures, stock repurchase programs and dividend policy.
The Finance Committee also, among other things: monitors our liquidity and financial condition; oversees our financial risk management activities, including hedging activities through covered swaps; reviews and approves – or in its discretion refers to the Board – any proposed acquisition or divestiture having an aggregate value greater than $50 million but less than or equal to $100 million; makes recommendations to the Board regarding any other proposed acquisition or divestiture having an aggregate value greater than $100 million; and reviews and approves an upward variance in capital expenditures that in the aggregate exceeds 10% of the total budgeted amount in the applicable annual budget approved by the Board or the Finance Committee.

Compensation and Talent Committee Interlocks and Insider Participation
Ms. Chang Britt (Chair), Mr. Claflin, Mr. Kingsley, Mr. Samad and Ms. Szostak (former Chair) served on the Compensation and Talent Committee during 2024. There were no Compensation and Talent Committee interlocks or insider (employee) participation during 2024.
Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy under which the Audit Committee must review and approve any transaction involving more than $120,000 in which IDEXX is a participant and in which any related person has or will have a direct or indirect material interest. The Audit Committee may approve any such transaction only if it determines that, under all of the applicable circumstances, the transaction is not inconsistent with the best interests of IDEXX.
A related person under this policy is:
+Any executive officer;
+A Director, or nominee for Director;
+A holder of 5% or more of our common stock; or
+An immediate family member of any of those persons.

IDEXX 2025 PROXY STATEMENT	49

+ + + CORPORATE GOVERNANCE
The policy provides that a “material direct or indirect interest” does not arise solely from the related person’s position as a director of another entity that is a party to the transaction, the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction, both the position and ownership level described above or the related person’s position as an executive officer of another entity involved in a transaction with IDEXX, where, in the case the related person is an executive officer as described above:
+The related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;
+The related person and their immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction;
+The amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the other entity involved in the transaction; and
+The amount involved in the transaction equals less than 2% of the consolidated gross revenues of IDEXX for its most recent fiscal year.
Since January 1, 2024, there has been one related person transaction requiring review and approval by the Audit Committee under the Related Person Transaction Policy: the employment of an adult son of Mr. James F. Polewaczyk, our former Executive Vice President and Chief Commercial Officer who retired effective April 1, 2024. Since the beginning of 2024, Mr. Polewaczyk’s adult son received salary, cash bonus payments and 401(k) employer matching contributions of approximately $146,000 and participated in employee benefit plans and programs generally made available to employees of similar responsibility levels. His compensation is commensurate with peers’ compensation and established in accordance with our compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. His past and current positions sit within functions that, prior to Mr. Polewaczyk’s retirement, were outside of the direct or indirect purview of Mr. Polewaczyk, and Mr. Polewaczyk did not exerted any influence or control over the hiring, retention, career or compensation decisions regarding his adult son.
Corporate Governance Guidelines and Code of Ethics
The Board has adopted Corporate Governance Guidelines and a Code of Ethics, both of which are accessible on the Corporate Governance section of our website (www.idexx.com). Hard copies are available on request by contacting our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Our Code of Ethics applies to all our employees, officers and Directors. In addition, we intend to post on our website all disclosures required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.
Insider Trading Arrangements and Policies
We have adopted an insider trading policy, which we refer to as the Insider Trading Policy, and related procedures, which govern the purchase, sale and other dispositions of our securities by our directors, officers, employees and other covered persons, as well as by IDEXX itself. We believe that our Insider Trading Policy and related procedures are reasonably designed to promote compliance with applicable insider trading laws, rules and regulations and the Nasdaq Stock Market listing standards applicable to us. The Insider Trading Policy prohibits our directors, officers, employees and other covered persons from trading in our securities while in possession of material non-public information about us. This Policy also generally prohibits disclosure of material non-public information about us to others, with some limited exceptions.
The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy filed with our 2024 Annual Report on Form 10-K as Exhibit 19.1.

50	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Anti-Hedging and Short Sale and Anti-Pledging Policies
Our Policy on Short Sales, Derivative Transactions and Hedging generally prohibits any Director, officer or employee, or any of their family members or affiliates, from engaging in:
+Any short sales of IDEXX securities;
+Purchases or sales of puts, calls or other derivative securities based upon IDEXX securities; or
+Purchases of financial instruments that are designed to hedge or offset any decrease in the market value of IDEXX securities.
Our Policy on Pledging of Company Stock prohibits our Directors and executive officers from pledging, hypothecating or otherwise encumbering the equity securities they own in IDEXX as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls or otherwise making them available as collateral for a margin loan.
Shareholder Communication and Engagement
We believe transparent communication and engagement with our shareholders is critical for our continued success. It enables us to convey our strategy for long-term value creation and sustainable financial performance and to understand and actively listen to our shareholders’ perspectives and concerns. We contact, meet and engage with our shareholders on a year-round basis in connection with our quarterly reporting of financial results, industry and investment conferences, our Annual Meeting, our Investor Day and the release of our Corporate Responsibility Report, as well as from time to time on discrete topics of interest to shareholders.
In 2024, we engaged and interacted with a meaningful portion of our institutional investor base. As part of our engagement efforts, our senior management met with representatives of many of our top institutional shareholders at industry and investment community conferences and analyst meetings, as well as at engagement meetings arranged by us outside of these forums. We also held our annual 2024 Investor Day at our corporate headquarters in Westbrook, Maine in August 2024, with a live webcast available.
To further advance our engagement with shareholders on corporate responsibility matters, we also contacted and met with many of our top institutional shareholders specifically in connection with the July 2024 publication of our 2023 Corporate Responsibility Report to communicate and reinforce the key themes of the report, while also seeking feedback regarding our corporate responsibility goals, progress toward those goals and our overall approach to corporate responsibility.
Topics discussed during our 2024 engagement meetings included, among other things:
+Our business strategy, long-term financial potential model and financial performance;
+Customer and industry trends;
+Investment in R&D, commercial resources and innovation;
+Capital allocation and deployment;
+Executive compensation, human capital and social matters;
+Corporate governance; and
+Environmental and sustainability issues.
Management shares with the Board the feedback provided by our shareholders.

IDEXX 2025 PROXY STATEMENT	51

+ + + CORPORATE GOVERNANCE
We provide several additional ways for our shareholders and other interested parties to communicate with us. Written communications to any individual Director, the Board Chair or the full Board may be submitted by electronic mail to contactdirectors@idexx.com, by completing the online “Contact the Board” submission form available on our website at www.idexx.com/corporate/corporate-governance.html or by writing to the Office of the Corporate Secretary at One IDEXX Drive, Westbrook, Maine 04092.
Written communications addressed to any individual Director are forwarded to that Director. In addition, our Executive Vice President, General Counsel and Corporate Secretary or her delegate reviews all written communications addressed to any individual Director, the Board Chair or the Board. Except for items that could not reasonably be interpreted to implicate or otherwise relate to the duties and responsibilities of the Board, the Corporate Secretary will forward all such written communications to the Board Chair, if the Board Chair is an independent Director, or the Chair of the Governance and Corporate Responsibility Committee, as applicable, for review.
Virtual Shareholder Meeting
We will conduct our 2025 Annual Meeting virtually through a live audio webcast, with related online shareholder tools available. We are implementing the virtual meeting format for our 2025 Annual Meeting to enable full and equal participation by all our shareholders from any location in the world at little to no cost. We believe this is the right choice for IDEXX because:
+We are a global company with shareholders all around the world;
+The virtual meeting format is cost-effective and convenient for our shareholders, as well as IDEXX, and enables IDEXX to reduce the environmental impact of our 2025 Annual Meeting; and
+Given the latest technology for holding virtual meetings and related online tools, we believe that the virtual meeting format will enhance shareholder access and participation in our 2025 Annual Meeting.
We designed the format of our 2025 Annual Meeting to ensure shareholders who attend our 2025 Annual Meeting have the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. For example, the format of our 2025 Annual Meeting will include the following:
+An online pre-meeting forum will be available to our shareholders at www.proxyvote.com. By accessing this online pre-meeting forum, our shareholders will be able to submit questions in writing in advance of our 2025 Annual Meeting, vote, view the 2025 Annual Meeting’s Rules of Conduct and Procedures and obtain copies of proxy materials and our annual report.
+By following instructions on the online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2025, shareholders will have the ability to use their telephones to dial into a live audio webcast of the meeting and verbally ask questions during the meeting. In addition, shareholders accessing the audio webcast online will be able to submit questions in writing during the meeting. As part of the 2025 Annual Meeting, we will hold a live Q&A session, during which we will answer questions as they come in and address those asked in advance, as time permits. Please note, however, that the purpose of the meeting will be observed, and we will not address questions determined to be irrelevant or inappropriate.
+We will publish the answer to each question received following the 2025 Annual Meeting, including those not addressed during the meeting due to insufficient time, except for those questions determined to be irrelevant or inappropriate.
+Although the live audio webcast will be available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available at www.virtualshareholdermeeting.com/IDXX2025 after the meeting.

52	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Non-Employee Director Compensation
Our non-employee Director compensation program is designed to attract and retain qualified Directors, fairly compensate them and align their interests with our shareholders’ interests. The Compensation and Talent Committee reviews and makes recommendations regarding the form and amount of non-employee Director compensation for discussion and approval by the Board. In 2024, Farient Advisors LLC (Farient), the Compensation and Talent Committee’s independent compensation consultant, provided director compensation program analysis, market data and advice to the Compensation and Talent Committee.
Annual Non-Employee Director Compensation
Our non-employee Directors receive annual compensation for their Board service as described in the chart below:

Compensation Element	Non-Employee Director Compensation Program

Cash compensation(1)
Annual retainer	$90,000
Committee Chair retainer	$30,000 for the Audit Committee
$25,000 for the Compensation and Talent Committee
$25,000 for the Governance & Corporate Responsibility Committee
$15,000 for the Finance Committee
Other Audit Committee member retainer(2)	$7,500
Lead Director retainer (as applicable)	$25,000
Non-Executive Board Chair retainer (as applicable)	$80,000
Meeting fees	Not applicable; no fees are paid for meeting attendance
Equity compensation(3)
Full-value awards(4)	$125,000 in target value(5)
Non-qualified stock options	$125,000 in value(6)
Total	$250,000
Additional equity compensation for Non-Executive Board Chair(7)
Full-value awards(4)	$40,000 in target value(5)
Non-qualified stock options	$40,000 in value(6)
Total	$80,000
Director stock ownership guidelines(8)	Target ownership of our common stock (including vested deferred stock units credited to a Director’s investment account) equal to six times the Annual Retainer
1.All retainers are paid prospectively in quarterly installments, and each non-employee Director may, at their option, defer all or any portion of any retainer in the form of fully vested deferred stock units under our Director Deferred Compensation Plan (Director Plan). A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata amount of their quarterly installment of the retainer based on the number of days until the end of the quarter during which they were appointed.
2.Paid to all Audit Committee members, except the Audit Committee Chair.

IDEXX 2025 PROXY STATEMENT	53

+ + + CORPORATE GOVERNANCE
3.We annually grant a full-value award and a non-qualified stock option award to each non-employee Director on the date of the Annual Meeting. A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata grant based on the number of months remaining until the next year’s grant. The maximum number of shares subject to equity awards granted under our 2018 Stock Incentive Plan (2018 Plan) during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year, including service as a member or chair of any committees of the Board, will not exceed $650,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), provided that the non-employee Directors who are considered independent under Nasdaq rules may make exceptions to this limit for a Non-Executive Board Chair, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
4.Full-value awards in the form of restricted stock units (RSUs) or deferred stock units (DSUs) are granted to non-employee Directors. As a default, RSUs are granted to non-employee Directors as the full-value award portion of their annual equity awards; however, a non-employee Director may, at their option, elect to defer the entire full-value award portion of the annual equity award in the form of DSUs under the Director Plan.
5.The number of full-value award units granted equals the target value, divided by the price of our common stock on the grant date, rounded to the nearest whole share.
6.The number of stock options granted equals the target value, divided by the value of a non-qualified stock option, rounded to the nearest whole share. The value of the granted non-qualified stock options is calculated using the Black-Scholes-Merton option pricing model. This model is consistent with the valuation approach used to calculate the grant date value of executive awards.
7.In recognition of the additional responsibilities of the independent Non-Executive Board Chair, they receive an additional $80,000 in equity grants, as calculated in accordance with notes (5) and (6) above.
8.All non-employee Directors complied with the stock ownership guidelines as of December 31, 2024 either by satisfying or exceeding target levels of ownership of our common stock or complying with the applicable retention requirements.
Equity Compensation
A full-value award — either in the form of RSUs or DSUs — and non-qualified stock options are granted to non-employee Directors annually on the date of the Annual Meeting. The most recent grant date was May 6, 2024, and the next scheduled grant date is May 7, 2025, the date of the 2025 Annual Meeting.
Full-Value Awards. The full-value awards granted to non-employee Directors, whether in the form of RSUs or DSUs, fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting. RSUs are granted under the 2018 Plan, and DSUs are granted under the Director Plan and subject to the terms of the 2018 Plan.
As a default, RSUs are granted to non-employee Directors as the full-value award portion of their annual equity awards; however, a non-employee Director may defer the entire full-value award portion of the annual equity award in the form of DSUs under the Director Plan.
When RSUs vest, an equivalent number of shares of our common stock is then issued and delivered to the non-employee Director. When DSUs vest, the vested DSUs are credited to a hypothetical investment account established in the non-employee Director’s name, and these vested DSUs will be distributed as an equal number of shares of our common stock in accordance with the Director Plan.
For more information regarding DSUs and the Director Plan, refer to the discussion below under “Director Plan.” For more information regarding the 2018 Plan, refer to the discussion under “Stock Incentive Plans” beginning on page 110.
Non-Qualified Stock Options. Non-qualified stock options are granted under the 2018 Plan and have the following terms:
+Exercise price equal to the last reported sales price for a share of our common stock on the grant date;
+Fully vest and are exercisable on the earlier of one year from the date of grant or the date of the next Annual Meeting;
+Expire on the day immediately prior to the tenth anniversary of the grant date; and
+Accelerated vesting upon a change in control of IDEXX as described in the discussion under “Stock Incentive Plans” beginning on page 110.

54	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
Director Plan
Each non-employee Director may defer all or any portion of any cash compensation in the form of fully vested DSUs, which are issued under the Director Plan and subject to the terms of the 2018 Plan. In addition, each non-employee Director may defer the entire full-value award portion of the annual equity award in the form of DSUs, which fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting and are granted under the Director Plan and subject to the terms of the 2018 Plan. Compensation in the form of DSUs constitutes deferred compensation for federal income tax purposes.
A hypothetical investment account is established in the name of each non-employee Director, and vested DSUs are credited as follows:
+Any cash compensation the Director defers is credited to the account as the number of vested DSUs equal to the aggregate value of the deferred compensation divided by the price of a share of common stock on the date of the applicable deferral; and
+When the grant of DSUs made on the date of an Annual Meeting (or any prorated grant of DSUs made when they join the Board) vests, those vested DSUs also are credited to this account.
Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of common stock affecting the value of the DSUs in the account.
Vested DSUs are distributed in the form of an equal number of shares of our common stock as follows:

Type of DSU	Deferrals and Grants Prior to the 2022 Annual Meeting	Deferrals and Grants From and After the 2022 Annual Meeting

Deferred Cash Compensation
At the non-employee Director’s election:
+A single lump sum one year after the termination of Board service; or
+For deferrals made on or after January 1, 2011: (i) a single lump sum on a non-discretionary and objectively determinable fixed date; or (ii) four equal annual installments beginning as soon as practicable on or after such a fixed date.
If a non-employee Director fails to make a timely distribution election, the applicable DSUs will be distributed as a single lump sum one year after the termination of Board service.

At the non-employee Director’s election:
+A single lump sum as soon as practicable after the termination of Board service;
+A single lump sum on a non-discretionary and objectively determinable fixed date; or
+Four equal annual installments beginning as soon as practicable on or after such a fixed date.
If a non-employee Director fails to make a timely distribution election, the applicable DSUs will be distributed as soon as practicable after the termination of Board service.

Annual Full-Value Award	A single lump sum one year after the termination of Board service.
At the non-employee Director’s election:
+A single lump sum as soon as practicable after the termination of Board service;
+A single lump sum on a non-discretionary and objectively determinable fixed date; or
+Four equal annual installments beginning as soon as practicable on or after such a fixed date.
If a non-employee Director fails to make a timely distribution election, the applicable DSUs will be distributed as soon as practicable after the termination of Board service.

IDEXX 2025 PROXY STATEMENT	55

+ + + CORPORATE GOVERNANCE
If the administrator of the Director Plan determines that a non-employee Director has suffered an unforeseeable emergency, the administrator may authorize the distribution of all or a portion of their vested DSUs.
Unvested DSUs will vest immediately upon:
+The non-employee Director’s death or disability; or
+A change in control of IDEXX.
The shares of common stock credited to a non-employee Director’s hypothetical investment account will be distributed in a single lump sum as soon as practicable after a change in control.
A change in control under the Director Plan occurs when:
+Any person or group acquires direct or indirect beneficial ownership of stock possessing 35% or more of the total voting power of IDEXX’s stock;
+A majority of the Board members is replaced during any twelve-month period by new Directors whose appointment or election is not approved by a majority of the Board members serving immediately before the appointment or election of any of these new Directors; or
+A change in the ownership of a substantial portion of our assets occurs such that any person or group acquires assets from IDEXX that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
Other Benefits
We reimburse Directors for their reasonable expenses incurred in connection with Board and Committee meetings and other Board-related activities (including orientations and site visits), including (i) travel expenses, (ii) expenses incurred in connection with continuing education regarding their duties and responsibilities as Directors and (iii) from time to time, reasonable and customary gifts. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies. Beginning in 2025, we will also offer our Directors online personal data and reputation monitoring and protection services. We do not provide any other benefits, including retirement benefits or other perquisites, to our independent non-employee Directors.
Director Stock Ownership Guidelines
Our stock ownership guidelines set a target level of ownership of a number of shares of our common stock for each non-employee Director as of March 31 of each year, or the date of their election or appointment, equal to six times the annual retainer then in effect, divided by the closing stock price on that date.
Shares that are owned by, or held in trust for the benefit of, a non-employee Director or their immediate family members residing in the same household and vested DSUs credited to the Director’s investment account are included in calculating stock ownership.
If the number of shares of common stock held by a non-employee Director does not exceed the target level, then the Director must retain:
+At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs and DSUs after payment or withholding of any applicable exercise price and taxes; and
+All other shares of our common stock held by the Director.
A non-employee Director complies with these stock ownership guidelines if their stock ownership equals or exceeds the target level at the end of the year or if they have complied with the applicable retention requirements under the stock ownership guidelines.

56	IDEXX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE + + +
2024 Non-Employee Director Compensation Table
The table below shows 2024 compensation for each of our non-employee Directors. Mr. Mazelsky, who is an employee, receives no additional compensation for his Board service. For information regarding Mr. Mazelsky’s compensation, refer to the discussion under “2024 Compensation Components” beginning on page 84.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Option Awards(2) ($)	All other Compensation ($)	Total Compensation ($)

Jonathan W. Ayers(3)	90,000		124,940	124,936	—	339,876
Irene Chang Britt	113,777		124,940	124,936	—	363,653
Bruce L. Claflin	106,223		124,940	124,936	—	356,099
Asha S. Collins, PhD(4)	90,000		124,940	124,936	—	339,876
Stuart M. Essig, PhD	105,000		124,940	124,936	—	354,876
Daniel M. Junius	120,000	(5)	124,940	124,936	—	369,876
Lawrence D. Kingsley	170,000		164,997	164,940	—	499,937
Sam Samad	97,500		124,940	124,936	—	347,376
M. Anne Szostak	122,500		124,940	124,936	—	372,376
Sophie V. Vandebroek, PhD	90,000		124,940	124,936	—	339,876
1.Stock awards to non-employee Directors are issued either in the form of RSUs pursuant to the 2018 Plan or DSUs pursuant to the Director Plan. The amount shown excludes DSUs received in lieu of deferred compensation as described in note (5) below and reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (calculated by rounding $125,000 (or $165,000, in the case of the independent Non-Executive Board Chair) to the nearest share on the date of grant). Refer to Note 5 to the consolidated financial statements included in our 2024 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. As discussed under “Equity Compensation” above on page 54, non-employee Directors receive only one full-value award grant and only one option grant during the fiscal year. As of December 31, 2024, each non-employee Director held the following number of outstanding RSUs: Mr. Ayers, 0; Ms. Chang Britt, 0; Mr. Claflin, 0; Dr. Collins, 262; Dr. Essig, 262; Mr. Junius, 262; Mr. Kingsley, 346; Mr. Samad, 0; Ms. Szostak, 262; and Dr. Vandebroek, 262. As of December 31, 2024, the following are the aggregate number of DSUs accumulated in each non-employee Director’s deferral account for all years of service as a Director, including DSUs issued for deferred fees elected by the Directors as well as DSUs issued as annual grants to non-employee Directors: Mr. Ayers, 584; Ms. Chang Britt, 262; Mr. Claflin, 3,415; Dr. Collins, 511; Dr. Essig, 2,410; Mr. Junius, 4,474; Mr. Kingsley, 2,738; Mr. Samad, 1,750; Ms. Szostak, 4,515; and Dr. Vandebroek, 4,389. Refer to "Director Plan" above beginning on page 55.
2.Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 5 to the consolidated financial statements included in our 2024 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards. As of December 31, 2024, each non-employee Director had the following number of stock options outstanding: Mr. Ayers, 4,318; Ms. Chang Britt, 1,102; Mr. Claflin, 7,792; Dr. Collins, 3,280; Dr. Essig, 10,324; Mr. Junius, 5,605; Mr. Kingsley, 14,787; Mr. Samad, 5,226; Ms. Szostak 8,838; and Dr. Vandebroek, 4,201. Refer to "Stock Ownership of Directors and Officers" below.
3.Mr. Ayers resigned as a Director effective on November 8, 2024. Fees earned or paid in cash to Mr. Ayers reflect the full amount of cash fees for the fourth quarter of $22,500 because we prospectively pay cash fees in full on a quarterly basis. Mr. Ayers forfeited the stock award and stock option award reflected in the table.
4.Dr. Collins resigned as a Director effective on February 13, 2025 and forfeited the stock award and stock option award reflected in the table.
5.Includes compensation in the amount of $7,500 deferred and issued as 14 DSUs pursuant to the Director Plan.

IDEXX 2025 PROXY STATEMENT	57

Stock Ownership Information
Stock Ownership of Directors and Officers
The table below shows the number of shares of our common stock beneficially owned as of March 8, 2025 by each of our Directors, each of our NEOs named in the Summary Compensation Table for 2024 and all of our Directors and executive officers as a group. The table below also includes information about stock options and vesting restricted stock units granted to our Directors and executive officers. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares and other securities listed.

Beneficial Owner	Shares Owned		Options Exercisable and RSUs Vesting(1)	Total Number of Shares Beneficially Owned(2)	Percentage of Common Stock Outstanding(3)

Irene Chang Britt	208		1,102	1,310	*
Bruce L. Claflin	1,721	(4)	7,792	9,513	*
Stuart M. Essig, PhD	825		10,586	11,411	*
Daniel M. Junius	2,741		5,867	8,608	*
Lawrence D. Kingsley	7,885		15,133	23,018	*
Sam Samad	—		5,226	5,226	*
M. Anne Szostak	3,061	(5)	9,100	12,161	*
Sophie V. Vandebroek, PhD	8,430	(6)	4,463	12,893	*
Jonathan J. Mazelsky	83,283		262,779	346,062	*
Brian P. McKeon	29,918	(7)	97,400	127,318	*
Tina Hunt, PhD	12,487	(8)	36,985	49,472	*
Michael J. Lane	7,695	(9)	25,101	32,796	*
Martin Smith, PhD	1,392		8,620	10,012	*
All Directors and executive officers as of March 8, 2025 as a group: (19 persons)	200,156		601,373	801,529	0.98%
*    Less than 1%.
1.Consists of options to purchase shares of common stock exercisable, and RSUs vesting, on or within 60 days after March 8, 2025.
2.The number of shares beneficially owned by each person or group as of March 8, 2025 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 8, 2025, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.
3.For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described in note (2) above by the sum of 81,058,140 shares of common stock outstanding on March 8, 2025 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 8, 2025, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.
4.Includes 1,560 shares held by the Claflin Family Trust, where Mr. Claflin's spouse is the trustee for the benefit of his spouse and children. Mr. Claflin disclaims beneficial ownership of the shares held in the Claflin Family Trust.
5.Includes 3,061 shares held by the Trust of M. Anne Szostak.

58	IDEXX 2025 PROXY STATEMENT

STOCK OWNERSHIP INFORMATION + + +
6.Includes 8,173 shares held by the Sophie Vandebroek Revocable Trust.
7.Includes 18,050 shares held by the Estony McKeon Family LLC. Mr. McKeon is the sole manager of the limited liability company and has sole voting and dispositive power for the shares held by the limited liability company.
8.Includes 160 shares held jointly with Dr. Hunt's spouse.
9.Includes 592 shares held by Mr. Lane's spouse in an IRA account. Mr. Lane disclaims beneficial ownership of the shares held in the IRA Account.
We also grant DSUs to our non-employee Directors as voluntary deferrals of annual fees or annual equity grants under the Director Plan (and prior to the 2022 Annual Meeting as annual equity grants). DSUs are not included in the table above because they do not represent a right to acquire shares of our common stock within 60 days after March 8, 2025. Although DSUs carry no voting rights, individuals holding fully vested DSUs are at risk as to the price of our common stock in their investment accounts, and therefore vested DSUs are included for purposes of determining satisfaction of target stock ownership levels under our stock ownership guidelines. Accordingly, the following table shows the total numbers of shares and fully vested DSUs owned as of March 8, 2025 by each of our Directors, each of our NEOs and all our Directors and executive officers as a group.

Beneficial Owner	Shares Owned		DSUs(1)	Total Number of Shares and DSUs Owned

Irene Chang Britt	208		—	208
Bruce L. Claflin	1,721	(2)	3,153	4,874
Stuart M. Essig, PhD	825		2,410	3,235
Daniel M. Junius	2,741		4,289	7,030
Lawrence D. Kingsley	7,885		2,738	10,623
Sam Samad	—		1,488	1,488
M. Anne Szostak	3,061	(3)	4,515	7,576
Sophie V. Vandebroek, PhD	8,430	(4)	4,389	12,819
Jonathan J. Mazelsky	83,283		—	82,283
Brian P. McKeon	29,918	(5)	34,708	64,626
Tina Hunt, PhD	12,487	(6)	—	12,487
Michael J. Lane	7,695	(7)	—	7,695
Martin Smith, PhD	1,392		—	1,392
All Directors and executive officers as of March 8, 2025 as a group: (19 persons)	200,156		57,690	257,846
1.Consists of DSUs that are vested as of March 8, 2025.
2.Includes 1,560 shares held by the Claflin Family Trust, where Mr. Claflin's spouse is the trustee for the benefit of his spouse and children. Mr. Claflin disclaims beneficial ownership of the shares held in the Claflin Family Trust.
3.Includes 3,061 shares held by the Trust of M. Anne Szostak.
4.Includes 8,173 shares held by the Sophie Vandebroek Revocable Trust.
5.Includes 18,050 shares held by the Estony McKeon Family LLC. Mr. McKeon is the sole manager of the limited liability company and has sole voting and dispositive power for the shares held by the limited liability company.
6.Includes 160 shares held jointly with Dr. Hunt's spouse.
7.Includes 592 shares held by Mr. Lane's spouse in an IRA account. Mr. Lane disclaims beneficial ownership of the shares held in the IRA account.

IDEXX 2025 PROXY STATEMENT	59

+ + + STOCK OWNERSHIP INFORMATION
Director and Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our Directors and Officers. For more information regarding our Director stock ownership guidelines, refer to the discussion under “Director Stock Ownership Guidelines” on page 56, and for more information regarding our executive stock ownership guidelines, refer to the discussion under “Executive Stock Ownership and Retention” on page 94.
Stock Ownership of Certain Beneficial Owners
Based solely on our review of filings made under Sections 13(d) and 13(g) of the Exchange Act, the only persons or entities known to us to beneficially own more than 5% of our common stock as of December 31, 2024 were:

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)

The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,703,237	11.97%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	9,054,229	11.17%
1.For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2024, as reflected in the most recent filing by such group of statements of beneficial ownership with the SEC, by the 81,058,140 shares of common stock outstanding on March 8, 2025. Therefore, the percentage ownership may differ from the percentage ownership reported in such statements of beneficial ownership, which reflect ownership as of an earlier date.
2.Based solely upon information derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on November 12, 2024 reporting beneficial ownership information as of September 30, 2024, it has the sole power to vote 0 shares, sole power to dispose of 9,328,807 shares, shared power to vote 110,627 shares, and shared power to dispose of 374,430 shares. The Vanguard Group provides recordkeeping, managed account and other services for our 401(k) plan and is an investment manager to mutual funds and investment trusts that are investment options in our 401(k) Plan. The selection of Vanguard to provide recordkeeping and other administrative services to our 401(k) plan and the selection of the Vanguard mutual funds or investment trusts as investment options for our 401(k) plan are unrelated to Vanguard’s common stock ownership. The recordkeeping and other administrative service fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.
3.Based solely upon information derived from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2024 reporting beneficial ownership information as of December 31, 2023, it has sole power to vote 8,372,298 shares, sole power to dispose of 9,054,229 shares, shared power to vote 0 shares, and shared power to dispose of 0 shares.
Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, our Directors, executive officers and any person holding more than 10% of our outstanding common stock must report their initial ownership of common stock and any subsequent changes in their ownership to the SEC.
Based solely on our review of copies of Section 16(a) reporting forms that we received from reporting persons for transactions occurring during our 2024 fiscal year and written representations from our Directors and executive officers, we believe that no reporting person failed to timely file any report required by Section 16(a) during the 2024 fiscal year, except that Dr. Michael Erickson, Executive Vice President and General Manager, Point of Care Diagnostics and Telemedicine, inadvertently reported his beneficial ownership incorrectly in a Form 3 filed on January 5, 2024, and that error was corrected in a Form 5 filed on January 21, 2025.

60	IDEXX 2025 PROXY STATEMENT

Proposal Two
Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2025, subject to ratification by shareholders. The Audit Committee has retained PwC as our independent registered public accounting firm continuously since 2002.
The Audit Committee annually evaluates the performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. In appointing PwC as our independent registered public accounting firm for 2025, the Audit Committee considered carefully PwC’s performance as our independent registered public accounting firm, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of IDEXX and our shareholders.
Because the members of the Audit Committee value the views of our shareholders regarding our independent auditors, even though ratification is not required by law, shareholders will have an opportunity to ratify this selection at the 2025 Annual Meeting. Representatives of PwC will be present at the 2025 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the 2025 Annual Meeting, the Audit Committee may reconsider its selection of PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in IDEXX’s and our shareholders’ best interests.

The Board of Directors recommends that you vote “FOR” the ratification of PwC as our independent registered public accounting firm for 2025.

IDEXX 2025 PROXY STATEMENT	61

Audit Committee Matters
Audit Committee Report
Responsibilities and Functions
The Audit Committee operates under a Board approved charter, which is available on our website at www.idexx.com/corporate/corporate-governance.html and is responsible for overseeing IDEXX’s accounting, internal control, financial reporting and audit processes, as well as our cybersecurity program. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of IDEXX’s financial statements.
Management is responsible for the preparation, presentation and integrity of IDEXX’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our Chief Audit Executive leads and oversees our full-time internal audit department and reports directly to the Audit Committee and administratively to our Chief Financial Officer. Our internal audit department is responsible for, among other things, objectively reviewing and assessing the adequacy and effectiveness of our internal controls and procedures.
IDEXX’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. IDEXX’s independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of IDEXX’s internal controls over financial reporting.
Audit Committee Member Independence
Each Audit Committee member is an independent Director as determined by the Board of Directors, based on Nasdaq listing standards and our Corporate Governance Guidelines. Each Audit Committee member also satisfies the SEC’s additional independence requirement for members of audit committees. Our Board has determined that Mr. Junius, Ms. Chang Britt, Mr. Claflin, Mr. Samad and Ms. Szostak each meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules.
Independence and Evaluation of Our Independent Auditor
The Audit Committee recognizes the importance of maintaining the independence of IDEXX’s independent registered public accounting firm and takes a number of measures to ensure independence. Among other things, the Audit Committee has established a policy pursuant to which all audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by the Audit Committee, as described under “Independent Auditor Fee Approval Policy” beginning on page 64, and assesses the impact of the provision of such services on its independence. In addition, the Public Company Accounting Oversight Board (PCAOB) requires our independent auditors to provide regular communication to the Audit Committee regarding their independence. The Audit Committee reviews and discusses the required communications with our auditors. The Audit Committee also annually evaluates the performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. The Audit Committee and its chair are directly involved in the selection of our independent registered public accounting firm’s lead audit partner.
Audit Committee Activity
At each of its nine regularly scheduled meetings in 2024, the Audit Committee met as a group with management, our independent registered public accounting firm, PwC, and the Chief Audit Executive. In addition, in performing its oversight function, the Audit Committee held separate private sessions with senior management and the independent auditors at each of its regularly scheduled

62	IDEXX 2025 PROXY STATEMENT

AUDIT COMMITTEE MATTERS + + +
meetings, and held separate private sessions with the Chief Audit Executive at each of its regularly scheduled meetings (other than those meetings scheduled to primarily review and discuss the Company’s quarterly earnings report), to assure that all were carrying out their respective responsibilities. Both PwC and the Chief Audit Executive had full access to the Audit Committee, including at regular meetings during which members of management were not present. The Audit Committee also met in a private session with our Chief Information Security Officer at one of its meetings in 2024.
Since the beginning of 2024, the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. Among other things, the Audit Committee:
+Reviewed and discussed with management, the Chief Audit Executive and PwC our internal controls over financial reporting, management’s assessment of the effectiveness of those controls and the independent registered public accounting firm’s opinion about the effectiveness of IDEXX’s internal controls over financial reporting with management, the Chief Audit Executive and PwC;
+Evaluated and discussed with management, the Chief Audit Executive and PwC: (i) IDEXX’s quarterly earnings press releases, (ii) IDEXX’s consolidated financial statements and (iii) the related periodic reports filed with the SEC;
+Discussed with management and PwC IDEXX’s critical accounting policies, any significant changes in the selection or application of accounting principles and the impact of regulatory and accounting initiatives on IDEXX’s consolidated financial statements;
+Reviewed critical audit matters addressed during the audit;
+Reviewed and discussed the audit scopes and plans of both the internal auditor and PwC with management, the Chief Audit Executive and PwC, as appropriate; and
+Considered and reviewed with management IDEXX’s processes, policies, procedures, protocols, risks, assessments and initiatives related to cybersecurity and information security.
In addition, the Audit Committee:
+Reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2024 and discussed them with management and PwC;
+Discussed with PwC various communications that PwC is required to provide to the Audit Committee, including matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; and
+Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.
Based on the reviews and discussions referred to in the paragraph above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Audit Committee
Daniel M. Junius, Chair
Irene Chang Britt
Bruce L. Claflin
Sam Samad
M. Anne Szostak

IDEXX 2025 PROXY STATEMENT	63

+ + + AUDIT COMMITTEE MATTERS
Independent Auditor Fees
The following table summarizes the fees, including out-of-pocket expenses, that PwC billed for professional services for each of the last two fiscal years.
For fiscal year 2024, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2024 ($)	2023 ($)

Audit fees(1)	2,861,149	2,501,257
Audit-related fees(2)	—	—
Tax fees(3)	751,656	273,485
All other fees(4)	2,000	2,000
Total fees	3,614,805	2,776,742
1.Consists of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of our internal controls over financial reporting; statutory audits or financial audits for our subsidiaries or affiliates; and services associated with periodic reports and other documents filed with the SEC.
2.Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. These services include due diligence services pertaining to potential acquisitions and services pertaining to our transition to new accounting standards. No such services were performed in 2024 or 2023.
3.Consists of tax compliance fees of $244,758 and $59,512 in 2024 and 2023, respectively, and tax advice and consulting fees of $506,898 and $213,973 in 2024 and 2023, respectively. Included in tax compliance fees are $120,204 and $0 in 2024 and 2023, respectively, related to compliance work resulting from a previously implemented initiative to align our global structure with our growth strategy and proposed and enacted changes in tax laws and regulations. Included in tax advice and consulting fees are $179,200 and $5,296 in 2024 and 2023, respectively, related to the further alignment of our global structure with our growth strategy and proposed and enacted changes in tax laws and regulations. The remaining tax compliance and tax advice and consulting fees were for services that included general U.S. federal, state and local tax consulting and compliance advice; general international tax consulting, structure and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.
4.Consists of fees for online research tools for accounting and financial reporting rules and guidance.
Independent Auditor Fee Approval Policy
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services performed by our independent auditor, and the fees paid by us for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the Audit Committee pre-approves the engagement terms and fees for the annual audit. Certain types of other audit services, audit-related services and tax services have been pre-approved by the Audit Committee under the policy. The Audit Committee is ultimately responsible for the audit fee negotiations associated with the retention of our independent auditor, and any services that have not been pre-approved by the Audit Committee as previously described must be separately approved by the Audit Committee prior to the performance of such services.
The Audit Committee periodically establishes pre-approved fee levels for all pre-approved services. The Audit Committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the Audit Committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the Audit Committee to assess the impact of the services on the independence of the independent auditor.

64	IDEXX 2025 PROXY STATEMENT

AUDIT COMMITTEE MATTERS + + +
The Audit Committee may delegate pre-approval authority to one or more of its members and has delegated such authority to its chair. The Audit Committee member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at the next scheduled meeting. The Audit Committee does not delegate its pre-approval responsibilities to management.
During the last two fiscal years, no services were provided by PwC that were approved by the Audit Committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

IDEXX 2025 PROXY STATEMENT	65

Proposal Three
Advisory Vote to Approve Executive Compensation
We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as described in this Proxy Statement at the 2025 Annual Meeting, as required pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal is commonly referred to as “say-on-pay.”
In recognition of the preference expressed by our shareholders regarding the frequency of “say-on-pay” advisory votes, we have submitted a “say-on-pay” proposal to our shareholders on an annual basis since our 2011 Annual Meeting. In light of the vote of shareholders to support an annual “say-on-pay” vote at our 2023 Annual Meeting, we anticipate that we will again submit a “say-on-pay” proposal to our shareholders at our 2026 Annual Meeting.
We have received overwhelming shareholder support of our “say-on-pay” proposal each year since our 2011 Annual Meeting. At the 2024 Annual Meeting, our shareholders approved our “say-on-pay” proposal with approximately 94% of the votes cast voting in favor of approving the compensation of our NEOs. The Board believes that this vote affirmed our shareholders’ support of our executive compensation program.
We encourage our shareholders, in deciding how to vote on this proposal, to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, which discusses in detail our executive compensation program and how it implements our executive compensation philosophy, how our executive compensation program helps drive our business and other corporate strategies, the compensation decisions the Compensation and Talent Committee has made under our executive compensation program and some recent changes made to our compensation program.
Our Board recommends that our shareholders approve the following resolution:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement for the 2025 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As an advisory vote, it will not be binding. However, our Compensation and Talent Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

66	IDEXX 2025 PROXY STATEMENT

Executive Compensation
Executive Officers
Set forth below are the names, ages, current positions and biographical information of our executive officers as of March [ ], 2025, other than Mr. Mazelsky, our President and CEO, whose biographical information is located on page 19:

Name	Age	Title

Andrew Emerson(1)	42	Executive Vice President, Chief Financial Officer and Treasurer
Michael Erickson, PhD	51	Executive Vice President and General Manager, Point of Care Diagnostics and Telemedicine
George J. Fennell	56	Executive Vice President, Global CAG Commercial
Tina Hunt, PhD	57	Executive Vice President, Global Strategy and Commercial
Michael P. Johnson	48	Executive Vice President and Chief Human Resources Officer
Michael J. Lane	57	Executive Vice President and General Manager, Global Reference Laboratories, Diagnostic Solutions and Information Technology
Brian P. McKeon(2)	62	Executive Vice President and Special Advisor (Former Chief Financial Officer and Treasurer)
Michael Schreck	57	Executive Vice President and General Manager, Veterinary Software and Services, Corporate Accounts and Customer Experience
Martin Smith, PhD	57	Executive Vice President, Global Operations and R&D
Sharon E. Underberg	63	Executive Vice President, General Counsel and Corporate Secretary
1.Mr. Emerson became our Executive Vice President, Chief Financial Officer and Treasurer on March 1, 2025.
2.Mr. McKeon served as our Executive Vice President and Chief Financial Officer until March 1, 2025 and will be retiring effective June 1, 2025.
Andrew Emerson. Mr. Emerson has been Executive Vice President, Chief Financial Officer and Treasurer since March 2025. Mr. Emerson joined IDEXX in 2015 and has served in various financial leadership roles of increasing responsibilities, including most recently as Senior Vice President from January 2024 to February 2025 and a Vice President from November 2015 to December 2023. Since joining IDEXX in November 2015, he has led the finance organization for the Companion Animal Group business, and he expanded his role in March 2020, when he began leading the corporate finance function, including financial planning and analysis, accounting, tax, treasury and investor relations. Immediately prior to joining IDEXX, Mr. Emerson served as Vice President, Finance and Business Unit Controller at Medtronic plc, a global leader in healthcare technology. He joined Medtronic through the acquisition of Covidien plc, a global healthcare technology and medical supplies provider, where he held finance positions of increasing seniority, including Controller for the Advanced Surgical Technologies business unit. He holds a bachelor’s degree in Accounting and Business Management from Northeastern University.

IDEXX 2025 PROXY STATEMENT	67

+ + + EXECUTIVE COMPENSATION
Michael Erickson, PhD. Dr. Erickson has been an Executive Vice President of IDEXX and General Manager of IDEXX’s Global Point of Care Diagnostics and Telemedicine businesses since January 2024. He previously served as a Senior Vice President from January 2020 to December 2023, a Corporate Vice President from January 2018 to January 2020, and a Vice President from 2014 to 2017. Dr. Erickson joined IDEXX as Senior Director and General Manager in 2011 and took on increasing leadership responsibilities, including as General Manager of Veterinary Software and Services from 2014 to 2018, General Manager of Corporate and Strategic Accounts from October 2018 through December 2022, and General Manager of Global Point of Care Diagnostics from January 2023 to December 2023. In addition, Dr. Erickson led our Corporate Strategy and Advanced Analytics organization in 2022. Before joining IDEXX, Dr. Erickson was an Associate Principal in the Global Pharmaceutical Practice at McKinsey & Company where he served leading pharmaceutical, biotechnology and health service companies across areas in commercial, business development and health technology innovation. He earned his PhD in Biomedical Engineering at the Johns Hopkins School of Medicine and his Bachelor of Science degree in Electrical Engineering from Purdue University.
George Fennell. Mr. Fennell has been Executive Vice President, Global CAG Commercial since January 2025. In this role he leads our global Companion Animal Group commercial sales and field support teams. Mr. Fennell joined IDEXX in 2011 and was a Senior Vice President from January 2020 to December 2024 and a Corporate Vice President from June 2011 to January 2020. In these roles, Mr. Fennell held positions of increasing responsibility, including as our Chief Revenue Officer from January 2024 to December 2024, and the leader of our Companion Animal Group Customer Facing Organization in the Americas and Europe from May 2023 to December 2023 and our North American Companion Animal Group Customer Facing Organization from June 2011 to May 2023. Prior to joining IDEXX in 2011, Mr. Fennell worked at Pfizer Animal Health, a division of Pfizer Inc., where in April 2003 he began as head of marketing for the companion animal business. He then served as Vice President of the U.S. Companion Animal Division from 2005 through 2010, and from January 2011, was Vice President, Pfizer Animal Genetics, Diagnostics and Aquaculture. Before his tenure at Pfizer, he held a series of sales, marketing and operational roles in the crop sciences business for American Cyanamid and BASF, diversified chemical companies. Mr. Fennell holds bachelor’s degrees in Economics and Agricultural Business from the University of Delaware.
Tina Hunt, PhD. Dr. Hunt has been Executive Vice President, Global Strategy and Commercial since January 2025. In this role, she leads our global commercial, marketing, medical affairs, commercial learning, corporate development, and strategy and advanced analytics functions. Dr. Hunt joined IDEXX in 2006 and has served in various leadership roles of increasing responsibilities, including as Executive Vice President, Strategy, Sector Development and Global Operations from January 2023 to December 2024, Executive Vice President and General Manager of Point of Care Diagnostics and Worldwide Operations from January 2020 to December 2022, and Corporate Vice President from November 2016 to January 2020, with a portfolio that included our VetLab, Diagnostic Imaging and Telemedicine businesses. Prior to joining IDEXX, Dr. Hunt served as Vice President at Woodard Curran, an environmental and sustainability consulting firm that she joined in 1996. Since January 2022, Dr. Hunt has been a Director of Veeva Systems Inc., a cloud-based software company for the life sciences industry. She holds a PhD in Environmental Engineering from Purdue University, an MBA from the University of Southern Maine and has participated in Executive Education programs at Stanford University and Harvard University.
Michael P. Johnson. Mr. Johnson has been an Executive Vice President since January 2024 and previously served as a Senior Vice President from March 2022 to December 2023. As our Chief Human Resources Officer since joining IDEXX in March 2022, Mr. Johnson leads worldwide human resources. Prior to joining us, Mr. Johnson began his career in 1999 at Abbott Laboratories, Inc., a Fortune 100 human healthcare company, where he held various human resources positions of increasing seniority, including serving as Divisional Vice President of Diversity and Inclusion from July 2020 to March 2022, Divisional Vice President, Human Resources, for Abbott Diabetes Care from January 2017 to June 2020 and for Abbott Medical Optics from November 2013 to December 2016 and Regional Human Resources Director for a variety of international operations in Asia, Latin America and Europe from 2009 to 2013. Mr. Johnson holds a bachelor’s degree in Organizational Administration from the University of Illinois.

68	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Michael J. Lane. Mr. Lane has been our Executive Vice President and General Manager, Global Reference Laboratories, Diagnostic Solutions and Information Technology since January 2025, with a portfolio that includes oversight responsibility for our Global Reference Laboratories, IDEXX BioAnalytics, Water, OPTI Medical and Livestock, Poultry and Dairy businesses, as well as our Information Technology function. Mr. Lane has been an Executive Vice President of IDEXX since January 2020 and previously served as a Corporate Vice President from July 2015 to January 2020 and a Vice President from 2012 to July 2015. He has been the General Manager of IDEXX's Global Reference Laboratories business since November 2016. Prior to becoming the General Manager of our Global Reference Laboratories business, he served as the General Manager of our U.S. Reference Laboratories from June 2014 to November 2016. In addition to his responsibilities for the Reference Laboratories business, from July 2015 through December 2016, Mr. Lane provided strategic direction for our SNAP Point-of-Care testing. In 1999, he joined the IDEXX VetLab organization, where he held various leadership positions with responsibilities in commercial marketing, product management and new product development, and served as General Manager from 2012 to 2014. Mr. Lane joined IDEXX in 1997, supporting strategic planning and business development for diagnostic laboratory services as IDEXX entered the global reference laboratory market segment. Mr. Lane holds a bachelor's degree in International Politics and Economics from Middlebury College and an MBA from the Tuck School of Business at Dartmouth College.
Brian P. McKeon. Mr. McKeon has been Executive Vice President and Special Advisor since March 2025. Previously he served as Executive Vice President, Chief Financial Officer and Treasurer from January 2014 to February 2025 during which time he led our finance and investor relations functions. At points in time during his tenure as our Chief Financial Officer, Mr. McKeon also had responsibility for various functions and business areas, including our corporate development, strategy, global operations and information technology functions, as well as the Companion Animal Group business in Latin America and our Water, OPTI Medical and Livestock, Poultry and Dairy businesses. Mr. McKeon has served as a Director of Alkermes plc since December 2020, where he serves as Chair of the Financial Operating Committee and as a member of the Compensation Committee. Mr. McKeon served as a Director of IDEXX from July 2003 through December 2013, including serving as Chair of the Audit Committee and as a member of the Compensation Committee. He also served as a Director of athenahealth, Inc. from September 2017 to February 2019. Mr. McKeon was Executive Vice President of Iron Mountain Incorporated from April 2007 to December 2013 and Chief Financial Officer of Iron Mountain from April 2007 to October 2013. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc. Mr. McKeon holds an undergraduate degree in Accounting from the University of Connecticut and an MBA with high distinction from Harvard University.
Michael Schreck. Mr. Schreck has been an Executive Vice President of IDEXX and General Manager, Veterinary Software and Services, Corporate Accounts and Customer Experience since January 2024. He previously served as a Senior Vice President and General Manager, Veterinary Software and Services and Corporate Accounts from January 2023 to December 2023. He joined IDEXX as Senior Vice President and General Manager, Veterinary Software and Services in July 2020. Before joining IDEXX, Mr. Schreck held senior leadership positions at several financial technology companies, including as CEO of CloudVirga from 2017 to 2019 and Senior Vice President at Altisource from 2012 to 2017 with responsibility for its global software and analytics companies. Previously, he served as CEO at Corrective Solutions and General Partner at General Catalyst Partners, where he helped launch Upromise and m-Qube and served on the board of Coremetrics. Mr. Schreck holds a bachelor’s degree in Political Science from Brigham Young University and an MBA from Harvard University.

IDEXX 2025 PROXY STATEMENT	69

+ + + EXECUTIVE COMPENSATION
Martin Smith, PhD. Dr. Smith has been Executive Vice President, Global Operations and R&D since January 2025. Dr. Smith joined IDEXX in August 2021 as our Executive Vice President and Chief Technology Officer, a position he held until December 2024. Prior to joining IDEXX, he served as Vice President and Chief Technology Officer of Cytiva, which is part of Danaher Corporation, from August 2020 to July 2021. Previously, Dr. Smith held various leadership positions with increasing responsibilities at Pall Corporation, also a Danaher company, from 2006 to 2020, most recently serving as Pall’s Chief Technology Officer from September 2014 to August 2020. Prior to Pall, between 1997 and 2005, Dr. Smith held positions of increasing responsibility, including VP R&D and VP Marketing/Business Development at Whatman plc, now a division of GE Healthcare. Dr. Smith received a bachelor’s degree in Biological Sciences from University of Essex, a master’s degree in Biotechnology from Reading University and a PhD in Cell Biology from University College London. He is the holder of multiple U.S.-issued patents in the area of separations science.
Sharon E. Underberg. Ms. Underberg has been Executive Vice President, General Counsel and Corporate Secretary since February 2022 and previously served as Senior Vice President, General Counsel and Corporate Secretary from January 2021 to February 2022 and as Corporate Vice President, General Counsel and Corporate Secretary from March 2019 to January 2021, following her election as Corporate Vice President in February 2019. In this capacity, she leads IDEXX’s global legal, compliance and Corporate Secretary groups. Prior to joining IDEXX, Ms. Underberg served as General Counsel, Secretary and Senior Vice President of Eastman Kodak Company (Kodak) from January 2015 to January 2019. Prior to that, she served in positions of increasing responsibility at Kodak during her nearly 30-year tenure there. Prior to joining Kodak, Ms. Underberg was an attorney in private practice. She received a bachelor’s degree in Political Science from Brandeis University and a J.D. from the University of Pennsylvania School of Law.

70	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Compensation Discussion and Analysis
This section describes the material elements of our executive compensation program, including our principal compensation practices and policies, details the oversight provided by the Compensation and Talent Committee with respect to our executive compensation program and explains how we arrived at the specific compensation for our NEOs for 2024. Our NEOs for 2024 were as follows:

Name	Position

Jonathan J. Mazelsky	President and CEO
Brian P. McKeon(1)	Executive Vice President and Special Advisor (Former Chief Financial Officer and Treasurer)
Tina Hunt, PhD(2)	Executive Vice President, Global Strategy and Commercial
Michael J. Lane(3)	Executive Vice President and General Manager, Global Reference Laboratories, Diagnostic Solutions and Information Technology
Martin Smith, PhD(4)	Executive Vice President, Global Operations and R&D
1.As of March 1, 2025, Mr. McKeon became Executive Vice President and Special Advisor and ceased to be our Chief Financial Officer and Treasurer in connection with the CFO transition we announced on November 21, 2024. Mr. McKeon will be retiring from IDEXX effective June 1, 2025.
2.During 2024, Dr. Hunt served as Executive Vice President, Strategy, Sector Development and Global Operations. Effective January 1, 2025, she became Executive Vice President, Global Strategy and Commercial.
3.During 2024, Mr. Lane served as Executive Vice President and General Manager, Global Reference Laboratories and Information Technology. Effective January 1, 2025, he became Executive Vice President and General Manager, Global Reference Laboratories, Diagnostic Solutions and Information Technology.
4.During 2024, Dr. Smith served as Executive Vice President and Chief Technology Officer. Effective January 1, 2025, he became Executive Vice President, Global Operations and R&D.
To assist your review, note that the information provided in our Compensation Discussion and Analysis is organized in the following six subsections:

IDEXX 2025 PROXY STATEMENT	71

+ + + EXECUTIVE COMPENSATION
Executive Summary
Our Compensation Philosophy and Objectives

Philosophy

Our compensation philosophy is to attract, motivate, focus and retain talented executives who are aligned with, and passionate about, our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.

Objectives

In furtherance of this philosophy, our executive compensation program is designed to achieve three key objectives:

01	02	03

Attract, motivate, focus and retain highly-skilled executives who believe in and promote our mission and who embody IDEXX’s values.	Create alignment between management and shareholder interests by establishing a strong connection between compensation, stock ownership and the creation of shareholder value.
Reward executives for:
+Attaining short- and long-term financial and strategic objectives;
+Achieving continuous improvement in revenues, earnings, return on invested capital and growth in shareholder value; and
+Hiring, developing and promoting a talented workforce while sustaining a highly-engaged, high-performance culture that welcomes, respects and supports all our employees to enable each of them to contribute to our Purpose.

72	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Compensation Key Elements
In support of our compensation philosophy and objectives, our executive compensation program consists of the following three key elements, the value of which, in total for each NEO, are within a competitive range as compared to similar positions of our peer group and market survey compensation data. As a whole, these elements are designed to be performance-based, with at-risk pay from our annual and long-term performance-based compensation constituting a significant portion of total compensation:

Compensation Key Elements

Base Salary	Annual Performance-Based Cash Bonus	Equity-Based Long-Term Incentive Compensation

At Risk

+Base Salary
To provide a fixed amount of compensation that is positioned in a competitive range and takes into account the individual skills, abilities and performance of each of our executives, which supports our compensation philosophy of attracting and retaining talented individuals.
+Annual Performance-Based Cash Bonus
To motivate senior executives to achieve our annual goals for financial performance, as well as achieve key annual goals that strengthen the business and position us for longer-term performance. Target bonus percentages are positioned in a competitive range and capped at 200% of target.
+Equity-Based Long-Term Incentive Compensation
To motivate long-term performance and align the interests of management and shareholders. This supports all key objectives of our compensation philosophy by rewarding long-term performance and sustained shareholder value creation in a way that attracts and retains talented senior executives. In general, long-term incentive opportunities are structured so that, when combined with salary and target bonus opportunity, target total direct compensation is positioned in a competitive range.
2024 Changes to, and Historical Evolution of, Our Equity-Based Long-Term Incentive Compensation Program
In 2024, the Compensation and Talent Committee introduced performance-based restricted stock units (PSUs) into the mix of annual equity awards for our senior executives. Our CEO’s 2024 annual equity award value was divided equally between PSUs and stock options. Our senior executives, other than our CEO, received 50% of their 2024 annual equity award value in the form of stock options, 25% in the form of PSUs and 25% in the form of time-based restricted stock units (RSUs). This change was made to further reinforce our senior executives’ focus on long-term performance goals tied to our growth strategy, additionally strengthen the direct alignment between the interests of our senior executives and shareholders and further support our long-held compensation philosophy of pay for performance.
The Compensation and Talent Committee regularly reviews our executive compensation program, including our equity-based long-term incentive compensation program, to ensure its design furthers our compensation philosophy and objectives as IDEXX and the industries in which we operate develop and change. This has resulted in the refinement and evolution of our equity-based long-term incentive compensation program over time, as illustrated in the following table.

IDEXX 2025 PROXY STATEMENT	73

+ + + EXECUTIVE COMPENSATION

Year	Evolution of Our Equity-Based Long-Term Incentive Compensation Program

2018	+Stock Ownership Guidelines amended to set target levels of stock ownership at 10x base salary for our CEO and 4x for our Executive Vice Presidents, an increase from 6x and 3x, respectively
2020
+Annual equity awards vest over four years, compared to five-year vesting period for prior grants, to enhance our ability to attract talent and more closely align our compensation program with market practice
+Annual equity award mix for all NEOs, including CEO, set at 75% stock options and 25% RSUs in connection with our CEO transition

2021
+CEO’s annual equity award mix changed to include premium-priced stock options with an exercise price of 110% of the closing sale price of our common stock on the grant date, resulting in a mix of 50% stock options, 25% premium-priced stock options and 25% RSUs

2023
+CEO premium-priced stock option grant exercise price increased to 115% of the closing price of our common stock on the grant date to require a greater increase in stock price for the premium-priced stock options to be “in-the-money”

2024
+Introduced PSUs into the equity award mix for senior executives, resulting in a mix for our CEO of 50% stock options and 50% PSUs and for our other NEOs of 50% stock options, 25% PSUs and 25% RSUs
+Replaced premium-priced stock options and RSUs with PSUs for our CEO

2024 Performance Highlights
Management executed well in 2024 and delivered solid 6% overall organic revenue growth and 12% comparable EPS growth, supported by comparable operating profit margin gains. Our growth was driven by several execution drivers, including 9% growth in our premium instrument installed base, double-digit growth in our cloud-based practice management system installed base, sustained high levels of customer retention, sustained U.S. diagnostic frequency levels at post-pandemic highs, 99%+ overall CAG product availability and disciplined prioritization and delivery of productivity improvements and operational efficiencies to drive profitability. Management achieved these results despite macroeconomic and sector headwinds, including continued declines in veterinary clinical visits.
We also continued to make meaningful progress against our long-term business strategy, positioning us to produce sustainable, long-term value creation for our shareholders and other stakeholders. Of particular note, we:
+Achieved launch readiness for nine new products, services and software solutions;
+Began shipping the IDEXX inVue Dx Cellular Analyzer, a revolutionary slide-free point-of-care platform and remained on track to launch a menu expansion for fine needle aspirate samples for “lumps and bumps” later in 2025;
+Remained on track to make IDEXX Cancer Dx diagnostic panel screening for canine lymphoma available in North America in 2025;
+Successfully placed ~18,500 premium instruments globally;
+Double-digit installed base growth for our cloud-based practice management systems;
+Launched “Turnaround Time Display” and “Status Tracker” features for our reference lab services in VetConnect PLUS as part of our advancement of the end-to-end digital customer experience, improving veterinary clinic workflows;
+Secured an extension to, and modifications of, agreements to supply dry slides for our veterinary chemistry analyzers through the end of 2044;
+Balanced reference lab day and night shifts to improve asset utilization and reduce employee turnover and overtime costs while delivering results in a timely manner aligned with customer expectations;

74	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
+Achieved an employee Net Promoter Score above the 90th percentile for all employers according to relevant data provided by our third-party employee engagement platform; and
+Secured our second virtual power purchase agreement (VPPA) in North America, which, together with our first VPPA, is expected to account for over 70% of our total Scope 1 and Scope 2 greenhouse gas emission reduction target by 2030 once both are online.
These accomplishments resulted from the strong leadership of IDEXX management and their global teams reflecting their ability to execute on our strategy and prioritize key initiatives in the face of dynamic and challenging macroeconomic and sector conditions.
Alignment of Performance with Executive Compensation
The Compensation and Talent Committee believes that the design of our executive compensation program strongly aligns NEO compensation with performance. As described in more detail under “Compensation Mix” on page 80, 91% and 84% of 2024 target total direct compensation of our CEO and other NEOs was “at-risk,” respectively. This “at-risk” compensation consisted of our annual performance-based cash bonus plan, which represented 11% of our CEO’s and 12% of our other NEOs’ 2024 target total direct compensation, as well as long-term equity-based compensation, which comprised 80% of our CEO’s and 72% of our other NEOs’ 2024 target total direct compensation. Each of these “at-risk” compensation elements provides a meaningful link between pay and performance.
2024 Annual Performance-Based Cash Bonus
The payout under our 2024 annual performance-based cash bonus plan was determined by a financial performance factor weighted at 60% and a non-financial performance-factor weighted at 40%. The Compensation and Talent Committee determined the 2024 non-financial performance factor based on its evaluation of our performance against our annual non-financial goals for 2024, which were approved by the Board and are intended to strengthen the business to support long-term performance.
Our 2024 financial performance factor was determined based on our performance against Board-approved goals for organic revenue growth, operating profit, earnings per share (diluted) and ROIC. With respect to each metric, our 2024 performance was between the threshold and target goals. Specifically, our achievements against 2024 target goals are illustrated in the following graphs.

Organic Revenue Growth(1)	Operating Profit(1)	Earnings per Share(1)	ROIC(1)

	($ in millions)	(Diluted)
1.Organic revenue growth and ROIC are non-GAAP financial measures. Refer to Appendix A for a description and reconciliation of organic revenue growth and ROIC to their most directly comparable financial measures under GAAP. In addition, in evaluating financial performance, 2024 actual results were adjusted pursuant to the terms of our 2024 annual performance-based cash bonus plan to eliminate the effects of differences between actual foreign currency exchange rates during 2024, as compared to the rates assumed in setting the budget, and the effects of discrete items not anticipated at the beginning of the 2024 fiscal year and not reflected in the target goal, such as acquisitions and acquisition-related expenses, and the impact from a $61.5 million discrete litigation expense accrual, as well as the tax effects of share-based compensation activity under ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Information regarding these adjustments and a reconciliation to the most directly comparable financial measure presented in accordance with GAAP are provided in Appendix A.

IDEXX 2025 PROXY STATEMENT	75

+ + + EXECUTIVE COMPENSATION
Performance against the four financial performance factor metrics shown in the graphic above resulted in a financial performance payout factor of 81% of target, as described in more detail under “Financial Performance Factor” beginning on page 86. The Compensation and Talent Committee determined the non-financial performance factor was earned at 120% of target in light of management’s accomplishments against our strengthening the business goals, as described in more detail under “Non-Financial Performance Factor” beginning on page 88. As a result, the Compensation and Talent Committee approved an overall payout of 97% of target for our 2024 annual performance-based cash bonus plan. This payout percentage is a substantial reduction compared to the 139% of target payout approved under our 2023 annual performance-based cash bonus plan when we exceeded the target performance level for each financial metric. This decrease in the approved payout percentage reflects the meaningful, direct and appropriate alignment between year-to-year variation in our performance and executive pay.
Our longer-term financial performance remains strong in spite of macroeconomic and sector headwinds in 2024. For example, since 2019, our last full fiscal year prior to the COVID-19 pandemic, we have achieved compound annual growth rates with respect to revenue, operating profit and earnings per share of 10%, 15% and 17%, respectively.
Alignment of Executive Pay with Total Shareholder Returns
Despite our solid financial performance, continued growth and management’s disciplined execution of our strategy in 2024, our share price declined 26% for the year and remains below its 2021 all-time high. Our NEOs have been directly impacted by the performance of our stock, in alignment with the experience of our shareholders, because most of their target total direct compensation has been comprised of long-term equity-based awards, including stock options, which only have value to the extent our stock price exceeds the exercise price.
Since 2021, the Compensation and Talent Committee has adjusted the mix of equity award types granted to our NEOs as described above under “2024 Changes to, and Historical Evolution of, Our Equity-Based Long-Term Incentive Compensation Program” to drive alignment of their pay with our performance and their interests with our shareholders’ interests, in balance with continuing to attract, motivate and retain key talent. While each stock option granted to our NEOs in 2021 through 2024 was underwater as of December 31, 2024, the RSUs granted to our NEOs during that period retained value as they vested, even as our stock price declined. Moreover, the addition of PSUs in 2024 further strengthened the direct alignment between our financial performance and the interests of our NEOs and shareholders.
Total Direct Compensation Summary
Consistent with our executive compensation philosophy and objectives, the total direct compensation for each of our NEOs reflects their substantial contributions to our performance. Specifically, the Compensation and Talent Committee determined 2024 compensation for our NEOs in light of our strong execution against our strategy, performance against our 2024 financial goals and the substantial achievements against our non-financial goals positioning us to deliver sustainable long-term growth and shareholder returns.
The Compensation and Talent Committee aims to provide executives with target total direct compensation that is generally within a competitive market range based on data on prevailing market compensation levels in our identified peer group and market survey compensation data, while also taking into account other factors, including, among other things, impact on our results in the context of our business model, scope of responsibility, possession of highly specialized skills, sustained high-impact performance and company situational needs, which may warrant a different approach.
In determining the target total direct compensation for 2024 for each of our NEOs, the Compensation and Talent Committee conducted its annual talent review and identified those NEOs with strong sustained performance, growth potential into larger and/or successor roles, and skills critical to our long-term success. As a result of this review, the Compensation and Talent Committee chose to position target compensation for these NEOs at the higher end of the competitive range, primarily by increasing the amount of “at-risk” equity-based awards, which grew to 72% of target total direct compensation for our non-CEO NEOs in 2024 (as compared to 67% in 2023). The Compensation and Talent Committee believes that this higher pay positioning

76	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
strengthens our ability to retain these individuals by recognizing their unique skill sets and capabilities to bring industry-leading innovation to market, while driving excellent operational performance under challenging macroeconomic conditions, and further enhances the alignment of their interests with our shareholders’ interests. However, this higher pay positioning is not assured going forward, and it is subject to (among other things) our Board’s evaluation of our NEOs’ performance and capabilities over time, our rigorous annual talent review process and the evolution of our long-term strategic plan as IDEXX and the industries in which we operate develop and change.
The following table provides an overview of target total direct compensation for our NEOs for fiscal year 2024, including a breakdown of each of the three key elements of target total direct compensation and the 2024 target annual performance-based cash bonus compared to the actual amount of the 2024 annual performance-based cash bonus.

		Annual Performance-Based Cash Bonus			Equity-Based Long-Term Incentives
	Base Pay(1) ($)	Target Bonus (% of Base Pay)	Target Bonus ($)	Actual Bonus ($)	Grant Value(2) ($)	Total Direct Compensation ($)

Jonathan J. Mazelsky	1,150,000	130%	1,495,000	1,450,150	10,400,000	13,000,150
Brian P. McKeon	693,500	75%	520,125	504,521	2,675,000	3,873,021
Tina Hunt, PhD	580,000	75%	435,000	421,950	2,700,000	3,701,950
Michael J. Lane	580,000	75%	435,000	421,950	2,700,000	3,701,950
Martin Smith, PhD	580,000	75%	435,000	421,950	2,700,000	3,701,950
1.    Reflects annual base pay approved by the Compensation and Talent Committee in February 2024 and effective in March 2024.
2.    Reflects the aggregate grant value (expressed in dollars), assuming PSU awards are earned at target levels, approved by the Compensation and Talent Committee, which differs slightly from the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 that results from the conversion of the approved grant value into shares and rounding the resulting number of shares underlying an award to the nearest whole number to avoid the issuance of fractional shares. Refer to Note 5 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for the relevant assumptions used to determine the grant date fair value of our stock awards and stock options.
For greater detail regarding the compensation determinations made by the Compensation and Talent Committee with respect to our NEOs, refer to the discussion under “2024 Compensation Components” beginning on page 84.

IDEXX 2025 PROXY STATEMENT	77

+ + + EXECUTIVE COMPENSATION
Key Compensation Practices and Policies
We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies with respect to our NEOs and other executive officers:
Executive Compensation Program Design

What We Do

✓	Align pay with our performance by weighting variable compensation at 91% of 2024 target total direct compensation for our CEO and an average of approximately 84% for our other NEOs

✓	Generally target total direct compensation value for our NEOs within a competitive market range, as compared to similar positions, considering our performance and relative growth trajectory; the individual’s performance and experience; and competitive market factors

✓	Seek to focus management to effectively invest in the future of the business through its innovation, employees, systems and processes

What We Don’t Do

X	No uncapped payouts under our 2024 annual performance-based cash bonus plan

Equity-Award-Related Practices

What We Do

✓	Require a one-year minimum vesting period for equity awards granted to employees

✓	Set minimum fair market value exercise price for options

✓	Align executive officers’ interests with shareholder interests and support executive officer retention by providing a significant percentage of target total direct compensation in the form of long-term equity incentive awards

What We Don’t Do

X	No dividends or the equivalents on equity awards until the award vests

X	No backdating, “spring-loading” or “bullet-dodging” of options, and no repricing or buyout of underwater stock options without shareholder approval

78	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Compensation Governance and Risk Mitigation

What We Do

✓	Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market

✓	Assess annually the independence of the Compensation and Talent Committee’s compensation consultant and the absence of any conflicts of interest

✓	Conduct an annual compensation program risk assessment

✓	Provide limited benefits and perquisites to our executive officers that are not otherwise made available to our other salaried employees

✓	Require our senior executives to satisfy robust stock ownership guidelines to strengthen the alignment with our shareholders’ interests

✓	Maintain a clawback policy that complies with, and exceeds, Nasdaq listing standards and generally requires us (or, in certain instances, provides discretion to the Board) to recover erroneously awarded incentive-based compensation (as well as time-based equity awards and annual cash bonus amounts tied to the non-financial performance factor) from our executive officers if we are required to restate our financial results due to material noncompliance with any financial reporting requirement under federal securities laws

✓	Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program

✓	Cap annual performance-based cash bonuses at 200% of target

✓	Maintain a written policy regarding the grant dates of equity awards to our executive officers and employees

What We Don’t Do

X	No employment contracts with our NEOs, other than with our CEO

X	No tax gross-ups (except standard tax equalization measures for expatriates and relocation costs)

X	No supplemental executive retirement plan

X	No single-trigger change-in-control bonus payments or vesting of equity awards (except for 25% vesting of equity awards upon a change-in-control)

X	No stock options granted below fair market value

X	No hedging, pledging or selling short our common stock by executive officers or Directors

X	We do not time or select the grant dates of any equity awards in coordination with our release of material non-public information

IDEXX 2025 PROXY STATEMENT	79

+ + + EXECUTIVE COMPENSATION
How We Determine Compensation
Compensation Mix
Consistent with our executive compensation philosophy and objectives described on page 72, we believe that variable compensation, such as performance-based cash bonuses and equity-based compensation, should be a higher percentage of total compensation for our executive officers (including our NEOs) than for our other employees. We also believe that variable compensation relates most directly to creating long-term shareholder value by providing strong incentives to achieve strategic and financial objectives over time. It also serves to motivate, focus and retain executive officers.
When the Compensation and Talent Committee makes decisions with respect to each element of an executive officer’s compensation, it also considers the total compensation that may be awarded to the executive officer. Overall, the Compensation and Talent Committee’s goal is to award compensation that corresponds with our compensation philosophy and objectives when all elements of the compensation program are considered individually and in total.
In general, the target total direct compensation mix for our CEO and our other NEOs (as an average) for 2024 was as follows:
Components of CEO’s 2024 Target Total Direct Compensation

Base Salary	Annual Performance-Based Cash Bonus	Equity-Based Long-Term Incentive Compensation (LTI)

9%	11%	80%
		Stock Options	PSUs*

		50% of LTI	50% of LTI

91% at Risk
Components of Other NEOs’ 2024 Target Total Direct Compensation (Average)

Base Salary	Annual Performance-Based Cash Bonus	Equity-Based Long-Term Incentive Compensation (LTI)

16%	12%	72%
		Stock Options	PSUs*	RSUs

		50% of LTI	25% of LTI	25% of LTI

84% at Risk
*PSU percentage of LTI is based on the value approved by the Compensation and Talent Committee and assumes the awards are earned at target.

80	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Roles and Responsibilities
The Compensation and Talent Committee engages an independent compensation consultant, Farient, to inform and support its decisions on executive compensation. Farient participated, along with the Compensation and Talent Committee and senior management, in a collaborative process to determine the compensation that our NEOs earned in 2024:

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions

Compensation and Talent Committee (Composed solely of independent, non-employee Directors and reports to the Board)
+Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;
+Establishes performance goals for purposes of compensation decisions for our NEOs;
+Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;
+Reviews and approves the CEO’s recommendations for compensation for the other NEOs and executive officers, making changes when deemed appropriate;
+Approves all changes to the composition of the peer group; and
+Reviews and makes recommendations to the full Board with respect to Director compensation.

Independent Consultant to the Compensation and Talent Committee*
+Provides the Compensation and Talent Committee with analysis and advice pertaining to CEO, executive officer and Director compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;
+Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive officer and Director compensation;
+Analyzes peer companies’ CEO and executive compensation annually, and Director compensation no less frequently than every two years, to assist the Compensation and Talent Committee in determining the appropriateness and competitiveness of our CEO, executive officer and Director compensation;
+Reviews any proposed changes to CEO, executive officer and Director compensation program design;
+Reviews compensation disclosure materials;
+Analyzes our compensation practices to assist the Compensation and Talent Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on IDEXX; and
+Provides specific analysis and advice periodically as requested by the Compensation and Talent Committee.

Senior Management
+Our CEO recommends to the Compensation and Talent Committee annual compensation for the other NEOs, Section 16 officers and senior executives reporting directly to the CEO based on his assessment of their performance;
+Our CEO, Executive Vice President, General Counsel and Corporate Secretary and our Executive Vice President and Chief Human Resources Officer work with the Compensation and Talent Committee Chair and our independent compensation consultant to set agendas, prepare materials for Compensation and Talent Committee meetings, attend meetings as appropriate and prepare meeting minutes;
+Our Executive Vice President, General Counsel and Corporate Secretary, with the assistance of internal and external legal counsel, provides the Compensation and Talent Committee with legal advice and support on executive compensation and related matters from time to time; and
+Our Chief Financial Officer also works with our Executive Vice President and Chief Human Resources Officer in the preparation of some materials for Compensation and Talent Committee meetings.
No member of management is present in Compensation and Talent Committee meetings when matters related to their individual compensation are under discussion or when the Compensation and Talent Committee otherwise meets in executive session.

*During 2024, the Compensation and Talent Committee was assisted by Farient. Other than the support that it provided to the Compensation and Talent Committee, Farient provided no other services to IDEXX or management and only received compensation from IDEXX for the services provided to the Compensation and Talent Committee. During the year, the Compensation and Talent Committee conducted an assessment of Farient’s independence considering relevant SEC regulations and Nasdaq listing standards. In connection with such independence assessment, the Compensation and Talent Committee also determined that the services performed by Farient and the individual compensation advisors employed by it who provide services to the Compensation and Talent Committee raised no conflicts of interest.

IDEXX 2025 PROXY STATEMENT	81

+ + + EXECUTIVE COMPENSATION
Results of the 2024 “Say-on-Pay” Advisory Vote
At our 2024 Annual Meeting, our shareholders casting votes on the proposal voted approximately 94% (represented by 64,265,443 votes) in favor of approving the compensation of our NEOs. Although the results of this vote are non-binding, the Compensation and Talent Committee considered these results in determining compensation policies and decisions and concluded that the compensation paid to our NEOs and our overall pay practices are strongly supported by our shareholders.
We regularly engage shareholders on a year-round basis to convey our strategy and actively listen to their perspectives and concerns, including regarding our executive compensation program. For more information about our shareholder engagement efforts refer to the discussion under “Shareholder Communication and Engagement” beginning on page 51.
The chart below illustrates the results of our last three annual shareholder votes regarding the compensation of our NEOs, which averaged support of approximately 95% of votes cast during that period:
Compensation Benchmarking and Peer Group
The Compensation and Talent Committee believes that market data, including compensation data from a peer group of comparable companies, is essential to determining compensation targets and actual awards that attract and retain highly talented executive officers. The Compensation and Talent Committee uses market data to assess the competitiveness of our compensation packages relative to similar companies and to ensure that our compensation program is consistent with our compensation philosophy. Annually (and more frequently, where appropriate), the Compensation and Talent Committee engages its independent compensation consultant to conduct a market benchmarking study for our executive officers, including our CEO and our other NEOs. The Compensation and Talent Committee’s objective is to provide executive officers with target total direct compensation that is generally within a competitive market range as compared to similar positions, unless the circumstances warrant a different determination (e.g., prior experience, sustained high performance).
Our executive compensation program is benchmarked against a peer group of healthcare equipment and supplies, veterinary medicine and life sciences tools and services companies selected by our Compensation and Talent Committee. The Compensation and Talent Committee, with input from our independent compensation consultant, reassesses our peer group composition annually to identify appropriate changes needed to ensure that the peer group continues to provide an appropriate benchmark for competitive pay analysis. All changes recommended by our independent compensation consultant are subject to the review and approval of the Compensation and Talent Committee.

82	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
We view the peer group selection process as a critical aspect of our executive compensation program because benchmarking our pay practices against our market peers provides us with key information relevant to the attraction and retention of talent. The composition of our peer group is based upon a number of criteria, including the following:

Industry and Business Characteristics	Our peer companies are publicly-traded U.S. companies that operate in similar industries and, to the extent possible, have similar cost structures, business models and global reach. Generally speaking, we look to companies that fall within our industry classification, based on the Global Industry Classification Standard (GICS), and specifically companies that qualify as Healthcare Equipment and Supplies, Healthcare Providers and Services, Biotechnology, Healthcare Technology, Pharmaceuticals and Life Sciences Tools & Services companies under GICS.

Size	Based on the strong correlation between compensation opportunity levels and company size, we look for comparably sized companies as measured by metrics such as revenue and market capitalization.

Competition for Executive Talent	In selecting our peer group, we seek to identify companies with which we compete with respect to attracting or retaining executive talent.

Competition for Investor Capital	Because compensation expense is a factor in financial performance and resulting margins, it is important to consider companies that shareholders may consider as alternative investment opportunities.

Statistical Reliability	We believe that, to provide a number of data points that will yield statistically meaningful benchmarking opportunities, our peer group should be composed of at least twelve companies, with a target group of between fifteen and twenty.

Additional Factors	In addition to the foregoing, we consider certain other refining characteristics when selecting peers, including our ISS and Glass Lewis peer companies and companies that identify IDEXX as a peer for compensation purposes.

Overall Reasonableness	While individual peer companies may satisfy some but not all of the relevant criteria, we view the group as a whole and determine whether, in totality, the group is reasonable and defensible for benchmarking purposes and whether the resulting comparison data is rational.

IDEXX 2025 PROXY STATEMENT	83

+ + + EXECUTIVE COMPENSATION
The following firms comprised the peer group used in connection with the Compensation and Talent Committee setting our NEOs’ 2024 target total direct compensation in February 2024, when the Compensation and Talent Committee set 2024 base salaries, approved our 2024 annual performance-based cash bonus plan and approved 2024 equity awards for our NEOs:
IDEXX Compensation Peer Group (16 Companies in Total)

Peer Company	Ticker Symbol	Peer Company	Ticker Symbol

Agilent Technologies, Inc.	A	Illumina, Inc.	ILMN
Align Technology, Inc.	ALGN	Intuitive Surgical, Inc.	ISRG
Bio-Rad Laboratories, Inc.	BIO	Mettler-Toledo International Inc.	MTD
The Cooper Companies, Inc.	COO	Revvity, Inc.	RVTY
DexCom, Inc.	DXCM	ResMed Inc.	RMD
Edwards Lifesciences Corporation	EW	STERIS plc	STE
Elanco Animal Health Incorporated	ELAN	Waters Corporation	WAT
Hologic, Inc.	HOLX	Zoetis Inc.	ZTS
This peer group included the same companies that constituted the peer group referenced by the Compensation and Talent Committee when it determined 2023 compensation.
As part of our compensation benchmarking process, we utilize a blend of peer group data and survey data of technology, life science and other companies representing companies similar to us in size and business model.
2024 Compensation Components
In making compensation determinations for our NEOs, the Compensation and Talent Committee gives primary consideration to their impact on our results in the context of our business model and their scope of responsibility, in addition to other relevant factors, such as prior experience and performance and future potential, and data on prevailing market compensation levels. The Compensation and Talent Committee also gives considerable weight to the CEO’s evaluation of the other NEOs because of his unique knowledge of their responsibilities, performance and contributions. Before making its final decisions regarding Mr. Mazelsky’s 2024 compensation, the Compensation and Talent Committee consulted with the Board and considered the Board members’ feedback and assessment of Mr. Mazelsky’s overall performance.
For each of our NEOs, including our CEO, the Compensation and Talent Committee determines each component of compensation — base salary, annual performance-based cash bonus and equity-based long-term incentive compensation — based on various relevant factors. We describe those components and how they are determined in more detail in the sections that follow.

84	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Base Salary
The Compensation and Talent Committee reviews and approves base salary levels annually, typically in the first fiscal quarter, as part of our compensation planning process. The Compensation and Talent Committee targets base salary for the executive officers within a competitive market range. Individual executive officer base salary levels may vary at the high or low end of the competitive range when factoring in contributions to our overall financial performance, and an individual’s strengths, level and scope of responsibilities, skills, experience, past performance and potential.
The 2024 base salaries of our NEOs are included in the table under “Total Direct Compensation Summary” beginning on page 76. In February 2024, the Compensation and Talent Committee approved 2024 base salary increases for each of our NEOs based on individual performances, certain changes in roles and responsibilities, to maintain alignment of each individual’s compensation within a competitive market range for these positions and to ensure they are internally equitable.
Annual Performance-Based Cash Bonus
Pursuant to our 2024 annual performance-based cash bonus plan that the Compensation and Talent Committee adopted in February 2024, each of our NEOs and other participating senior executives received an annual performance-based cash bonus for 2024 calculated by multiplying the senior executive’s target bonus amount by an overall performance factor consisting of two weighted components:

Overall Performance Factor

Target Annual Performance- Based Cash Bonus Amount	x	Financial Performance Factor	+	Non-Financial Performance Factor	=	Actual Annual Performance- Based Cash Bonus Amount
		60% Weighting		40% Weighting

Each participating senior executive’s target bonus amount is equal to a certain percentage of their annual base salary, and their actual bonus is capped at 200% of this target bonus amount, mitigating the risk associated with this type of incentive compensation design. The Compensation and Talent Committee sets the target percentages to provide a suitable mix of fixed and variable compensation and to maintain an appropriate weighting of annual versus longer-term incentives, consistent with our compensation philosophy.

Base Salary	x	Target Incentive %	=	Target Annual Performance-Based Cash Bonus Amount
The overall performance factor used to calculate these bonuses consists of:
+a financial performance factor, determined by measuring against four specific financial metrics selected by the Compensation and Talent Committee (for more detail, refer to the discussion under “Financial Performance Factor” beginning on page 86); and
+a non-financial performance factor, determined by measuring our achievement of non-financial performance goals, typically approved by the Board in February, that are focused on strengthening and positioning IDEXX for sustained future growth and profitability (for more detail, refer to the discussion under “Non-Financial Performance Factor” beginning on page 88).

IDEXX 2025 PROXY STATEMENT	85

+ + + EXECUTIVE COMPENSATION
The Compensation and Talent Committee annually establishes the respective weightings of the financial and non-financial performance factors. For 2024, the Compensation and Talent Committee established weightings of 60% for the financial performance factor and 40% for the non-financial performance factor. These were the same as the weightings used for 2023.
Overall and Individual Performance Factors
In 2024, the overall performance factor, which has a maximum payout of 200% of target for each of our NEOs, was calculated as 97% for each of our NEOs based on achievement against both the financial and non-financial factors. As described in greater detail below, our financial performance in 2024 resulted in a payout rating between threshold and target for all financial performance metrics. With respect to the non-financial factor, the Compensation and Talent Committee considered the substantial progress our NEOs achieved against our long-term growth strategy. The Compensation and Talent Committee also considered the relative contributions made by each NEO to the achievement of our financial and non-financial goals, as well as the scope of and tenure in their roles at IDEXX, in determining the final amount of each award.
Financial Performance Factor
The Compensation and Talent Committee annually establishes the financial metrics used to calculate the financial performance factor and their respective weightings. Our 2024 annual performance-based cash bonus plan included four financial performance metrics: organic revenue growth, operating profit, earnings per share (diluted) and ROIC:

Organic Revenue Growth Rating	+	Operating Profit Rating	+	Earnings per Share (Diluted) Rating	+	ROIC Rating	=	Financial Performance Factor
40% Weighting		20% Weighting		20% Weighting		20% Weighting
These metrics relate to Company-wide, short-term financial performance that our participating senior executives directly influence, which ensures a connection between their annual performance and the actual performance-based cash bonus payment amounts. In addition, the Compensation and Talent Committee selected these financial metrics (and the applicable weighting) because it believes that strong performance in these financial measures of growth, profitability and return will maximize shareholder value:

Financial Metric	Purpose

Organic Revenue Growth	+Drives our overall performance +Enables profitability and economic return

Operating Profit
+Reflects the profitability of our core business operations and demonstrates the efficiency with which we convert our top-line revenue into profits
+Drives focus on sustaining revenue growth that is profitable

Earnings per Share (Diluted)	+Measures our profitability to shareholders after financing costs and taxes +Supports alignment with our shareholders’ interests

ROIC	+Measures the efficiency with which we use our invested capital to generate returns +In balance with revenue growth, drives long-term shareholder value creation

86	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
The Compensation and Talent Committee established 2024 threshold, target and maximum performance goals for each of these metrics, which are aligned with the goals included in our 2024 annual business plan approved by the Board:
+The threshold goal for each metric is the minimum level of performance required to achieve a payout rating for that metric. The payout rating for threshold performance is 25%, and below threshold performance will result in a 0% payout rating for that metric.
+The target goals are aligned with the goals included in the 2024 annual business plan approved by the Board and are intended to encourage stretch performance during the one-year performance period, while at the same time being achievable. Establishing these target goals as performance targets incentivizes our participating senior executives to deliver on those short-term financial goals, and achieving the target goal will result in a 100% payout rating for the applicable metric.
+The maximum goal for each metric is set at a level that requires superior performance during the one-year performance period, and performance at or above the maximum goal will result in a maximum payout rating of 200% for that metric.
In the event performance of any metric is between the threshold and target goals or target and maximum goals, the payout rating for that metric is calculated on a sliding scale, ranging from 25% to 200%, under our 2024 annual performance-based cash bonus plan. The following table shows the threshold, target and maximum goals for each of this plan’s four financial metrics.

	Performance Goals
Metrics	Threshold	Target	Maximum

Organic Revenue Growth(1)	3.4%	8.5%	12.3%
Operating Profit (in millions)	$1,152.8	$1,215.3	$1,266.6
Earnings per Share (Diluted)	$10.65	$11.19	$11.64
ROIC	40.8%	49.1%	55.9%
1.     While the 2024 target goal for organic revenue growth was below our 2023 organic revenue growth, the 2024 target goal aligned with our 2024 annual business plan, which reflected projected impacts of macroeconomic and sector headwinds, including to veterinary clinic visit trends, and targeted absolute revenue generation well above 2023 revenue results.

IDEXX 2025 PROXY STATEMENT	87

+ + + EXECUTIVE COMPENSATION
The following table illustrates our performance versus the target goal with respect to each financial metric selected by the Compensation and Talent Committee for our 2024 annual performance-based cash bonus plan, and the resulting calculation of the financial performance factor.

	Organic Revenue Growth(1)	Operating Profit (in millions)	Earnings per Share (Diluted)	ROIC(2)	2024 Financial Performance Factor (%)

2024 Achieved Results(3)	6.4%	$1,196.0	$11.16	48.9%
2024 Target Goal(4)	8.5%	$1,215.3	$11.19	49.1%
Variance to 2024 Target Goal(5)	-2.1%	-$19.3	-$0.03	-0.2%
Payout Rating(4)	68.2%	76.9%	95.9%	97.8%
Weighting	40%	20%	20%	20%
Weighted Average Percentage	27.3%	15.4%	19.2%	19.6%	81%
1.Organic revenue growth is a non-GAAP financial measure. Information regarding organic revenue growth and its calculation is provided in Appendix A.
2.ROIC is a non-GAAP financial measure. Information regarding ROIC and its calculation is provided in Appendix A.
3.In evaluating financial performance, 2024 actual results were adjusted pursuant to the terms of our 2024 annual performance-based cash bonus plan to eliminate the effects of differences between actual foreign currency exchange rates during 2024, as compared to the rates assumed in setting the budget, and the effects of discrete items not anticipated at the beginning of the 2024 fiscal year and not reflected in the target goal, such as acquisitions and acquisition-related expenses, and the impact from a $61.5 million discrete litigation expense accrual, as well as the tax effects of share-based compensation activity under ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Information regarding these adjustments and a reconciliation to the most directly comparable financial measure presented in accordance with GAAP is provided in Appendix A.
4.Achievement of our target goal for each of the financial metrics equates to 100% payout for that metric, with separate predefined performance scales for each financial metric resulting in an increase or decrease in the percentage payout, as described above.
5.Numbers may not foot due to rounding.
Non-Financial Performance Factor
The Compensation and Talent Committee determines the non-financial performance factor, representing 40% of the overall performance factor under our 2024 annual performance-based cash bonus plan, by considering achievement against the annual non-financial goals approved by the Board and intended to strengthen the business to support long-term performance.
The Board approved annual non-financial goals for our 2024 annual performance-based cash bonus plan focused on six strategic priorities set in February 2024, as detailed in the table that follows.
The Compensation and Talent Committee evaluated our 2024 performance against these goals, and based upon that evaluation, it determined that IDEXX exceeded expectations in its non-financial performance and that the non-financial performance factor for the senior executives was 120% of target. The Compensation and Talent Committee believed this represented an appropriate recognition of management’s strong execution of our strategy in 2024 and the meaningful progress management achieved against our compelling long-term strategic and investment plans to support future growth. The Compensation and Talent Committee also considered the negative absolute and relative shareholder return in 2024 and believed the amount was appropriate in light of its view that management’s execution will result in long-term value creation for our shareholders and other stakeholders and the fact that our NEOs’ interests remain well aligned with shareholders due to the very significant percentage of target total direct compensation provided in the form of long-term equity-based awards.

88	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
The following table summarizes the achievements against our 2024 goals that were considered by the Compensation and Talent Committee in making this determination:

2024 Strategic Goal Priorities	2024 Assessment Highlights

Innovate for Continued Long-term Growth
+Achieved launch readiness for nine new products, services and software solutions.
+Began shipping IDEXX inVue Dx Cellular Analyzers in the fourth quarter of 2024, making available a revolutionary slide-free point-of-care platform to veterinary clinics and remained on track to launch a menu expansion for fine needle aspirate samples for “lumps and bumps” later in 2025.
+Launched Vello, our pet owner engagement software solution, which was adopted by nearly 600 veterinary practices in 2024.
+Released Cystoisospora as part of our fecal antigen panel and completed a study showing our fecal panel detects twice as many parasites as the fecal flotation “gold standard.”
+Made significant progress against our product and service roadmaps, including in our groundbreaking IDEXX Cancer Dx program, with canine lymphoma screening on track to launch in North America in 2025.
+Delivered on our Technology for Life commitment with the addition of the Catalyst Pancreatic Lipase Test, a single-slide solution for dogs and cats suspected of having pancreatitis.

Commercial Execution
+Placed ~18,500 premium instruments and maintained customer retention rates of over 97% within our key CAG Diagnostics business.
+Generated nearly 1,600 pre-orders for the IDEXX inVue Dx Cellular Analyzer.
+Achieved low double-digit CAG Diagnostics recurring revenue growth in Europe while advancing the European commercial team’s effectiveness through several key initiatives.
+Double-digit installed base growth for our cloud-based practice management systems.

Deliver a Differentiated Customer Experience
+Launched “Turnaround Display Time” and “Status Tracker” features for our reference lab services in VetConnect PLUS as part of our advancement of the end-to-end digital customer experience, improving veterinary clinic workflows.
+Released Catalyst SmartQC Control, a load-and-go quality control testing system that is 90% faster than current methods.
+Implemented product enhancements, self-service features and in-product Virtual Assistant for certain products to boost customer satisfaction and reduce customer support cases.
+Advanced initiatives to deliver a digitally enabled support experience in our Customer Technical Support organization, which will enable 24x7x365 customer support and eliminate wait times.

Performance Excellence and Productivity
+Balanced reference lab day and night shifts to improve asset utilization and reduce employee turnover and overtime costs while delivering results in a timely manner aligned with customer expectations.
+Set a new standard service level for North American shipments in partnership with our customers, moving from next-day to two-day shipping, with 75% of eligible North America shipments delivered via two-day shipping, reducing overnight air shipments.
+Achieved significant savings through scrap reduction, manufacturing productivity and supplier partnership initiatives.
+Secured an extension to, and modifications of, agreements to supply dry slides for our veterinary chemistry analyzers to the end of 2044.

IDEXX 2025 PROXY STATEMENT	89

+ + + EXECUTIVE COMPENSATION

2024 Strategic Goal Priorities	2024 Assessment Highlights

Strengthen and Engage Our Talent While Building a More Inclusive Organization
+Attained an employee engagement score exceeding the life sciences industry benchmark.
+Achieved an employee Net Promoter Score above the 90th percentile for all employers.
+Deployed employee learning to create an AI-savvy workforce capable of harnessing this technology.
+Expanded and centralized employee recognition programs resulting in a higher volume of employee recognitions at approximately the same cost.

Advance Our Commitment to Corporate Responsibility and Sustainability
+Secured our second VPPA in North America, which, together with our first VPPA, is expected to account for over 70% of our goal to reduce our total Scope 1 and Scope 2 greenhouse gas emissions by 37.8% by 2030 (relative to a 2021 baseline) once both are online.
+Completed a double materiality assessment in preparation for our compliance obligations with the European Union’s Corporate Sustainability Reporting Directive.

Under our 2024 annual performance-based cash bonus plan, applying the financial performance factor and the non-financial performance factor, as described above, resulted in each of our NEOs receiving an annual performance-based cash bonus that equaled 97% of their target bonus amount. The Compensation and Talent Committee believes that this bonus amount is appropriate and reflects a direct linkage between executive pay and performance.
Equity-Based Long-Term Incentive Compensation
We believe that granting equity-based awards is an effective tool in recruiting and retaining the key talent necessary to ensure our continued success and further aligns the interests of our senior executives with those of our shareholders by rewarding long-term total shareholder return while providing a retention incentive through multi-year vesting periods. We also believe that in order to attract and retain key talent and support long-term value creation, our annual equity awards should be designed to be easy to understand and communicate.
Types and Mix of Equity Awards
The annual equity awards made to our NEOs in 2024 consisted of stock options, PSUs and RSUs, with the following key terms:

	Stock Options	PSUs	RSUs

Vesting	Vest in four equal annual installments	Cliff vests based on achievement against the PSU award performance metrics over a three-year performance period	Vests in four equal annual installments

Term	Term expires on the day immediately prior to the tenth anniversary of grant date	Not applicable	Not applicable

Exercise Price	Closing sale price of our common stock on the Nasdaq Global Select Market on the grant date	Not applicable	Not applicable

90	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Generally, unvested PSUs, RSUs and stock options are subject to forfeiture when a senior executive’s employment at IDEXX ends, and vested stock options are exercisable only while the senior executive remains employed by IDEXX or within three months after their employment at IDEXX ends. However, our equity awards include certain death and disability provisions, as well as retirement provisions aimed to enhance our ability to retain talent and facilitate succession and transition planning for key positions. For more information regarding these provisions, refer to the discussion under “Stock Incentive Plans” beginning on page 110.
Given the different risk and reward characteristics of stock options, PSUs and RSUs, the Compensation and Talent Committee believes that the mix of 2024 annual equity awards, together with a multi-year vesting schedule (including a three-year cliff vesting schedule for PSUs), serves as an effective means of implementing our compensation philosophy, which seeks to align the interests of our executive officers and shareholders and retain key talent. Our executive officers have the most direct impact on our performance, and we, therefore, believe they should bear the highest risk and realize the highest potential reward associated with that performance.
Each type of equity award serves an important purpose while working in tandem to attract, motivate and retain highly skilled senior executives and align the interests of our senior executives and shareholders.

Type of Award	Purpose

Stock Options	Align senior executives’ and shareholders’ interests because the awards only have value to the extent our stock price exceeds the per-share exercise price, incentivize senior executives to create long-term shareholder value and encourage retention because the opportunity to exercise is generally contingent on continued employment.
RSUs	Encourage retention and reward the creation of shareholder value over time because the value depends on the stock price of our common stock, but will have some value in the long term.
PSUs	Reinforce our senior executives’ focus on long-term performance goals tied to our growth strategy and further strengthen the direct alignment between the interests of our senior executives and shareholders because the award value depends on performance against long-term financial goals and the stock price of our common stock.

2024 PSU Award Performance Metrics
The below table outlines the 2024 PSU award performance metrics and weighting, as well as the PSU payout percentage for the achievement of threshold, target and maximum performance:

		Payout Percentage
Performance Metrics	Weighting	Threshold	Target	Maximum

Average annual organic revenue growth(1)	50%	20%	100%	200%
Average annual comparable operating profit growth(2)	50%	20%	100%	200%
1.The average annual organic revenue growth is determined by averaging the percentage change in our revenue growth year over year during each of the three years included in the performance period, in each case net of the impacts of changes in foreign exchange rates, certain business acquisitions and divestitures.
2.The average annual comparable operating profit growth is determined by averaging the percentage change in our operating profit year over year during each of the three years included in the performance period, in each case adjusted to eliminate, as applicable, (i) the effects of foreign currency exchange rates and (ii) the effects of certain discrete items, including, but not limited to, restructuring charges, debt finance costs, acquisition purchase accounting adjustments, acquisition-related transaction costs and integration expenses, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets or discontinued operations, other unusual, non-recurring or extraordinary items, or otherwise in the discretion of the Compensation and Talent Committee.

IDEXX 2025 PROXY STATEMENT	91

+ + + EXECUTIVE COMPENSATION
The Compensation and Talent Committee approved average annual organic revenue growth and average annual comparable operating profit growth over a three-year period as the 2024 PSU performance metrics because it believes these metrics appropriately incentivize sustained revenue growth that is profitable over the three-year performance period and are aligned with key drivers of our long-term strategy and financial model.
The Compensation and Talent Committee also determined the threshold, target and maximum goals for each 2024 PSU performance metric in light of the three-year performance period and our long-term business and financial strategic plan. If performance with respect to either PSU performance metric during the performance period is less than threshold performance applicable to that metric, the payout percentage for that metric will be zero. If performance equals or is within the range of the target level performance applicable to that metric, the payout percentage for that metric will be 100%. If performance equals or exceeds the maximum level performance applicable to that metric, the payout percentage for that metric will be 200%. In the event performance of either metric is between the threshold and target goals or target and maximum goals, the payout rating for that metric is calculated on a sliding scale, ranging from 20% to 200%.
Information regarding the target, threshold, and maximum goals applicable to the average annual organic revenue growth and average annual comparable operating profit growth metrics, as well as performance against those metrics, will be disclosed at the end of the three-year performance period.
2024 NEO Annual Equity Awards
In determining the value of annual equity awards granted to each NEO, the Compensation and Talent Committee evaluates a number of factors, including a competitive assessment of the market and each senior executive’s responsibilities, performance, long-term leadership potential and equity holdings. The Compensation and Talent Committee also considers the impact of equity award values in total on shareholder dilution and shareholder value transfer in relation to the average of such totals for our peers. The Compensation and Talent Committee may also grant one-time, special equity awards in recognition of strong annual performance or in light of expanded or differing job responsibilities from time to time.
As described earlier, in determining the target total direct compensation for 2024 for each of our NEOs, the Compensation and Talent Committee conducted its annual talent review and identified NEOs with strong sustained performance, growth potential into larger and/or successor roles, and skills critical to our long-term success. As a result of this review, the Compensation and Talent Committee chose to position target compensation for these NEOs at the higher end of the competitive range, primarily through equity-based long-term incentive grants, to strengthen IDEXX’s ability to retain these executives and further enhance their alignment with shareholders. This higher pay positioning is not assured going forward and it is subject to IDEXX’s rigorous annual talent review process. The majority of the year-over-year increase in the target equity award values for our NEOs was in the form of PSUs, which will only vest based on our performance against the PSU performance metrics, which the Compensation and Talent Committee believes further enhances the pay and performance alignment of the compensation program, as well as the alignment of the interests of our NEOs and shareholders.

92	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
In February 2024, the Compensation and Talent Committee granted the following equity awards to all our NEOs given these considerations:

	Stock Option Award Value ($)(1)(2)	RSU Award Value ($)(1)(3)	PSU Award Target Value ($)(1)(4)	Total Equity Award Value ($)(1)

Jonathan J. Mazelsky(5)	5,200,000	—	5,200,000	10,400,000
Brian P. McKeon	1,337,500	668,750	668,750	2,675,000
Tina Hunt, PhD	1,350,000	675,000	675,000	2,700,000
Michael J. Lane	1,350,000	675,000	675,000	2,700,000
Martin Smith, PhD	1,350,000	675,000	675,000	2,700,000
1.Reflects the aggregate grant value (expressed in dollars), assuming PSU awards are earned at target levels, approved by the Compensation and Talent Committee, which differs slightly from the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 that results from the conversion of the approved grant value into shares and rounding the resulting number of shares underlying an award to the nearest whole number to avoid the issuance of fractional shares. Refer to Note 5 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for the relevant assumptions used to determine the grant date fair market value of our stock awards and stock options.
2.Stock options awards vest ratably over four years and have a term of 10 years.
3.RSUs vest ratably over four years.
4.PSUs cliff vest based on achievement against the PSU award performance metrics following a three-year performance period.
5.The 2024 annual equity awards granted to Mr. Mazelsky will continue to vest so long as he remains an IDEXX employee or Board member or, additionally in the case of stock option awards, a consultant.
Minimal Executive Benefits and Perquisites
We provide a wide array of health and welfare benefits that support our employees’ overall well-being. This includes comprehensive health, life and disability insurance, generous time-off and leave programs and financial support. We provide free counseling for employees and their dependents through our mental wellness partner. In addition, all U.S. employees are eligible to participate in our 401(k) plan. Participants in our 401(k) plan receive matching contributions of up to 5% of their eligible compensation. All full-time U.S. employees who have been employed for at least one month also have an opportunity to purchase shares of our common stock through payroll deductions pursuant to our 1997 Employee Stock Purchase Plan, as amended. All employees have access to financial education and our employees in North America can engage with a financial coach. We also provide reimbursement to our employees for reasonable relocation costs when necessary based on business needs.
In 2024, the benefits available exclusively to our executive officers and other senior executives directly reporting to our CEO were Company-funded tax return preparation and financial planning services (which had a combined value of $15,000 or less per NEO) and supplemental disability coverage and executive health consultation services (which had a combined value of under $6,500 per NEO). In addition, we have fractional interests in aircraft available, as needed, to provide efficient business travel for our CEO, other senior executives and Board members, subject to compliance with our policies. Personal use of these aircraft is prohibited, unless a special exception is approved by the Board Chair or Audit Committee Chair, in the case of the CEO, and by the CEO, in all other cases. There was no personal use of these aircraft in 2024. The supplemental disability coverage is provided for additional financial security in the case of disability. Executive health consultation services are provided because the health of our executive officers is critical to their performance. The tax preparation and financial planning service is provided to maximize the amount of time that our executive officers are able to spend on Company business rather than personal financial matters, support executive officer retention and assist them in navigating complex tax, financial and regulatory issues. In addition, some of our executive officers and their spouses and partners may be invited to participate in our annual President’s Club event recognizing our highest performing sales employees, and we reimburse them for their reasonable travel expenses, including the expenses of their spouses and partners.

IDEXX 2025 PROXY STATEMENT	93

+ + + EXECUTIVE COMPENSATION
In December 2024, upon the recommendation of our Compensation and Talent Committee, our Board approved and adopted an unfunded, nonqualified deferred compensation plan that allows a select group of management and highly compensated employees to voluntarily defer cash and equity compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the NQDC Plan. Participants in the NQDC Plan, including our executive officers, will first be permitted to defer eligible compensation beginning in 2025, and no compensation deferrals were permitted in 2024. We believe the NQDC Plan will enhance our ability to attract and retain key talent and support stock ownership and retention by our executive officers.
We do not gross up our executive officers’ perquisites and benefits to compensate for any taxes due on the value of these perquisites and benefits, with the exception of typical tax equalization benefits for executive officers on expatriate assignments and gross-up payments for reasonable relocation costs, as applicable.
How We Manage Risk and Governance
Executive Stock Ownership and Retention
We maintain stock ownership guidelines intended to further align the financial interests of our senior executives with those of our shareholders. These guidelines set a target level of ownership of a number of shares of our common stock for each of our NEOs and other senior executives (including all of our Senior Vice Presidents) each year as of March 31 (or their hire date or date of promotion during the year they were hired or promoted) based on a target multiple of annual base salary shown in the table below, divided by the closing price of our common stock on the relevant calculation date.

Target Multiple of Annual Base Salary

CEO	10X
Executive Vice Presidents	4X
Senior Vice Presidents	1X
These target levels determine whether the senior executive must retain additional stock acquired upon the vesting and settlement of shares underlying RSUs or PSUs or the exercise of options. Specifically, unless and until the number of shares of our common stock held by a senior executive equals or exceeds their target level established each year as of March 31 (or their hire date or date of promotion during the year they were hired or promoted), the senior executive must retain:
+At least 75% of our common stock received upon the exercise of options or the vesting and settlement of RSUs or PSUs after payment or withholding of any applicable exercise price and taxes; and
+All other shares of our common stock held by the senior executive.
We do not apply unexercised stock options (whether or not vested) or unvested RSUs or PSUs towards satisfying these guidelines, as we believe that these guidelines are meant to encourage outright ownership of our common stock and to further align the financial interests of our senior executives with those of our shareholders. Each senior executive’s compliance with the guidelines is measured annually and reviewed by the Compensation and Talent Committee.
All NEOs were in compliance with the guidelines as of December 31, 2024. For more information regarding the stock ownership guidelines applicable to our non-employee Directors, refer to “Director Stock Ownership Guidelines” on page 56.

94	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Recovery of Incentive Compensation
In October 2023, the Board amended and restated our Clawback Policy to comply with, and exceed the requirements of, the finalized and effective SEC and Nasdaq rules (Section 10D of the Exchange Act, Rule 10D-1 of the Dodd Frank Wall Street Reform and Consumer Protection Act promulgated thereunder and Nasdaq Rule 5608). Pursuant to our Clawback Policy, in the event of an “accounting restatement” (as defined in the policy), our “covered executives” (as defined in the policy), including current and former NEOs and other executive officers, must reimburse us for any “erroneously awarded compensation” (as defined in the policy) they received during the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement. Incentive compensation subject to mandatory recoupment under the Clawback Policy includes the amount of incentive compensation received by a covered executive during the three fiscal years preceding the required accounting restatement based on our achievement of “financial reporting measures” (as defined in the policy) in excess of the amount that the covered executive would have received based on the restated financial reporting measures. In addition, in the event we are required to prepare a “‘Big R’ accounting restatement” (as defined in the policy), our Board has discretionary authority to recover covered executives’ “additional compensation” (as defined in the policy), including their time-based equity awards and annual cash bonus amounts tied to the non-financial performance factor, to the extent such forms of compensation are not otherwise subject to mandatory recoupment. The Board has the authority to interpret and make all determinations under the Clawback Policy, in a manner consistent with applicable SEC and Nasdaq rules.
Policy on Short-Sales, Derivatives and Hedging
Pursuant to our Policy on Short Sales, Derivative Transactions and Hedging, no Director or employee of IDEXX may engage in short sales of our securities; purchases or sales of puts, calls or other derivative securities based on our securities; or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities.
Anti-Pledging Policy
We maintain a Policy on Pledging of Company Stock that prohibits our Directors and executive officers from pledging, hypothecating or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls or otherwise making them available as collateral for a margin loan.
Executive Agreements
IDEXX and Mr. Mazelsky are parties to an employment agreement (Mazelsky Employment Agreement). Among other things, the Mazelsky Employment Agreement provides Mr. Mazelsky with certain severance benefits if he were to be terminated by IDEXX other than for cause (as defined in the Mazelsky Employment Agreement) or in connection with a change in control (as described below). For more information regarding these severance benefits, refer to the discussion under “Potential Payments Upon Termination or Change in Control” beginning on page 114.
In addition, each of the NEOs and certain other senior executives has a change in control agreement with IDEXX. With respect to Mr. Mazelsky, the terms of this change in control agreement are included in the Mazelsky Employment Agreement. The purpose of these agreements is to provide strong incentives for these senior executives to act in the best interest of our stakeholders before, during and after any change in control transaction by providing them with certain payments, benefits and accelerated vesting of equity awards in the event their employment is terminated or materially changed following a change in control. The agreements do not provide for any 280G excise tax gross-ups. The change in control agreements (other than the Mazelsky Employment Agreement) renew annually unless we provide timely notice of our intent not to renew. The Compensation and Talent Committee believes these terms are reasonable and consistent with market practice. The Compensation and Talent Committee periodically reviews the change in control agreements and obtains updated industry benchmarking advice from its independent compensation consultant to assist in determining whether any modifications to the agreements are necessary or whether we should permit

IDEXX 2025 PROXY STATEMENT	95

+ + + EXECUTIVE COMPENSATION
renewal. For more information regarding these change in control agreements and the payments and benefits provided thereunder, refer to the discussion under “Potential Payments Upon Termination or Change in Control” beginning on page 114.
We have also entered into Confidential Information, Work Product and Restrictive Covenant Agreements with our senior executives, including each of our NEOs, pursuant to which senior executives agree to abide by standard non-competition, non-solicitation, confidentiality and invention assignment covenants.
Equity Award Grant Policy
We have an equity award grant policy, approved by the Compensation and Talent Committee and the Board, that determines when and how we grant equity awards. This policy provides for an award date on the date the Compensation and Talent Committee approves an equity award at its regularly scheduled February meeting, and as to any other equity awards, a fixed award date that occurs outside the quarterly quiet periods during which our executives and Directors are precluded from trading in our securities. In addition, the Compensation and Talent Committee may grant an equity award on other dates if determined to be advisable. However, our equity award grant policy prohibits manipulating either the timing of the release of material nonpublic information or the timing of the grant of an equity-based award with the intent of benefiting any equity award grantee, and we have not timed the disclosure of material nonpublic information for the purposes of affecting the value of executive compensation.
All annual equity awards to our NEOs require the approval of the Compensation and Talent Committee. Annual equity awards are made on the date of the regularly scheduled Compensation and Talent Committee meeting in February. Management and the Board schedule this meeting so that it occurs after our earnings announcement for the fourth quarter of the prior year and outside of the quarterly quiet period associated with this earnings announcement. Accordingly, no equity awards were granted to our NEOs during 2024 within four business days prior to or one business day following the filing of a Form 10-Q, 10-K or 8-K that disclosed material nonpublic information.
Risk Analysis
The Compensation and Talent Committee requested management conduct an analysis of our compensation practices to assist it in determining whether those practices created risks that were reasonably likely to have a material adverse effect on IDEXX. The results of this analysis, which were based on a December 2023 analysis conducted by Farient as updated by management to reflect subsequent modifications to our compensation practices, were presented by management to the Compensation and Talent Committee in December 2024. Based on this analysis, the Compensation and Talent Committee determined that our compensation practices were not reasonably likely to have a material adverse effect on IDEXX. This conclusion was based on the use of a reasonably balanced pay mix; multiple performance metrics used for our 2024 annual performance-based cash bonus plan, including non-financial goals; capped cash bonus payouts; multi-year equity compensation vesting periods; stock ownership guidelines; a clawback policy; and a prohibition against pledging and hedging activity.
Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement for the year ended December 31, 2024. Based on this review and discussion, the Compensation and Talent Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.
Compensation and Talent Committee
Irene Chang Britt, Chair
Bruce L. Claflin
Lawrence D. Kingsley
Sam Samad

96	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Executive Compensation Tables
Summary Compensation Table for 2024
The following table sets forth the compensation earned during 2024, 2023 and 2022 by our CEO, Chief Financial Officer and the three other highest-paid executive officers for our 2024 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)

Jonathan J. Mazelsky	2024	1,121,154	—	5,199,755	5,200,032	1,450,150	35,960	(3)	13,007,051
President and Chief Executive Officer	2023	1,000,000	—	2,187,697	6,562,842	1,737,500	31,270		11,519,309
	2022	1,000,000	—	1,937,696	5,812,593	1,012,500	25,599		9,788,388
Brian P. McKeon	2024	689,558	—	1,337,496	1,337,414	504,521	23,759	(4)	3,892,748
Executive Vice President and Special Advisor (Former Chief Financial Officer and Treasurer)	2023	669,023	—	612,336	1,837,574	701,603	24,529		3,845,065
	2022	644,249	—	612,702	1,837,483	393,143	23,249		3,510,826
Tina Hunt, PhD	2024	576,635	—	1,349,828	1,349,983	421,950	32,304	(5)	3,730,700
Executive Vice President, Global Strategy and Commercial	2023	559,154	—	1,162,494	1,237,487	586,406	25,252		3,570,793
	2022	538,327	—	412,512	1,237,583	328,506	20,935		2,537,863
Michael J. Lane	2024	576,635	—	1,349,828	1,349,983	421,950	27,927	(6)	3,726,323
Executive Vice President and General Manager, Global Reference Laboratories, Diagnostic Solutions and Information Technology	2023	559,154	—	437,738	1,312,524	586,406	25,539		2,921,361
	2022	538,327	—	412,512	1,237,583	328,506	24,263		2,541,191
Martin Smith, PhD(8)	2024	576,635	—	1,349,828	1,349,983	421,950	20,663	(7)	3,719,059
Executive Vice President, Global Operations and R&D	2023	—	—	—	—	—	—		—
	2022	—	—	—	—	—	—		—
1.Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 5 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at the maximum (200%) payout level, the grant date fair value of PSUs granted in 2024 was: Mr. Mazelsky $10,399,509; Mr. McKeon $1,337,496; Dr. Hunt $1,349,828; Mr. Lane $ 1,349,828; and Dr. Smith $1,349,828.
2.Amounts shown reflect the NEOs' annual, performance-based cash bonus amounts under our 2024 annual performance-based cash bonus plan. Refer to the discussion under "Annual Performance-Based Cash Bonus” beginning on page 85 above.
3.Amount shown includes $17,250 in company matching contributions under our 401(k) plan, and the remainder includes tax preparation and financial planning fees, executive health consultation services expenses, premiums paid on behalf of Mr. Mazelsky under our life and supplemental disability insurance plans, company-branded accessories provided to members of our Board, including Mr. Mazelsky, as part of an IDEXX facility visit, and an immaterial amount of value attributable to points received by employees who enrolled in our company-wide recognition program.

IDEXX 2025 PROXY STATEMENT	97

+ + + EXECUTIVE COMPENSATION
4.Amount shown includes $17,250 in company matching contributions under our 401(k) plan, and the remainder includes tax preparation and financial planning fees, premiums paid on behalf of Mr. McKeon under our life and supplemental disability insurance plans, and an immaterial amount of value attributable to points received by employees who enrolled in our company-wide recognition program.
5.Amount shown includes $17,250 in company matching contributions under our 401(k) plan, and the remainder includes tax preparation and financial planning fees, premiums paid on behalf of Dr. Hunt under our life and supplemental disability plans, and an immaterial amount of value attributable to points received by employees who enrolled in our company-wide recognition program.
6.Amount shown includes $17,250 in company matching contributions under our 401(k) plan, and the remainder includes tax preparation and financial planning fees, executive health consultation services expenses, premiums paid on behalf of Mr. Lane under our life and supplemental disability insurance plans, and an immaterial amount of value attributable to points received by employees who enrolled in our company-wide recognition program.
7.Amount shown includes $17,250 in company matching contributions under our 401(k) plan, and the remainder includes premiums paid on behalf of Dr. Smith under our life and supplemental disability insurance plans, and an immaterial amount of value attributable to points received by employees who enrolled in our company-wide recognition program.
8. 2024 is the first year that Dr. Smith has been one of our NEOs. Accordingly, information with respect to 2022 and 2023 is omitted from the table.

98	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
2024 Grants of Plan-Based Awards
The following table sets forth each grant of an award made to the NEOs during our 2024 fiscal year. All equity awards were made under the 2018 Plan described below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units(6)(8) (#)	All Other Option Awards: Number of Securities Underlying Options(7)(8) (#)	Exercise /Base Price of Option Awards(1) ($)	Grant Date Fair Value of Stock and Option Awards(9) ($)
Name	Grant Date(1)	Target(3) ($)	Maximum(4) ($)	Threshold (#)	Target (#)	Maximum (#)

Jonathan J. Mazelsky(10)	2/14/24	—	—	1,855	9,276	18,552	—	—	—	5,199,755
	2/14/24	—	—	—	—	—	—	21,513	560.56	5,200,032
		1,495,000	2,990,000	—	—	—	—	—	—	—
Brian P. McKeon	2/14/24	—	—	239	1,193	2,386	—	—	—	668,748
	2/14/24	—	—	—	—	—	1,193	—	—	668,748
	2/14/24	—	—	—	—	—	—	5,533	560.56	1,337,414
		520,125	1,040,250	—	—	—	—	—	—	—
Tina Hunt, PhD	2/14/24	—	—	241	1,204	2,408	—	—	—	674,914
	2/14/24	—	—	—	—	—	1,204	—	—	674,914
	2/14/24	—	—	—	—	—	—	5,585	560.56	1,349,983
		435,000	870,000	—	—	—	—	—	—	—
Michael J. Lane	2/14/24	—	—	241	1,204	2,408	—	—	—	674,914
	2/14/24	—	—	—	—	—	1,204	—	—	674,914
	2/14/24	—	—	—	—	—	—	5,585	560.56	1,349,983
		435,000	870,000	—	—	—	—	—	—	—
Martin Smith, PhD	2/14/24	—	—	241	1,204	2,408	—	—	—	674,914
	2/14/24	—	—	—	—	—	1,204	—	—	674,914
	2/14/24	—	—	—	—	—	—	5,585	560.56	1,349,983
		435,000	870,000	—	—	—	—	—	—	—
1.On each of the grant dates reflected, the Compensation and Talent Committee approved the grant of the above stock options, PSUs and RSUs to the NEOs at the closing sale price of the common stock on the NASDAQ Global Select Market on the applicable grant date. Refer to the discussion under "Equity Award Grant Policy'" on page 96.
2.The non-equity incentive plan awards reported under this caption represent the possible annual, performance-based cash bonus amounts under our 2024 annual performance-based cash bonus plan, the material terms of which are discussed under "Annual Performance-Based

IDEXX 2025 PROXY STATEMENT	99

+ + + EXECUTIVE COMPENSATION
Cash Bonus” beginning on page 85. The actual award payments under our 2024 annual performance-based cash bonus plan, as determined by the Compensation and Talent Committee in February 2025, are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2024 above. Our 2024 annual performance-based cash bonus plan does not provide for a threshold payout, and if minimum performance goals are not met, no annual performance-based cash bonus is earned under the plan.
3.Annual performance-based cash bonus amounts for 2024 awarded under our 2024 annual performance-based cash bonus plan are determined by multiplying a target bonus, represented as a percentage of annual base salary, by a factor calculated by combining two weighted measures: (1) Company financial performance against budget with respect to pre-determined financial metrics (60% weight), and (2) achievement of non-financial performance goals, and in consideration of individual performance (40% weight). For a discussion of the 2024 financial metrics and performance goals under our 2024 annual performance-based cash bonus plan, refer to the discussion under "Annual Performance-Based Cash Bonus" beginning on page 85. For 2024, Mr. Mazelsky had a target bonus of 130% of base salary, and Mr. McKeon, Dr. Hunt, Mr. Lane and Dr. Smith each had a target bonus of 75% of base salary. The “Target” amount set forth above represents an assumption that the financial and non-financial performance goal ratings for each of the NEOs participating in our 2024 annual performance-based cash bonus plan is 100%.
4.The maximum annual performance-based cash bonus for fiscal year 2024 was determined under our 2024 annual performance-based cash bonus plan as 200% of target bonus.
5.Granted under our 2018 Plan as PSUs that vest subject to relative performance against certain financial metrics over a three-year performance period. The PSUs vest on the later of the Compensation and Talent Committee's certification of the achieved earn out or the third anniversary of the grant date, generally subject to the NEO's continued employment through the vesting date. For more information regarding these PSUs, see the information under "Equity-Based Long Term Incentive Compensation" beginning on page 90. Under each outstanding PSU award, vesting of PSUs held by each senior executive may accelerate in part or in full in the event of a change in control of IDEXX, as described below under "Stock Incentive Plans" beginning on page 110.
6.Granted under our 2018 Plan as RSUs that vest in equal annual installments over a four-year period, with the first installment vesting on the first anniversary of the date of grant (subject to the executive's continued employment). For more information regarding these RSUs, see the information under "Equity-Based Long Term Incentive Compensation" beginning on page 90.
7.Granted under our 2018 Plan as options that become exercisable in equal annual installments over a four-year period, with the first installment vesting on the first anniversary of the date of grant (subject to the executive's continued employment).
8.Pursuant to the 2018 Plan, upon a change in control of IDEXX, each outstanding stock option and RSU award held by all employees of IDEXX, including the NEO's, is subject to the vesting provisions described below under “Stock Incentive Plans” beginning on page 110. Under the change in control agreements between IDEXX and each of its senior executives, vesting of options and RSUs held by each senior executive may accelerate in full in the event of a change in control of IDEXX followed by a qualifying termination of the senior executive's employment, as described below under "Change in Control" beginning on page 117.
9.Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value is based on the probable outcome of the achievement of the applicable performance metrics (target). Refer to Note 5 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock option awards.
10.Mr. Mazelsky's 2024 equity awards will continue to vest so long as he is an employee of IDEXX or a member of the Board or, additionally in the case of stock option awards, a consultant of IDEXX. In the event of termination of Mr. Mazelsky's employment by IDEXX other than for cause (except following a change in control), even if he is not a member of the Board or a consultant of IDEXX, his 2024 equity awards will continue to vest in accordance with their terms for two years. Refer to “Involuntary Termination without Cause” beginning on page 116.
In addition to the footnotes to the Summary Compensation Table for 2024 and 2024 Grants of Plan-Based Awards table above, the following sections of this Proxy Statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of Mr. Mazelsky’s employment agreement, refer to the discussion under “Involuntary Termination without Cause” beginning on page 116. For a discussion of the change in control agreements we have in place with each of our NEOs, refer to the discussion under "Change in Control” beginning on page 117. For a description of the material terms of the 2018 Plan, refer to the discussion under "Stock Incentive Plans" beginning on page 110. For an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, refer to the “Compensation Discussion and Analysis” beginning on page 71.

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EXECUTIVE COMPENSATION + + +
2024 Outstanding Equity Awards at 2024 Fiscal Year-End
The table below sets forth information with respect to unexercised options and stock awards that have not vested for each of the NEOs as of the end of our 2024 fiscal year.

		Option Awards (1)				Stock Awards(1)
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)(5)

Jonathan J. Mazelsky(6)	2/14/2016	29,260	—	67.85	2/13/2026	—	—	—	—
	2/14/2017	23,326	—	141.60	2/13/2027	—	—	—	—
	2/14/2018	25,140	—	178.26	2/13/2028	—	—	—	—
	2/14/2019	20,753	—	206.94	2/13/2029	—	—	—	—
	8/5/2019	20,116	—	260.07	8/4/2029	—	—	—	—
	11/4/2019	27,992	—	306.53	11/3/2029	—	—	—	—
	2/14/2020	40,078	—	288.78	2/13/2030	—	—	—	—
	2/14/2021	13,256	4,418	544.08	2/13/2031	689	284,860	—	—
	2/14/2021	7,425	2,475	598.48	2/13/2031	—	—	—	—
	2/14/2022	6,279	6,278	556.08	2/13/2032	1,916	792,151	—	—
	2/14/2022	11,282	11,281	505.53	2/13/2032	—	—	—	—
	2/8/2023	3,046	9,135	572.04	2/7/2033	3,298	1,363,525	—	—
	2/8/2023	5,365	16,092	497.43	2/7/2033	—	—	—	—
	2/14/2024	—	21,513	560.56	2/13/2034	—	—	9,276	3,835,069
Brian P. McKeon(7)	2/14/2018	25,140	—	178.26	2/13/2028	—	—	—	—
	2/14/2019	20,753	—	206.94	2/13/2029	—	—	—	—
	8/5/2019	10,058	—	260.07	8/4/2029	—	—	—	—
	2/14/2020	17,813	—	288.78	2/13/2030	—	—	—	—
	2/14/2021	7,291	2,430	544.08	2/13/2031	252	104,187	—	—
	2/14/2022	5,350	5,349	505.53	2/13/2032	606	250,545	—	—
	2/8/2023	2,253	6,759	497.43	2/7/2033	923	381,605	—	—
	2/14/2024	—	5,533	560.56	2/13/2034	1,193	493,234	1,193	493,234

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+ + + EXECUTIVE COMPENSATION

		Option Awards (1)				Stock Awards(1)
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)(5)
Tina Hunt, PhD(8)	2/14/2017	1,218	—	141.60	2/13/2027	—	—	—	—
	2/14/2018	6,425	—	178.26	2/13/2028	—	—	—	—
	2/14/2019	6,194	—	206.94	2/13/2029	—	—	—	—
	2/14/2020	7,125	—	288.78	2/13/2030	—	—	—	—
	2/14/2021	4,640	1,546	544.08	2/13/2031	160	66,150	—	—
	2/14/2022	3,604	3,602	505.53	2/13/2032	408	168,684	—	—
	2/8/2023	1,518	4,551	497.43	2/7/2033	1,508	623,468	—	—
	2/8/2023	—	—	—	—	621	256,746	—	—
	2/14/2024	—	5,585	560.56	2/13/2034	1,204	497,782	1,204	497,782
Michael J. Lane	2/14/2019	1,769	—	206.94	2/13/2029	—	—	—	—
	2/14/2020	7,125	—	288.78	2/13/2030	—	—	—	—
	2/14/2021	4,640	1,546	544.08	2/13/2031	160	66,150	—	—
	2/14/2022	3,604	3,602	505.53	2/13/2032	408	168,684	—	—
	2/8/2023	1,610	4,827	497.43	2/7/2033	660	272,870	—	—
	2/14/2024	—	5,585	560.56	2/13/2034	1,204	497,782	1,204	497,782
Martin Smith, PhD(9)	9/1/2021	534	178	676.90	8/31/2031	18	7,442	—	—
	2/14/2022	2,620	2,620	505.53	2/13/2032	593	245,170	—	—
	2/14/2022	—	—	—	—	296	122,378	—	—
	2/8/2023	1,380	4,137	497.43	2/7/2033	565	233,594	—	—
	2/14/2024	—	5,585	560.56	2/13/2034	1,204	497,782	1,204	497,782
1.Upon a change in control of IDEXX, each outstanding stock option, RSU or PSU award held by all employees of IDEXX, including the NEOs, is subject to the vesting provisions described below under “Stock Incentive Plans” beginning on page 110. Under the change in control agreements and PSU award agreements between IDEXX and each of its senior executives, vesting of options, RSUs and PSUs held by each senior executive may accelerate in full (at 100% of target in the case of PSUs) in the event of a change in control of IDEXX followed by a qualifying termination of the senior executive’s employment. Refer to “Change in Control” beginning on page 117.
2.Option grants made in 2023 become exercisable in equal annual installments over a four-year period, with the first installment vesting on February 14, 2024, and option grants made in 2020, 2021, 2022 and 2024 become exercisable in equal annual installments over a four-year period, with the first installment vesting on the first anniversary of the date of grant. Option grants made prior 2020 become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. RSU grants made in 2023 vest in equal installments over a four-year period commencing on February 14, 2024 (except for Dr. Hunt’s February 8, 2023 grant of 1,508 RSUs, which vests in full on February 14, 2026 and Dr. Smith's February 14, 2022 grant of 593 RSUs, which vests in full on February 14, 2025). RSU grants made in 2020, 2021, 2022 and 2024 vest in equal installments over a four-year period, with the first installment vesting on the first anniversary of the date of grant. RSU grants made prior 2020, vest in equal installments over a five-year period, with the first installment vesting on the first anniversary of the date of grant. PSUs vest subject to relative performance against certain financial metrics over a three-

102	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
year performance period. The PSUs vest on the later of the Compensation and Talent Committee's certification of the achieved earn out or the third anniversary of the grant date, generally subject to the NEO's continued employment through the vesting date.
3.The last day options can be exercised is the day immediately prior to the tenth anniversary of the date of grant (or the end of any applicable post-termination continued exercisability period, if earlier).
4.Market value of unvested stock awards is determined by multiplying the number of unvested shares by $413.44, the closing sale price of our common stock at December 31, 2024, the last trading day of 2024.
5.The stock awards in this column include PSUs granted in 2024 with 2024-2026 performance vesting conditions. The number of shares reported in this column assumes the target level of performance (payout at 100%) for PSUs granted in 2024, in accordance with SEC requirements. Actual payout for PSUs could range from 0% to 200% of the target award depending on performance results. Performance-based vesting conditions for PSUs granted in 2024 are discussed under "Equity-Based Long-Term Incentive Compensation" beginning on page 90.
6.Mr. Mazelsky was granted a one-time Interim CEO equity award on August 5, 2019 in connection with his appointment as our Interim President and CEO and a one-time promotion equity award on November 4, 2019 in connection with his appointment as our President and CEO. Mr. Mazelsky's 2021, 2022, 2023 and 2024 equity awards will continue to vest so long as he is an employee of IDEXX or a member of the Board or, additionally in the case of stock option and RSU awards, a consultant of IDEXX. In the event of termination of Mr. Mazelsky's employment by IDEXX other than for cause (except following a change in control), his equity awards will continue to vest in accordance with their terms for two years. Refer to the discussion under "Involuntary Termination without Cause" beginning on page 116.
7.Mr. McKeon was granted a one-time additional equity award on August 5, 2019 in recognition of his assumption of additional responsibilities following Mr. Mazelsky's appointment as our Interim President and CEO.
8.Dr. Hunt was granted a special, one-time award of 1,508 RSUs on February 8, 2023 in recognition of her expanded job responsibilities encompassing corporate strategy, marketing and sector development.
9.Dr. Smith was granted a one-time new hire award of 712 options and 74 RSUs on September 1, 2021 and a special, one-time award of 593 RSUs on February 14, 2022 in recognition of his strong performance and significant future performance expectations.
2024 Option Exercises and Stock Vested
The table below sets forth information with respect to exercises of stock options and vesting of RSUs for the NEOs during the 2024 fiscal year.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jonathan J. Mazelsky	12,483	6,225,122	4,540	2,504,438
Brian P. McKeon	23,809	10,167,240	1,923	1,057,705
Tina Hunt, PhD	—	—	872	488,808
Michael J. Lane	—	—	939	526,366
Martin Smith, PhD	—	—	355	197,573
1.Reflects the gross number of shares acquired and value realized upon exercise by each NEO, without reduction for shares that were used to pay the exercise price or to satisfy tax obligations.
2.Reflects the number of shares acquired and value of such shares upon vesting prior to the withholding of the following number of shares for each NEO to satisfy their tax obligations: Mr. Mazelsky (2,009), Mr. McKeon (1,214), Dr. Hunt (263), Mr. Lane (283) and Dr. Smith (113).

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Pay Versus Performance
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are required to provide annual disclosure of certain information to describe the relationship between “compensation actually paid” to our CEO and other NEOs and our financial performance. For further information regarding our compensation philosophy and how executive compensation aligns with performance, refer to the discussion under “Compensation Discussion and Analysis” beginning on page 71.
Pay Versus Performance Table for 2024
The following pay versus performance table sets forth information required by Item 402(v) of Regulation S-K, including: (i) the total compensation earned by our CEO (as reported on our Summary Compensation Table), (ii) the “compensation actually paid” to our CEO (calculated in accordance with Item 402(v) of Regulation S-K), (iii) the average of the total compensation earned by our other NEOs (derived from our Summary Compensation Table), (iv) the average “compensation actually paid” to our other NEOs (calculated in accordance with Item 402(v) of Regulation S-K), (v) our net income and (vi) our organic revenue growth rate, in each case, for each of the covered fiscal years of 2020, 2021, 2022, 2023 and 2024, as well as our cumulative total shareholder return and that of the S&P 500 Health Care Index (our pay versus performance peer group) over such period.

Year (1)	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)(4)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs(3)(4)	Value of Initial Fixed $100 Investment Based on:		IDEXX Net Income (MM)	IDEXX Organic Revenue Growth(7)
					IDEXX TSR(5)	Peer Group TSR(6)

2024	$13,007,051	$2,329,479	$3,767,208	$1,520,473	$158.33	$146.87	$887.9	6%
2023	$11,519,309	$22,675,198	$3,313,564	$6,133,478	$212.56	$143.18	$845.0	9%
2022	$9,788,388	($13,754,140)	$2,782,492	($3,411,052)	$156.23	$140.29	$679.1	7%
2021	$9,065,021	$28,210,038	$2,848,443	$8,009,991	$252.16	$143.09	$744.8	16%
2020	$7,038,175	$34,873,879	$2,311,502	$10,522,557	$191.43	$113.45	$581.8	12%
1.For each of the years presented in the table, our CEO was Jonathan J. Mazelsky. Our other NEOs were Brian P. McKeon (2020-2024), James F. Polewaczyk (2020-2023), Michael J. Lane (2020-2024), Tina Hunt (2021-2024), Martin Smith (2024) and Sharon E. Underberg (2020).
2.The table below provides a summary of deductions and additions made from the summary compensation table (SCT) total for our CEO to calculate the “compensation actually paid” to our CEO. The amount has been calculated in accordance with Item 402(v) of Regulation S-K and the dollar amount of the “compensation actually paid” does not reflect the actual amount of compensation earned or paid to the CEO during the applicable year. There were no equity award forfeitures nor dividends or other earnings paid on stock or option awards in any of the applicable years and thus no adjustments are reflected for such events in the table below.

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Year		2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table for CEO		13,007,051	11,519,309	9,788,388	9,065,021	7,038,175
Deductions	Grant date value of Stock Awards granted during fiscal year as reported in the SCT	5,199,755	2,187,697	1,937,696	1,500,029	1,125,087
	Grant date value of Option Awards granted during fiscal year as reported in the SCT	5,200,032	6,562,842	5,812,593	4,499,229	3,375,000
Additions	Fair value as of year end of outstanding and unvested equity awards granted during fiscal year	6,143,454	10,282,274	6,449,518	8,858,781	11,773,116
	Change in fair value (comparing year end to the end of prior fiscal year) of equity awards granted in a prior fiscal year that are outstanding and unvested at year end	(5,404,510)	6,759,528	(15,299,044)	13,640,628	18,767,155
	Fair value of equity awards on vesting date for equity awards granted and vested during fiscal year	—	—	—	—	—
	Change in fair value (comparing the vesting date to the end of the prior fiscal year) of equity awards granted in a prior fiscal year that vested during the fiscal year	(1,016,729)	2,864,627	(6,942,713)	2,644,866	1,795,521
Compensation Actually Paid to CEO		2,329,479	22,675,198	(13,754,140)	28,210,038	34,873,879
3.The table below provides a summary of deductions and additions made from the average summary compensation table (SCT) total for our other NEOs to calculate the average “compensation actually paid” to our other NEOs. The amount has been calculated in accordance with Item 402(v) of Regulation S-K and the dollar amount of the average “compensation actually paid” does not reflect the actual average amount of compensation earned or paid to the other NEOs during the applicable year. There were no equity award forfeitures nor dividends or other earnings paid on stock or option awards in any of the applicable years and thus no adjustments are reflected for such events in the table below.

Year		2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Average for other NEOs		3,767,208	3,313,564	2,782,492	2,848,443	2,311,502
Deductions	Grant date value of Stock Awards granted during fiscal year as reported in the SCT	1,346,745	662,577	462,560	399,899	300,042
	Grant date value of Option Awards granted during fiscal year as reported in the SCT	1,346,841	1,425,027	1,387,558	1,199,793	900,003
Additions	Fair value as of year end of outstanding and unvested equity awards granted during fiscal year	1,680,575	2,418,164	1,520,657	2,340,819	3,139,539
	Change in fair value (comparing year end to the end of prior fiscal year) of equity awards granted in a prior fiscal year that are outstanding and unvested at year end	(1,191,429)	1,606,730	(3,973,866)	3,751,718	5,913,551
	Fair value of equity awards on vesting date for equity awards granted and vested during fiscal year	—	—	—	—	—
	Change in fair value (comparing the vesting date to the end of the prior fiscal year) of equity awards granted in a prior fiscal year that vested during the fiscal year	(42,295)	882,624	(1,890,216)	668,703	358,010
Average Compensation Actually Paid to Other NEOs		1,520,473	6,133,478	(3,411,052)	8,009,991	10,522,557
4.Equity values used to determine the deductions and additions set forth in the tables in notes (2) and (3) above to calculate “compensation actually paid” for our CEO and average “compensation actually paid” for our other NEOs are calculated in accordance with FASB ASC Topic 718. Adjustments with respect to stock option awards have been made as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility and risk free rates) as of the relevant measurement date in accordance with U.S. GAAP. The methodology used to develop the valuation assumptions as of each relevant measurement date does not differ materially from those disclosed at the time of grant. In the case of PSUs, the valuation assumptions used to calculate the fair market value include the stock price, as well as the probable outcome of the performance vesting conditions, as of the applicable measurement date.

IDEXX 2025 PROXY STATEMENT	105

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5.The measurement period to calculate total shareholder return (TSR) begins as of market close on December 31, 2019 and ends on December 31, 2020, 2021, 2022, 2023 and 2024, as applicable. The calculation of TSR assumes an initial investment of $100 as of the close of trading on December 31, 2019, and assumes dividends, if any, were reinvested.
6.The peer group TSR set forth in the table utilizes the S&P 500 Health Care Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2024. The measurement period to calculate the S&P 500 Health Care Index TSR begins as of market close on December 31, 2019 and ends on December 31, 2020, 2021, 2022, 2023 and 2024, as applicable. The calculation of the S&P 500 Health Care Index TSR assumes an investment of $100 in the S&P 500 Health Care Index as of the close of trading on December 31, 2019, and assumes dividends, if any, were reinvested.
7.For a discussion of how organic revenue growth was used by IDEXX to link “compensation actually paid” to our NEOs in 2024 to our financial performance, refer to the discussion under “Financial Performance Factor” beginning on page 86. Organic revenue growth is a non-GAAP financial measure. Information regarding organic revenue growth and its calculation is provided in Appendix A. While we use a variety of financial performance measures for the purpose of evaluating performance as part of our executive compensation programs, we have determined that organic revenue growth is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used in 2024 to link “compensation actually paid” to the NEOs to our performance because it is the metric with the highest weighting in the financial performance factor portion of our 2024 annual performance-based cash bonus plan and is one of two equally weighted metrics used in determining achievement against the performance vesting conditions for our PSU awards.
As detailed earlier under “Compensation Discussion and Analysis” beginning on page 71, we seek to create alignment between management and shareholder interests. We do so, in part, by compensating our NEOs primarily with variable and “at-risk” compensation elements. In particular, a majority of the value of our NEOs’ target total direct compensation is in the form of long-term equity awards. As a result, the decrease in our stock price during 2024 resulted in “compensation actually paid” for our CEO and average “compensation actually paid” for our other NEOs that was significantly lower than the corresponding total compensation amounts reported in the Summary Compensation Table for 2024.
Relationship Between Compensation Actually Paid and Certain Measures
The following graphs describe the relationship between the annual total compensation actually paid to our CEO, the average annual total compensation actually paid to our other NEOs, the total shareholder return of our stock, the total shareholder return of the S&P 500 Health Care Index, our net income and our organic revenue growth rate, as each is disclosed in the pay versus performance table above.

106	IDEXX 2025 PROXY STATEMENT

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IDEXX 2025 PROXY STATEMENT	107

+ + + EXECUTIVE COMPENSATION
2024 Financial Performance Measures
Pursuant to Item 402(v)(6) of Regulation S-K, we are required to provide a tabular list of at least three, and up to seven, financial performance measures, which in our assessment represent the most important financial performance measures used by us to link compensation actually paid to our NEOs, for 2024, to our performance.
Based on the components of our CEO and other NEO pay, as well as the financial metrics used to calculate the financial performance factor of our 2024 annual performance-based cash bonus plan, it is our assessment that the following were the most important financial performance measures used by us to link “compensation actually paid” to our CEO and other NEOs in 2024 to company performance:

Financial Performance Measures(1)

Organic revenue growth	Operating profit
Earnings per share (diluted)	ROIC
1.For a description of the financial performance measures and how they factor into our annual performance-based cash bonus program, refer to the discussion under “Financial Performance Factor” beginning on page 86.

108	IDEXX 2025 PROXY STATEMENT

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CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are required to provide annual disclosure of the ratio of (i) the total annual compensation of our CEO, to (ii) the total annual compensation of our median employee. For fiscal year 2024:
+the total annual compensation of our CEO was $13,007,051;
+the total annual compensation for the employee identified as our median employee was $62,855; and
+the ratio of our CEO’s annual total compensation to that of our median employee was 207 to 1.
In calculating this ratio, we used the same median employee that we identified for fiscal year 2023, as permitted by the applicable SEC rules, because there has been no change in our employee population or employee compensation arrangements that we believe could significantly affect our pay ratio calculations. We identified our median employee, who is an hourly employee located in the United States, by examining the total gross earnings for fiscal year 2023 using available payroll data for such period (i.e., base salary plus bonus or commission, income from vesting equity, if applicable, overtime paid and other income and allowances) for all individuals, excluding our CEO, employed by us on December 31, 2023 (whether employed on a full-time, part-time, seasonal or temporary basis). We converted amounts paid in foreign currencies to U.S. dollars using the applicable average exchange rate for fiscal year 2023. Except for this currency conversion, we did not make any assumptions, adjustments or estimates with respect to total gross earnings, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2023. As of December 31, 2023, we estimate that we had a total of 11,222 employees (excluding the CEO), of whom 6,820 were U.S. employees and 4,402 were non-U.S. employees. For purposes of identifying the median employee, we excluded, as the SEC rules allow, a total of 560 employees in the following countries: Belgium (17); Brazil (306); Czech Republic (11); India (10); Ireland (5); Korea (65); Mexico (16); Norway (8); Singapore (29); Slovakia (6); Taiwan (45); and Thailand (42). After excluding such employees, 6,820 U.S. employees and 3,842 non-U.S. employees were considered for identifying the median employee.
After identifying our median employee using the methodology described above, we calculated annual total compensation for this employee using the same methodology we use for our NEOs in the Summary Compensation Table for 2024 set forth in this Proxy Statement under the heading “Executive Compensation Tables.” The compensation for our hourly employees is variable based on, among other things, the amount of overtime worked. For purposes of the pay ratio calculation, a significant portion of our CEO’s annual total compensation includes annual equity awards that are not widely distributed to our employees, including our median employee.
The foregoing pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because the applicable SEC rules permit companies to adopt a variety of methodologies and exclusions and to make reasonable estimates and assumptions based on the particular compensation practices of such companies, the pay ratio reported by other companies may not be comparable to the one we report above.

IDEXX 2025 PROXY STATEMENT	109

+ + + EXECUTIVE COMPENSATION
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by security holders	1,670,515	(2)	$291.2537	6,840,893	(3)
Equity compensation plans not approved by security holders	—		—	—
1.Only stock option awards were used in computing the weighted-average exercise price.
2.Consists of shares of common stock subject to outstanding options, RSUs, PSUs and DSUs under the 2009 Stock Incentive Plan (626,341 shares) and 2018 Plan (1,044,174 shares). As of December 31, 2024 IDEXX had 1,460,302 options outstanding with a weighted average exercise price of $291.2537 and a weighted average term of 4.48 years, and 210,213 shares subject to full-value awards outstanding and granted under equity compensation plans (127,947 RSUs granted to employees, 20,266 PSUs granted to employees (measured at target performance levels), 1,656 RSUs granted to Directors, 588 DSUs issued to employees, and 59,756 DSUs issued to Directors). Excludes 960,262 shares issuable under our 1997 Employee Stock Purchase Plan (the 1997 Plan) in connection with the current and future offering periods. Refer to Note 5 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for a description of our equity compensation plans.
3.Includes 5,880,631 shares available for issuance under the 2018 Plan. The 2018 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock unit awards and other stock unit awards. Also includes 960,262 shares issuable under the 1997 Plan in connection with the current and future offering periods. Refer to Note 5 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for a description of our equity compensation plans.
Stock Incentive Plans
In February 2018, the Board adopted the 2018 Plan, which was approved by the shareholders at our 2018 Annual Meeting. Prior to the 2018 Plan, options and other equity awards were granted under the 2009 Stock Incentive Plan (2009 Plan) and prior stock incentive plans, each of which were approved by our shareholders. The vesting, change in control, transferability and other relevant provisions for grants under the 2018 Plan are generally the same as for grants under the 2009 Plan.
Upon a “change in control” (as defined in the 2018 Plan), options and awards granted to all participants, including our executive officers and Directors, are subject to the following vesting provisions: 25% of the unvested options and stock appreciation rights vest and become exercisable, and the restrictions and deferral limitations and other conditions applicable to any restricted stock or other stock unit award shall lapse as to 25% of the remaining number of shares subject to the award, unless the successor company in a corporate transaction does not assume or substitute awards, in which case all awards granted under the 2018 Plan become fully vested and exercisable. Under PSU awards granted under the 2018 Plan, 25% of the target number of shares underlying the award vest upon a change in control, unless the successor company in a corporate transaction does not assume or substitute awards, in which case the target number of shares underlying the PSU award vest immediately prior to the change in control. In addition, unless otherwise provided in the applicable award agreement or employment agreement between the participant and IDEXX, if a participant is terminated by the successor company without cause, as defined in the 2018 Plan, within two years following a change in control, then all awards held by such participant become fully vested and exercisable. Under our PSU award agreements, if a participant is terminated by the successor company without cause, as defined in the 2018 Plan, or for good reason, if defined in the participant’s employment or change in control agreement, following a change in control and prior to the third anniversary of the grant date, then the unvested number of target shares underlying the award held by such participant become fully vested.

110	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
In general, options granted under the 2018 Plan and 2009 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while they are serving as an employee or Director of IDEXX or, except as described below, within three months after they cease to serve as an employee or Director of IDEXX; provided, however, that the Board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death.
If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as an employee or Director, or dies within three months after ceasing to serve as an employee or Director, options are exercisable within one year following the date of death or disability. In addition, options granted to Directors and employees since February 2016 will vest immediately upon the grantee’s death or disability. Options expire on the day immediately prior to the tenth anniversary of the date of grant.
When RSUs and PSUs granted under the 2009 Plan and the 2018 Plan vest, an equivalent number of shares of our common stock is then issued and delivered to the grantee. Generally, if a grantee ceases to be an employee or Director, then the balance of each RSU or PSU award that has not yet vested will be forfeited, except that: (i) unvested RSUs from awards granted since February 2016 will vest immediately upon the grantee’s death or disability or upon the first anniversary of the grant date if the grantee’s death or disability occurs prior to the first anniversary of the grant date; and (ii) the number of target shares underlying unvested PSUs from awards granted since February 2024 will vest immediately upon the grantee’s death or disability or upon the first anniversary of the grant date if the grantee’s death or disability occurs prior to the first anniversary of the grant date.

IDEXX 2025 PROXY STATEMENT	111

+ + + EXECUTIVE COMPENSATION
Our currently outstanding options, RSUs and PSUs include the following post-retirement provisions:

Equity Award	Post-Retirement Vesting	Post-Retirement Exercisability (Options Only)(1)

Stock Options Granted to Directors Prior to 2022	None	Two years following retirement date, provided the Director has served on the Board for at least five years.

Stock Options Granted to Directors in 2022 or Later	None	Three years following retirement date, provided the Director has served on the Board for at least five years.

Stock Options and RSUs Granted to Employees Prior to 2018 or in 2020 or 2021	None	Two years following retirement date, provided the employee retires from IDEXX at or after age 60 and has been employed by IDEXX or any of its subsidiaries for at least ten years.

Stock Options and RSUs Granted to Employees in 2018 or 2019	Continued vesting for an additional two vesting periods after retirement, provided the employee retires from IDEXX at or after age 60, has been employed by IDEXX or any of its subsidiaries for at least ten years and provides notice to IDEXX at least six months prior to retirement.	Until the 90th day following the second vesting date following the retirement date (or, if the option is not subject to two additional vesting dates, the date that would have been the second vesting date following the retirement date if the option had remained subject to two additional vesting dates under its regular vesting schedule as of the optionee’s retirement), provided the employee retires from IDEXX at or after age 60, has been employed by IDEXX or any of its subsidiaries for at least ten years and provides notice to IDEXX at least six months prior to retirement.

Stock Options and RSUs Granted to Employees in 2022 or Later	Continued vesting for an additional two vesting periods after retirement, provided the retirement date is after the first anniversary of the grant date, and the employee retires from IDEXX at or after age 60, has been an IDEXX employee for at least ten years and provides notice to IDEXX at least six months prior to retirement.	Three years following retirement date, provided the employee retires from IDEXX at or after age 60, has been an IDEXX employee for at least ten years and provides notice to IDEXX at least six months prior to retirement.

PSUs Granted to Employees in 2024 or Later	Continued eligibility to vest as to a prorated number of the earned shares underlying the PSU award calculated by multiplying (a) the number of earned shares certified by the Compensation and Talent Committee following the end of the performance period by (b) a fraction equal to twelve plus the number of months of continuous service provided by the participant from the grant date to the retirement date divided by 36, with the resulting payout not to exceed 100% of earned shares. To be eligible for this post-retirement vesting, the participant must retire on or after the first anniversary of the grant date, retire at or after age 60, have been an IDEXX employee for at least ten years and provide notice to IDEXX at least six months prior to retirement.	Not applicable.

1.Notwithstanding any post-retirement exercisability period, no stock option is exercisable on or after the tenth anniversary of its grant date.
Deferred stock units are granted to our Directors pursuant to the Director Plan, and for information regarding deferred stock units, refer to the discussion under “Director Plan” beginning on page 55.

112	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Executive Compensation Recovery Policy (Clawback Policy)
Effective October 2, 2023, our Board amended and restated our Clawback Policy to comply with, and exceed the requirements of, the finalized and effective SEC and Nasdaq rules (Section 10D of the Exchange Act, Rule 10D-1 of the Dodd Frank Wall Street Reform and Consumer Protection Act promulgated thereunder and Nasdaq Rule 5608). Pursuant to our Clawback Policy, in the event of an “accounting restatement” (as defined in the policy), our “covered executives” (as defined in the policy), including current and former NEOs and other executive officers, must reimburse us for any “erroneously awarded compensation” (as defined in the policy) they received during the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement. Incentive compensation subject to mandatory recoupment under the Clawback Policy includes the amount of incentive compensation received by a covered executive during the three fiscal years preceding the required accounting restatement based on our achievement of “financial reporting measures” (as defined in the policy) in excess of the amount that the covered executive would have received based on the restated financial reporting measures. In addition, in the event we are required to prepare a “‘Big R’ accounting restatement” (as defined in the policy), our Board has discretionary authority to recover covered executives’ “additional compensation” (as defined in the policy), including their time-based equity awards and annual cash bonus amounts tied to the non-financial performance factor, to the extent such forms of compensation are not otherwise subject to mandatory recoupment. The Board has the authority to interpret and make all determinations under the Clawback Policy, in a manner consistent with applicable SEC and Nasdaq rules. The description of our Clawback Policy is qualified in its entirety by reference to the Clawback Policy, which is filed as an exhibit to our Annual Report on Form 10-K.
Compensation received prior to October 2, 2023 is subject to recoupment under our Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, as amended from time to time, or the Prior Clawback Policy, which our Board first adopted effective March 3, 2010. The Prior Clawback Policy initially applied to “incentive compensation,” defined as bonuses and other cash incentive payouts granted to all officers of IDEXX subject to reporting under Section 16 of the Exchange Act on or after March 3, 2010, whether paid or unpaid, vested or unvested. In March 2014, the Prior Clawback Policy was amended to include stock options, restricted stock units and other similar equity awards within the definition of “incentive compensation,” and in December 2020, the Prior Clawback Policy was amended and restated to remove the fraud or willful misconduct requirement for seeking to recover incentive compensation granted or awarded to an executive on or after December 2, 2020 and to expand its application with respect to such incentive compensation to all officers subject to reporting under Section 16 of the Exchange Act and current or former direct reports to our CEO.
Under the Prior Clawback Policy, if we are required to restate our financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law, and the Board or the Compensation and Talent Committee determines that an executive subject to the policy has received more incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the Board or Compensation and Talent Committee will take such action in its discretion that it determines appropriate to recover or recoup the incentive compensation that would not have been paid or awarded to the executive subject to the policy.
A required condition to the recovery or recoupment of incentive compensation granted or awarded prior to December 2, 2020 under the Clawback Policy is that the Board or Compensation and Talent Committee determine that the executive subject to the policy engaged in fraud or willful misconduct that caused or partially caused the restatement. The Board or Compensation and Talent Committee has the sole discretion to determine whether an executive subject to the policy has engaged in such conduct.

IDEXX 2025 PROXY STATEMENT	113

+ + + EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change in Control
The following table discloses amounts payable to our NEOs under various scenarios had they occurred as of December 31, 2024. The actual amounts to be paid out can only be determined in the event of and at the time any scenario occurs, and, in the event of a change of control, a qualifying termination of the NEO following such change of control, as described below. Each NEO would receive certain payments upon termination which vary in amount depending upon the reason for termination. Each NEO would also receive a specified payment in connection with a change in control of IDEXX. The payments to our NEOs described in the table below are governed by the various agreements or arrangements described in the footnotes to the table. Except as described below, we do not have any other contracts, agreements, plans or arrangements with any NEO providing for the payment of severance or other benefits to such NEOs upon a termination of employment with IDEXX for any reason, other than arrangements that are generally available to all salaried employees.

Name and Form of Payment	Involuntary Termination Without Cause(1) ($)	Retirement(2) ($)	Death or Disability(3) ($)	Change in Control(4) ($)

Jonathan J. Mazelsky
Salary	2,300,000	—	—	3,450,000
Multiple of Average Bonus	—	—	—	4,812,500
Pro-Rated Bonus	—	—	—	—
Benefits	40,583	—	35,000	60,875
Outplacement	—	—	—	25,000
Continued Vesting of Equity Awards	1,986,166	1,701,306	—	—
Accelerated Vesting of Equity Awards	—	—	6,275,606	6,275,606
Mr. Mazelsky Total	4,326,749	1,701,306	6,310,606	14,623,981
Brian P. McKeon
Salary	—	—	—	1,387,000
Multiple of Average Bonus	—	—	—	1,248,178
Pro-Rated Bonus	—	—	—	520,125
Benefits	—	—	—	36,627
Outplacement	—	—	—	25,000
Continued Vesting of Equity Awards	—	505,224	—	—
Accelerated Vesting of Equity Awards	—	—	1,722,804	1,722,804
Mr. McKeon Total	—	505,224	1,722,804	4,939,734

114	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +

Name and Form of Payment	Involuntary Termination Without Cause(1) ($)	Retirement(2) ($)	Death or Disability(3) ($)	Change in Control(4) ($)

Tina Hunt, PhD
Salary	—	—	—	1,160,000
Multiple of Average Bonus	—	—	—	1,043,067
Pro-Rated Bonus	—	—	—	435,000
Benefits	—	—	495,000	44,929
Outplacement	—	—	—	25,000
Continued Vesting of Equity Awards	—	—	—	—
Accelerated Vesting of Equity Awards	—	—	2,110,611	2,110,611
Dr. Hunt Total	—	—	2,605,611	4,818,607
Michael J. Lane
Salary	—	—	—	1,160,000
Multiple of Average Bonus	—	—	—	1,043,067
Pro-Rated Bonus	—	—	—	435,000
Benefits	—	—	465,000	48,307
Outplacement	—	—	—	25,000
Continued Vesting of Equity Awards	—	—	—	—
Accelerated Vesting of Equity Awards	—	—	1,503,268	1,503,268
Mr. Lane Total	—	—	1,968,268	4,214,642
Martin Smith, PhD
Salary	—	—	—	1,160,000
Multiple of Average Bonus	—	—	—	914,912
Pro-Rated Bonus	—	—	—	435,000
Benefits	—	—	495,000	49,023
Outplacement	—	—	—	25,000
Continued Vesting of Equity Awards	—	—	—	—
Accelerated Vesting of Equity Awards	—	—	1,604,147	1,604,147
Dr. Smith Total	—	—	2,099,147	4,188,082

IDEXX 2025 PROXY STATEMENT	115

+ + + EXECUTIVE COMPENSATION
(1) Involuntary Termination without Cause
In connection with the promotion of Mr. Mazelsky to our President and CEO in October 2019, IDEXX and Mr. Mazelsky entered into the Mazelsky Employment Agreement, described below, and it was amended and restated in August 2024. The amounts set forth in the table above in the Involuntary Termination without Cause column represent potential payments to Mr. Mazelsky under the Mazelsky Employment Agreement, assuming he was terminated without cause on December 31, 2024 and not within two years after a change in control (such period a “change in control period”).
The Mazelsky Employment Agreement provides, among other things, that if Mr. Mazelsky were to be terminated by IDEXX other than for cause outside of a change in control period, he will be entitled to each of the following benefits:
+     Base salary continuation for two years following termination. The amount shown in the table is two times Mr. Mazelsky’s annual base salary in effect as of December 31, 2024.
+    A lump sum cash payment equal to two years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination. The amount shown in the table represents the estimated amount of such payment based on the level of coverage in effect as of December 31, 2024.
+    Continued vesting of any outstanding equity incentive awards that otherwise would have vested during the two-year period following termination, which awards, if stock options, would remain exercisable for a period of 90 days following the end of such two-year period, or if longer, the exercise period provided in the applicable award agreement governing the stock options. The amount shown in the table represents the intrinsic value of unvested stock options, RSUs and PSUs as of December 31, 2024 that would continue to vest for two years following termination on December 31, 2024 using the closing sale price of our common stock as of December 31, 2024 and assuming achievement of target performance with respect to PSUs to illustrate the potential value at termination. In addition, any options that were vested immediately prior to such termination date will remain exercisable for a period of 90 days following his termination (or, if Mr. Mazelsky is retirement-eligible (as defined in the applicable equity award agreement) as of such termination date, for a period of 24 months following such termination date).
Under the Mazelsky Employment Agreement, “cause” with respect to Mr. Mazelsky is defined as: (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on our business, financial condition or reputation.
As a condition of receipt of any payments or benefits under the Mazelsky Employment Agreement, Mr. Mazelsky will be required to sign a release in the form attached as an exhibit to the Mazelsky Employment Agreement and to abide by the provisions thereof. The release contains a release and waiver of certain claims Mr. Mazelsky or his heirs and assigns may have against IDEXX (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. In addition, Mr. Mazelsky’s entitlement to the severance benefits described above are subject to his ongoing compliance with standard non-competition, non-solicitation and other restrictive covenants for a period of two years following termination of Mr. Mazelsky’s employment for any reason.
The Mazelsky Employment Agreement also includes change in control provisions pursuant to which, if the employment of Mr. Mazelsky is terminated either by us other than for cause or by Mr. Mazelsky for good reason, as defined in the Mazelsky Employment Agreement, within two years following a change in control, he will receive certain payments and benefits, as described below under the heading “Change in Control.”

116	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
Our other NEOs are not entitled to any severance benefits in connection with an involuntary termination outside of a change of control, other than post-termination continued exercisability of vested stock option awards within three months after ceasing to be an employee, which is generally available to all stock option award holders.
(2) Retirement
We do not offer supplemental retirement benefits to executive officers. Our currently outstanding options, RSUs and PSUs include certain post-retirement vesting and, in the case of options, exercisability provisions as discussed under “Stock Incentive Plans” beginning on page 110. The amounts in the Retirement column in the table above represent the intrinsic value of unvested stock options, RSUs and PSUs as of December 31, 2024 that would continue to vest for two years following termination on December 31, 2024 using the closing sale price of our common stock on December 31, 2024 and a payout of PSUs at the target number of shares underlying the PSU award to illustrate the potential value at termination. As of December 31, 2024, Dr. Hunt, Mr. Lane and Dr. Smith did not satisfy the age and/or service elements of the age and service requirement to be eligible for continued vesting of their equity awards and no outstanding PSU awards for any NEO were eligible for post-retirement vesting because any retirement of an NEO as of December 31, 2024 would have occurred prior to the first anniversary of the grant date of any outstanding PSUs.
(3) Death or Disability
In the event the employment of our executive officers, including our NEOs, terminates in connection with death or disability, they are entitled to certain benefits under certain contracts, agreements, plans or arrangements. Specifically, upon death or disability, (i) outstanding unvested options become immediately exercisable or upon the first anniversary of the grant date if the NEO’s death or disability occurs prior to the first anniversary of the grant date, (ii) outstanding unvested RSUs vest immediately or upon the first anniversary of the grant date if the NEO’s death or disability occurs prior to the first anniversary of the grant date and (iii) outstanding unvested PSUs immediately vest as to 100% of the target number of shares underlying the PSU award or upon the first anniversary of the grant date if the NEO’s death or disability occurs prior to the first anniversary of the grant date. For more information regarding these terms of our equity awards, refer to the discussion under “Stock Incentive Plans” beginning on page 110. The amounts shown for accelerated vesting of equity awards in the “Death or Disability” column in the table above represent the intrinsic value of the accelerated equity using the closing sale price of our common stock on December 31, 2024 and the target number of shares underlying outstanding PSU awards.
Our executive officers may elect to purchase Company-funded individual disability insurance for additional financial security in the case of disability. If a participating NEO suffered a covered disability resulting in a termination of employment, such NEO would receive a $5,000 per month benefit until age 65. These monthly payments are reflected as benefits in the “Death or Disability” column in the table above.
(4) Change in Control
We have entered into change in control agreements with our senior executives, including each of the NEOs. With respect to Mr. Mazelsky, the terms of his change in control agreement are included in the Mazelsky Employment Agreement. The amounts set forth in the table above represent potential payments to each of our NEOs under the change in control agreements that were in effect as of December 31, 2024, as well as award agreements governing outstanding PSU awards. The table assumes a change in control occurred and the NEO’s employment was terminated either by IDEXX without cause or by the NEO for good reason on December 31, 2024.
The existing change in control agreements for all of the NEOs are identical except as described below.
Each change in control agreement, other than the Mazelsky Employment Agreement, has an initial term that automatically renews for successive periods of one year, unless IDEXX provides notice of nonrenewal to the senior executive within 120 days prior to the renewal date.

IDEXX 2025 PROXY STATEMENT	117

+ + + EXECUTIVE COMPENSATION
The change in control agreements provide for us to make certain payments and provide certain benefits to the NEOs upon a qualifying termination of employment that follows a change in control of IDEXX, as described further below. For a further discussion of our reasons for having change in control agreements, refer to the discussion of change in control agreements under “How We Manage Risk and Governance” beginning on page 94.
The change in control agreements define a change in control of IDEXX as any of the following events (provided, in each case, that with respect to any payments or benefits subject to Section 409A of the Code, the following events must constitute a “change in control event” within the meaning of Section 409A of the Code):
+The acquisition by any person of 30% or more of the shares of common stock or combined voting power of our outstanding securities;
+A change in the composition of our Board such that a majority of the Board no longer consists of incumbent directors, or directors nominated or elected by incumbent directors, who had been directors of IDEXX since the effective date of the 2018 Plan;
+Approval by the shareholders of a complete liquidation or dissolution of IDEXX; or
+A reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of IDEXX, each a “corporate transaction,” unless immediately following a corporate transaction:
◦The shareholders of IDEXX immediately prior to the corporate transaction own more than 60% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting in the corporate transaction in substantially the same proportion as their ownership immediately prior to the transaction;
◦No person owns 30% or more of the stock of the corporation resulting from the corporate transaction or the combined voting power of the outstanding voting securities of the corporation resulting in the corporate transaction; and
◦At least half of the members of the board of the corporation resulting from the corporate transaction were members of the incumbent board, as defined in the 2018 Plan.
Under each of the change in control agreements (other than the Mazelsky Employment Agreement), for a period of two years following a change in control, IDEXX may not generally reduce the senior executive’s annual base salary or target bonus, or the aggregate benefits to which the senior executive is entitled under incentive plans and welfare benefit plans, below the level to which the senior executive was entitled prior to the change in control.
If the employment of a senior executive is terminated either by IDEXX without “cause,” as defined below, or by the senior executive for “good reason,” as defined below, within the period of two years following a change in control, then IDEXX shall provide the following payments and benefits to the senior executive:
+For each senior executive other than Mr. Mazelsky, a prorated payment of the senior executive’s target bonus for the portion of the year of termination prior to the date of termination;
+An amount equal to two times (or three times in the case of Mr. Mazelsky) the sum of the senior executive’s annual base salary plus the average bonus received by the senior executive for the three full fiscal years preceding the change in control;
+The continuation of all benefits under welfare, benefit, savings and retirement plans (including, without limitation, medical, dental and life insurance plans) for a period of two years, or, in the case of Mr. Mazelsky, a lump sum cash payment equal to three years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination; and
+Any other amounts or benefits required to be paid to the senior executive under any plan, program, policy or practice or contract or agreement of IDEXX.

118	IDEXX 2025 PROXY STATEMENT

EXECUTIVE COMPENSATION + + +
The amounts associated with these payments and benefits are reflected in the salary, multiple of average bonus, pro-rated bonus and benefits rows for each NEO in the Change in Control column in the table above. With respect to the “Benefits” row, Mr. Mazelsky’s amount reflects the lump sum payment associated with the medical coverage entitlement described above and for our other NEOs the amounts reflect the aggregate incremental costs to us to continue to provide the benefits for a period of two years following termination as follows:

Name	Medical and Dental Coverage ($)	Death, Disability and Life Insurance Premiums ($)

Brian P. McKeon	33,983	2,644
Tina Hunt, PhD	37,339	7,590
Michael J. Lane	40,583	7,724
Martin Smith, PhD	40,583	8,440
We will also reimburse each senior executive up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the state of the senior executive’s then-current principal residence until the earlier of two years from termination of the senior executive’s employment or the date they secure full-time employment. The amounts are reflected in the outplacement row for each NEO in the Change in Control column in table above.
Under the terms of our change in control agreements, upon a change in control, each outstanding stock option, RSU or other equity award subject only to time-based vesting conditions, each of which we referred to as a time-based equity award, held by a senior executive shall become immediately exercisable or vested with respect to 25% of the number of shares as to which such time-based equity award otherwise would not then be exercisable or vested. If the senior executive’s employment is terminated without cause, or by the senior executive for good reason, within two years following a change in control, all time-based equity awards held by the senior executive shall become fully vested and exercisable. In addition, under the 2018 Plan all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute the outstanding awards.
Our change in control agreements provide that the treatment of equity awards subject to performance-based vesting conditions, including our outstanding PSUs, are subject to the terms and conditions of the applicable award agreement. Under our PSU award agreements, upon a change in control, 25% of the target number of shares underlying the PSU awards become immediately vested. If the senior executive’s employment is terminated without cause, or by the senior executive for good reason, following a change in control and prior to the applicable vesting date, then 100% of the unvested target number of shares underlying the PSU award immediately vest. In addition, under the PSU award agreements 100% of the target number of shares underlying the PSU award vest immediately prior to a change in control in the event a successor company in a corporate transaction does not assume or substitute the outstanding awards.
The amounts in the accelerated vesting of equity awards row for each NEO in the Change in Control column in the table above represent the intrinsic value of accelerated equity awards, calculated based on the exercise price of the underlying awards, the closing sale price of our common stock as of December 31, 2024 and, with respect to PSU awards, the target number of shares underlying those awards. We assume each NEO was terminated on December 31, 2024 without cause, or by the NEO for good reason, within two years following a change in control.

IDEXX 2025 PROXY STATEMENT	119

+ + + EXECUTIVE COMPENSATION
Under the change in control agreements, other than the Mazelsky Employment Agreement, “cause” is defined as the willful failure of the senior executive to substantially perform the senior executive’s duties with IDEXX, or the willful engaging by the senior executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to us. The definition of “cause” in the Mazelsky Employment Agreement is described above under the heading “Involuntary Termination without Cause,” beginning on page 116.
Under the change in control agreements, “good reason” is defined as one or more of the following conditions arising without the consent of the senior executive:
+Any material reduction of the senior executive’s annual base salary (and, with respect to Mr. Mazelsky, any material reduction of Mr. Mazelsky’s annual bonus opportunity);
+Any material reduction of the senior executive’s authority, duties or responsibilities;
+Any material reduction of the budget over which the senior executive has authority;
+A change in the geographic location at which the senior executive is employed that results in an increase in the one-way commute of the senior executive by more than 35 miles; or
+Certain breaches by IDEXX of the agreement.
Under the change in control agreements with Mr. Mazelsky, Mr. Emerson and Ms. Underberg (and Mr. McKeon as of December 31, 2024 when he was our Chief Financial Officer), if the executive officer does not hold the same position with the entity surviving any change in control as they hold with IDEXX, then good reason will be deemed to exist. In addition, good reason will be deemed to exist under the change in control agreement with Mr. Mazelsky if Mr. Mazelsky is required to report to a corporate officer or employee instead of directly to the Board.
Any notice of termination for good reason must be given to IDEXX (or its successor) within 60 days of the initial existence of one or more of the conditions described above. IDEXX (or its successor) will then be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under the change in control agreement.
Under the change in control agreements, there is no tax “gross-up” provision and IDEXX is not required to reimburse the senior executives for any tax liabilities resulting from payments received by them under their change in control agreements. The change in control agreements include certain provisions that reduce any potential “parachute payments” within the meaning of Section 280G of the Code that may become payable to the senior executive in the event of a change in control if the reduction results in a better after-tax outcome for the senior executive under Section 4999 of the Code.
As a condition of receipt of any payments or benefits under the change in control agreements, the senior executives will be required to sign a customary release prepared and provided by IDEXX (or its successor) and to abide by the provisions thereof. The release will contain a release and waiver of any claims the senior executive or their representatives may have against IDEXX (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. Salary and bonus payments made pursuant to the change in control agreements will generally be paid in a lump sum on the 90th day following the date of termination (or, in the case of Mr. Mazelsky, on the 60th day following the date of termination), provided that the senior executive has signed the required release and the statutory period during which the senior executive is entitled to revoke the release has expired on or before that day.

120	IDEXX 2025 PROXY STATEMENT

Proposal Four
Amend Certificate of Incorporation to Remove Supermajority Voting Provisions
Background and Proposed Amendments
Our Certificate of Incorporation currently requires a supermajority shareholder vote (the affirmative vote of holders of at least 75% of our outstanding shares) to:
+Remove a Director from office during his or her term; and
+Amend or repeal any of the provisions of Articles TENTH, ELEVENTH and TWELFTH of our Certificate of Incorporation. These provisions address the Board’s size and structure, the term and tenure of Directors, the filling of Board vacancies and related matters, shareholder action by written consent and the calling of special meetings of shareholders.
In our proxy statement for our 2024 Annual Meeting of Shareholders, we included a non-binding shareholder proposal recommending the removal of supermajority voting requirements from our governing documents. This non-binding proposal received significant support from our shareholders.
In light of this shareholder support, the Board, upon the recommendation of the Governance and Corporate Responsibility Committee, unanimously approved and declared advisable, and recommends that our shareholders adopt, proposed amendments to our Certificate of Incorporation to remove its supermajority voting provisions. These provisions are contained in Articles TENTH, ELEVENTH and TWELFTH of our Certificate of Incorporation, which would be amended as marked on Appendix B.
Reasons for the Amendments
In our proxy statement for the 2024 Annual Meeting of Shareholders, our Board made no voting recommendation on the non-binding shareholder proposal because the Board considered the shareholder vote to be an opportunity for shareholders to express their views on the topic without being influenced by the Board. The Board highly values the input and perspectives of our shareholders, and in light of the support received by this proposal, the Board believes it is advisable and in the best interests of IDEXX and its shareholders to approve and recommend to shareholders these proposed amendments to the Certificate of Incorporation to effectively respond to the feedback provided by shareholders.
The proposed amendments to the Certificate of Incorporation, if adopted, eliminate the supermajority vote required to amend or repeal, or adopt provisions inconsistent with, Articles TENTH, ELEVENTH and TWELFTH of the Certificate of Incorporation, and instead would require, under Delaware law, the affirmative vote of holders of a majority of our outstanding shares to do so. The proposed amendment to Article TENTH, Section 10 would result in our Certificate of Incorporation requiring, under Delaware law, a vote of a majority of shares entitled to vote at an election of Directors for the removal of a Director during his or her term, either with or without cause.

IDEXX 2025 PROXY STATEMENT	121

+ + + PROPOSAL 04
Implementation of the Amendments
If both this Proposal Four and Proposal Five are approved by shareholders, then promptly following the 2025 Annual Meeting we intend to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, which would be effective upon filing, that implements all of the amendments contemplated by both proposals, and makes non-substantive, conforming revisions to incorporate into the Amended and Restated Certificate of Incorporation previously approved changes reflected in previously filed Certificates of Amendment and change internal references to the Restated Certificate of Incorporation to the Amended and Restated Certificate of Incorporation.
This Proposal Four, however, is independent of Proposal Five. If Proposal Five is not approved by shareholders — but this Proposal Four is so approved — then promptly following the 2025 Annual Meeting we intend to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, which would be effective upon filing, that implements the amendments described in this Proposal Four and the other non-substantive, conforming changes noted above, but not the amendments described in Proposal Five.
If this Proposal Four is approved by shareholders, shortly after the 2025 Annual Meeting our Board intends to approve amendments to our By-Laws to implement any necessary conforming changes and to eliminate the supermajority voting provisions it contains. A description of any modifications our Board approves to our By-Laws will be timely disclosed in a Current Report on Form 8-K.

The Board of Directors recommends that you vote “FOR” the proposal to amend our Certificate of Incorporation to remove supermajority voting provisions.

122	IDEXX 2025 PROXY STATEMENT

Proposal Five
Amend Certificate of Incorporation to Reflect New Delaware Law Provisions Allowing for Officer Exculpation
Background and Proposed Amendment
In August 2022, the State of Delaware, which is IDEXX’s state of incorporation, enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances. The amended Delaware law permits exculpation for direct claims brought by shareholders for breach of an officer’s fiduciary duty of care, but does not permit companies to eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the company itself or for derivative claims brought by shareholders on behalf of the company. The law also does not allow officers to be exculpated for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which an officer derived an improper benefit.
In light of this change in law, the Board, upon the recommendation of the Governance and Corporate Responsibility Committee, has unanimously approved and declared advisable, and recommends that our shareholders adopt, a proposed amendment to our Certificate of Incorporation to reflect this change in Delaware law. Specifically, Article NINTH of our Certificate of Incorporation would be amended as marked below.
“NINTH: No ~~director~~ director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a ~~D~~director or officer; provided, however, that the foregoing clause shall not ~~apply to any~~ eliminate or limit the liability of ~~a Director~~ (i) a director or officer for any breach of the ~~D~~director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the General Corporation Law of the State of Delaware, ~~or~~ (iv) a director or officer for any transaction from which the ~~D~~director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. This Article shall not eliminate or limit the liability of a ~~D~~director for any act or omissions occurring prior to September 30, 1986, and shall not eliminate or limit the liability of an officer for any act or omissions occurring prior to the date this Amended and Restated Certificate became effective.”

IDEXX 2025 PROXY STATEMENT	123

+ + + PROPOSAL 05
Reasons for the Amendment
The Board believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from serving IDEXX. The Board believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their company charters. In the absence of this protection, qualified officers might be deterred from serving as officers due to exposure to personal liability and the risk that substantial expense will be incurred. Our Board and our shareholders expect our officers to effectively manage our risks and opportunities in a complex and dynamic environment. The Board recognizes that our officers are called upon to make critical decisions and that in an increasingly litigious environment our executive team can potentially be exposed to substantial personal liability from litigants seeking to impose liability on the basis of hindsight and regardless of merit. The Board believes that providing the protection permitted under Delaware law will provide comfort to and empower our officers to exercise their business judgement in the best interests of IDEXX and our shareholders, while also enabling us to continue to attract and retain experienced and high-quality officers. It may also reduce our future insurance needs and costs.
Our Certificate of Incorporation currently provides for the exculpation of our Directors but does not include a provision that allows for the exculpation of officers. The proposed amendment would more generally align the protections available to our Directors under our governing documents and Delaware law with those available to our officers. The proposed amendment would also help to clarify the application of exculpation provisions to individuals serving as both a Director and an officer. As is currently the case with Directors under our Certificate of Incorporation, this proposed amendment would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The proposed amendment would also not exculpate officers from liability for claims brought by or in the right of IDEXX. Given the narrow class and types of claims for which officers’ liability would be exculpated, the Board believes the proposed amendment would not negatively impact shareholder rights and is in the best interests of IDEXX and its shareholders.
Implementation of the Amendment
If both this Proposal Five and Proposal Four are approved by shareholders, then we intend promptly following the 2025 Annual Meeting to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, which would be effective upon filing, that implements all of the amendments contemplated by both proposals, and makes non-substantive, conforming revisions to incorporate into the Amended and Restated Certificate of Incorporation previously approved changes reflected in previously filed Certificates of Amendment and change internal references to the Restated Certificate of Incorporation to the Amended and Restated Certificate of Incorporation.
This Proposal Five, however, is independent of Proposal Four. If Proposal Four is not approved by shareholders — but this Proposal Five is so approved — then we intend promptly following the 2025 Annual Meeting to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, which would be effective upon filing, that implements the amendments described in this Proposal Five and the other non-substantive, conforming changes noted above, but not the amendments described in Proposal Four.

The Board of Directors recommends that you vote “FOR” the proposal to amend our Certificate of Incorporation to reflect new Delaware law provisions allowing for officer exculpation.

124	IDEXX 2025 PROXY STATEMENT

Proposal Six
Shareholder Proposal Regarding the Annual Election of Directors
We received the following proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has advised that he has been the beneficial owner of at least 10 shares of common stock for at least three years and intends to continue to hold the requisite amount of common stock through the date of the 2025 Annual Meeting.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the 2025 Annual Meeting only if properly presented at the 2025 Annual Meeting.
As explained below, the Board of Directors makes no voting recommendation with respect to the shareholder proposal.
Proposal 6 — Support Annual Election of Each Director
RESOLVED, shareholders ask that our Company take all the steps necessary to organize the Board of Directors in order that each director stands for election at each annual meeting.
Although IDEXX Laboratories can adopt this proposal topic in one-year and one-year implementation is a best practice, this proposal allows the option to phase it in.
Classified Boards like the IDXX Laboratories Board have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.
Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”
A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 trillion, have adopted this important proposal topic since 2012. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value at no extra cost to shareholders. Thus it was not a surprise that this proposal won majority support at Tesla in 2024 even when biased insider shares, which voted every eligible share, were opposed.
Annual election of each director gives shareholders more leverage if the Board of Directors performs poorly. For instance if the Board of Directors approves excessive executive pay shareholders can soon vote against the Board’s executive pay committee members instead of potentially waiting 3 long years under the current set up.
Please vote yes:
Support Annual Election of Each Director — Proposal 6

IDEXX 2025 PROXY STATEMENT	125

+ + + PROPOSAL 06
Statement of the Board of Directors in Response to the Shareholder Proposal
The Board of Directors has considered the shareholder proposal set forth above requesting the declassification of our Board in favor of an annual election of Directors. The Board has determined to make no voting recommendation to our shareholders on this proposal.
The proposal is advisory in nature only. Shareholders should note that approval of this proposal would not, by itself, implement an annual election of Directors as described in the proposal, and the Board and our shareholders would need to take subsequent action to amend our Certificate of Incorporation and/or our By-Laws. In order to declassify the Board, the Board would need to recommend a formal amendment to our Certificate of Incorporation. In accordance with our Certificate of Incorporation, such amendment would need to be approved at a subsequent meeting of shareholders. Therefore, a vote in favor of the proposal would constitute a recommendation that the Board initiate this amendment process.
As discussed earlier under the heading “Board Structure” on page 36, the Board regularly reviews whether the classified Board structure is in the best interests of IDEXX and its shareholders in light of the relevant facts and circumstances, and to date, it has assessed that it is. Nevertheless, the Board considers this advisory vote to be an opportunity for our shareholders to express their views on this topic without being influenced by any recommendation by the Board and welcomes shareholder input on the shareholder proposal.

-	The Board of Directors makes no voting recommendation with respect to the shareholder proposal.

126	IDEXX 2025 PROXY STATEMENT

General Information about the 2025 Annual Meeting and Voting
This Proxy Statement and How Proxies Work
As an IDEXX shareholder as of the close of business on March 10, 2025 (Record Date), you are entitled to vote at the 2025 Annual Meeting. Our Board is asking for your proxy to vote at the 2025 Annual Meeting and any adjournment or postponement of the 2025 Annual Meeting. You are receiving this Proxy Statement and accompanying materials in connection with that proxy solicitation.
Giving us your proxy means that you authorize us to vote your shares at the 2025 Annual Meeting in the manner that you direct, or if you do not direct us, in the manner recommended by the Board in this Proxy Statement. You can vote for or against one or all of the Director nominees or abstain from voting for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” Proposals 1, 2, 3, 4 and 5 as recommended by the Board of Directors, and will “ABSTAIN” with respect to Proposal 6.
Who Can Vote
As of the Record Date, there were 81,039,040 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the 2025 Annual Meeting.
Most of our shareholders hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned in street name:
+Shareholder of Record: If your shares are registered directly in your name with our transfer agent, EQ, you are considered the shareholder of record of those shares and these proxy materials are being made available directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2025 Annual Meeting.
+Beneficial Owner of Shares Held in Street Name: If your shares are held in a brokerage account through a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee or nominee. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, trustee or nominee on how to vote and are also invited to attend the 2025 Annual Meeting. Your bank, broker, trustee or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you have obtained a legal proxy from your bank, broker, trustee or nominee entitling you to vote your shares at the 2025 Annual Meeting.
Notice of Internet Availability (Notice and Access)
Instead of mailing printed copies of our proxy materials to each shareholder, we are furnishing our proxy materials via the Internet. This reduces the costs and environmental impact of distributing these materials. If you received a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice of Internet Availability instructs you how to access and review the proxy materials, how to submit your proxy on the Internet and how to vote by telephone.

IDEXX 2025 PROXY STATEMENT	127

+ + + GENERAL INFORMATION ABOUT THE 2023 ANNUAL MEETING AND VOTING
If you would like a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. In addition, if you received a printed copy of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual shareholder meetings.
The Notice of Internet Availability is first being sent to shareholders on or about March [ ], 2025. Also on or about March [ ], 2025, we will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2025 Annual Meeting, as well as our 2024 Annual Report.
How to Vote
You can vote online at the virtual 2025 Annual Meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the virtual 2025 Annual Meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting. You can revoke your proxy and change your vote at the 2025 Annual Meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the 2025 Annual Meeting.
We are offering shareholders four methods of voting:
+You may vote over the Internet;
+You may vote by telephone;
+If you are a registered holder of our shares, you may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope accompanying the paper proxy card; or
+You may vote online at the virtual 2025 Annual Meeting. If you attend the 2025 Annual Meeting over the Internet, you will be able to vote your shares online, even if you already voted by Internet, telephone or mail. You will need to enter the control number or QR code included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials to vote your shares at the 2025 Annual Meeting.
Refer to "”Ways to Vote” on page 1 to determine how to vote your shares by mail, telephone or Internet.
Revoking a Proxy
You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:
+Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;
+Providing written notice to our Executive Vice President, General Counsel and Corporate Secretary before or at the 2025 Annual Meeting prior to the voting on any proposal, if you are a registered holder of our shares; or
+Voting online at the virtual 2025 Annual Meeting.
The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the virtual 2025 Annual Meeting over the Internet will not, by itself, revoke your proxy.
Quorum
We need a quorum to transact business at the 2025 Annual Meeting. This means that at least a majority of the issued and outstanding shares entitled to vote as of the Record Date must be represented at the 2025 Annual Meeting, either by proxy or in

128	IDEXX 2025 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2025 ANNUAL MEETING AND VOTING + + +
person. Abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by us, are not voted and do not count towards establishing a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
Votes Needed
Approval of Proposals One, Two, Three and Six each requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes (which are described below) are not counted as votes cast and so have no effect on the outcome of these proposals. Approval of Proposal Four requires the favorable vote of at least 75% of the shares entitled to vote at the 2025 Annual Meeting and approval of Proposal Five requires the favorable vote of at least a majority of the shares entitled to vote at the 2025 Annual Meeting. Abstentions and broker non-votes (which are described below) are not counted as votes cast and so are not counted as votes in favor of Proposal Four or Proposal Five.
For details regarding our Director Resignation Policy applicable in the event that an incumbent Director is not re-elected, please refer to the information under “Majority Voting and Director Resignation” on page 30.
An independent inspector of elections appointed for the 2025 Annual Meeting will tabulate affirmative and negative votes, abstentions and broker non-votes. Preliminary voting results will be announced at the 2025 Annual Meeting. Final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the 2025 Annual Meeting.
Broker Non-Votes
If you are a beneficial owner of shares held in “street name” and do not give voting instructions to your bank or brokerage firm, your bank or brokerage firm will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The following are non-discretionary items on which your bank or brokerage firm may not vote without voting instructions from you:
+Election of Directors (Proposal One)
+Advisory Vote to Approve Executive Compensation (Proposal Three)
+Amend Certificate of Incorporation to Remove Supermajority Voting Provisions (Proposal Four)
+Amend Certificate of Incorporation to Reflect New Delaware Law Provisions Allowing for Officer Exculpation (Proposal Five)
+Shareholder Proposal Regarding the Annual Election of Directors (Proposal Six)
For these non-discretionary items, if your bank or brokerage firm does not have voting instructions, the bank or brokerage firm must indicate on its proxy that it does not have authority to vote on these matters on your behalf, and your shares will be treated as “broker non-votes” with respect to these proposals. Ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered to be a discretionary item on which banks and brokerage firms may vote.
Conduct of the 2025 Annual Meeting
Pursuant to our Amended and Restated By-Laws, the independent Non-Executive Board Chair adopted rules and procedures that he believes are appropriate to ensure that the 2025 Annual Meeting is conducted properly. These Rules of Conduct and Procedures are currently available at our online pre-meeting forum at www.proxyvote.com. In addition, these Rules of Conduct and Procedures will also be available at the 2025 Annual Meeting at www.virtualshareholdermeeting.com/IDXX2025.

IDEXX 2025 PROXY STATEMENT	129

+ + + GENERAL INFORMATION ABOUT THE 2023 ANNUAL MEETING AND VOTING
Pre-Meeting Forum and Submitting Questions
The virtual format for our 2025 Annual Meeting will allow us to implement a pre-meeting forum to communicate more effectively with you. You can access the pre-meeting forum and submit written questions in advance of our 2025 Annual Meeting, vote, and also access copies of the 2025 Annual Meeting’s Rules of Conduct and Procedures, as well as our proxy statement and annual report, by visiting www.proxyvote.com.
Virtual 2025 Annual Meeting
We are pleased to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and IDEXX. Hosting our 2025 Annual Meeting as a completely virtual meeting will provide easy access for shareholders, facilitate shareholder participation and reduce the environmental impact of our 2025 Annual Meeting. For more information regarding the virtual format, refer to the discussion under “Virtual Shareholder Meeting” on page 52.

The 2025 Annual Meeting will be conducted over the Internet via live audio webcast at 10:00 a.m., Eastern Time, on Wednesday, May 7, 2025. Shareholders of record as of March 10, 2025, may attend, vote and submit questions during the virtual 2025 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2025. To participate in the virtual annual meeting, you will need the control number or QR code included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. The audio webcast will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

Technical Difficulties Accessing the Virtual Meeting
If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-855-449-0991 (Toll-free)
1-720-378-5962 (Toll line)

The audio webcast will include consideration of the proposals and a live question-and-answer session. During the live question-and-answer session, we will answer questions as they come in and address those submitted in advance at the pre-meeting forum, as time permits. Shareholders accessing the audio webcast will be able to submit questions in writing or, by following instructions on our online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2025, dial in to a toll-free number and verbally ask live questions during the meeting.
Voting on Other Matters
If other matters are properly presented for consideration at the 2025 Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matters to be raised at the 2025 Annual Meeting and the dates by which other matters to be voted on at the 2025 Annual Meeting must have been submitted by our shareholders pursuant to Rule 14a-8 of the Exchange Act or our Amended and Restated By-Laws have passed.

130	IDEXX 2025 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2025 ANNUAL MEETING AND VOTING + + +
Solicitation of Proxies
This proxy statement is furnished to our shareholders in connection with the solicitation by our Board of proxies for use at the 2025 Annual Meeting. We will pay the expenses of the solicitation of proxies by our Board. Proxies can be solicited on our behalf by Directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc. to distribute and solicit proxies and will pay MacKenzie Partners, Inc. a fee of approximately $17,500, plus reasonable out-of-pocket expenses, for its services.
Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of our common stock held in their names and, as required by law, we will reimburse them for their reasonable out-of-pocket expenses for this service.
Householding of Annual Meeting Materials
Some of our shareholders may be participating in the practice of “householding” proxy statements, annual reports and the Notice of Internet Availability. This means that only one copy of such documents may have been sent to multiple shareholders in your household. This reduces printing costs, postage fees and environmental impact. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number:
Investor Relations
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine, 04092
Telephone: 207-556-8155
If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

IDEXX 2025 PROXY STATEMENT	131

Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders
Proposals Submitted Under Rule 14a-8
The deadline to submit a proposal for inclusion in our proxy materials for the 2025 Annual Meeting has passed.
To be considered for inclusion in next year’s proxy materials, shareholder proposals submitted pursuant to Rule 14a-8 must be submitted in writing to our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 and received by November [ ], 2025.
Proposals Submitted Outside of Rule 14a-8
Our Amended and Restated By-Laws establish advance notice procedures, summarized below, that shareholders must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting outside of the process under Rule 14a-8.
Nominations for Director and/or an item of business to be introduced at an Annual Meeting must be submitted in writing to our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 and received by the applicable deadline indicated below.
Shareholder nominations or other proposals must include certain information regarding:
+The shareholder submitting the nomination or proposal;
+Any nominee for Director; and/or
+The item of business.
Proxy Access Nominations. For your nomination of one or more Director candidates to be properly brought before the 2026 Annual Meeting and included in our proxy materials pursuant to Section 2.8 of our Amended and Restated By-Laws (proxy access nomination), we must receive written notice of your intention to introduce a proxy access nomination at our 2026 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, no earlier than October [ ], 2025 and no later than November [ ], 2025 (i.e., not less than 120 days or more than 150 days before the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the 2025 Annual Meeting). The adjournment or postponement of the 2026 Annual Meeting (or the public notice thereof) shall not affect the time period required to give notice of a proxy access nomination with respect to the 2026 Annual Meeting.
Other Nominations or Items of Business. For your nomination of one or more Director candidates or any other item of business (excluding proxy access nominations and proposals submitted under Rule 14a-8) to be properly brought before the 2026 Annual Meeting, we must receive written notice of your intention to introduce such nomination or proposed item of business at our 2026 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, not less than 90 days or more than 120 days before the first anniversary of the 2025 Annual Meeting. However, if the date of our 2026 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the date of the 2025 Annual Meeting, then we must receive such notice

132	IDEXX 2025 PROXY STATEMENT

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS + + +
at the address noted above not earlier than the 120th day before such Annual Meeting; and not later than the close of business on the later of the 90th day before such Annual Meeting or the 10th day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that our 2026 Annual Meeting is held between April 17, 2026 and July 6, 2026, as is currently expected, we must receive the written notice of your intention to introduce a nomination or proposed item of business at our 2026 Annual Meeting, and all supporting information, no earlier than January 7, 2026 and no later than February 6, 2026.
Shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for Director nominees submitted under the advance notice requirements of our Amended and Restated By-Laws must also comply with the additional notice and other requirements of Rule 14a-19. A written notice providing any additional information required by Rule 14a-19 must be postmarked or electronically submitted to our Executive Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 no later than March 8, 2026.

IDEXX 2025 PROXY STATEMENT	133

Forward-Looking Statements
This Proxy Statement and the accompanying materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve significant risks and uncertainties, which may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.
Forward-looking statements may be identified by the use of words such as “anticipate,” “could,” “continue,” “expect,” “intend,” “objective,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” comparable words or phrases, the negative version of those words or phrases, or by using future dates in connection with any discussion of future performance, actions or events. Forward-looking statements contained in this Proxy Statement include our expectations and beliefs regarding our total addressable opportunities; our expectations and beliefs about our attractive, long-term opportunities to grow our business; our plans regarding product development, new product launches and future menu expansions, including our plans to launch our Cancer Dx panel later in 2025 and expand its capabilities in the coming years, our plans regarding the menu for the IDEXX inVue Dx Cellular Analyzer and our Vello Software development plans; our corporate responsibility plans, goals and commitments, including expected contributions of the virtual power purchase agreements we have signed toward our achievement of our renewable electricity and greenhouse gas emission reduction targets; and our future financial performance, including our model of our long-term financial potential.
No forward-looking statement can be guaranteed and actual results may differ materially from those projected or implied. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be carefully evaluated together with the many risks and uncertainties that affect our business, particularly the matters described under the headings “Business,” “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in our 2024 Annual Report on Form 10-K, and that are otherwise described or updated from time to time in our subsequent filings with the Securities and Exchange Commission.

134	IDEXX 2025 PROXY STATEMENT

Other Matters
The Board knows of no other matters to be presented for shareholder action at the 2025 Annual Meeting. If, however, other matters do properly come before the 2025 Annual Meeting or any adjournments or postponements of the 2025 Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
The Board hopes you will attend the 2025 Annual Meeting. Whether or not you plan to attend the 2025 Annual Meeting, you are urged to vote at your earliest convenience in the manner and method described under “Ways to Vote” on page 1.
By order of the Board of Directors,
Sharon E. Underberg
Executive Vice President,
General Counsel and Corporate Secretary
March [ ], 2025

IDEXX 2025 PROXY STATEMENT	135

Appendix A
Reconciliation of Non-GAAP Financial Measures
We report our results in accordance with generally accepted accounting principles in the United States, or GAAP. We use certain non-GAAP financial measures in this Proxy Statement that exclude or adjust certain items to supplement our consolidated results presented in accordance with GAAP or as part of our executive compensation program. Our reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP is included in this Appendix.
While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.
After-Tax Return on Invested Capital, Excluding Cash and Investments (ROIC)
After-tax return on invested capital, excluding cash and investments (ROIC), is a non-GAAP financial measure that represents our after-tax income from operations, divided by our average invested capital, excluding cash and investments, using the beginning and ending balance sheet values. ROIC, after-tax income from operations and average invested capital, excluding cash and investments, are not measures of financial performance under GAAP and should be considered in addition to, and not as replacements of or superior measures to, return on assets, net income, total assets or other financial measures reported in accordance with GAAP. We believe that reporting ROIC provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital.

IDEXX 2025 PROXY STATEMENT	A-1

+ + + APPENDIX A
In this Proxy Statement, we report our ROIC for 2024. The reconciliation of this non-GAAP financial measure is as follows:

Numerator (amounts in thousands)	For the Year Ended December 31, 2024

Income from operations (as reported)	$1,128,337
After-tax income from operations(1)	$902,672

Denominator (dollar amounts in thousands)	As of December 31, 2024	As of December 31, 2023

Total shareholders’ equity	$1,595,313	$1,484,530
Credit facility	250,000	250,000
Long-term debt, current and long-term	617,573	697,880
Deferred income tax assets	(125,630)	(107,364)
Deferred income tax liabilities	11,312	7,235
Total invested capital	2,348,568	2,332,281
Less cash and cash equivalents	288,266	453,932
Total invested capital, excluding cash and investments	$2,060,302	$1,878,349
Average invested capital, excluding cash and investments(2)	$1,969,326
After-tax return on invested capital, excluding cash and investments (ROIC)	45.8%
1.After-tax income from operations represents income from operations reduced by our reported effective tax rate of 20.0% for the year ended December 31, 2024. Refer to Note 14 to our consolidated financial statements included in our 2024 Annual Report on Form 10-K for information on our effective tax rate.
2.Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments, as of December 31, 2024 and December 31, 2023.
Comparable EPS Growth
Comparable EPS growth is a non-GAAP financial measure that represents the percentage change in earnings per share (diluted), as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates and excluding the tax benefits of share-based compensation activity under ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, and non-recurring or unusual items (if any). Comparable EPS growth should be considered in addition to, and not as a replacement of or a superior measure to, earnings per share (diluted) growth reported in accordance with GAAP. We believe that reporting comparable EPS growth provides useful information to investors by facilitating better period-over-period comparisons of our fundamental earnings per share performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.

A-2	IDEXX 2025 PROXY STATEMENT

APPENDIX A + + +
In this Proxy Statement, we report comparable EPS growth for 2024, which excludes the impact of tax benefits of share-based compensation activity under ASU 2016-09, changes in foreign currency exchange rates and the accrual for an ongoing litigation matter. We estimate the net impact of changes in foreign currency exchange rates on EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.
The reconciliation of this non-GAAP financial measure is as follows:

	For the Year Ended December 31, 2024 ($)	For the Year Ended December 31, 2023 ($)	Year-over-Year Growth

Earnings per share (diluted)	10.67	10.06	6%
Less: comparability adjustments
Share-based compensation activity	0.24	0.16
Ongoing litigation matter	(0.56)	—
Change from currency	(0.05)	—
Comparable EPS Growth	11.04	9.90	12%
Amounts presented may not recalculate due to rounding.
Comparable Operating Margin Improvement
Comparable operating margin improvement is a non-GAAP financial measure that represents the percentage change in operating margin, as compared to the same period for the prior year, and excludes the impact of changes in foreign currency exchange rates and non-recurring or unusual items (if any). Comparable operating margin improvement should be considered in addition to, and not as a replacement of or a superior measure to, operating margin improvement reported in accordance with GAAP. We believe that reporting comparable operating margin improvement provides useful information to investors by facilitating better period-over-period comparisons of our fundamental operating margin performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable operating margin improvement for 2024, which excludes changes in foreign currency exchange rates in 2024 and the impact of an accrual for an ongoing litigation matter. We estimate the net impact of changes in foreign currency exchange rates on operating margin results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.

IDEXX 2025 PROXY STATEMENT	A-3

+ + + APPENDIX A
The reconciliation of this non-GAAP financial measure is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023	Year-over-Year Change (basis points)

Income from operations	$1,128,337	$1,097,128
Operating margin	29.0%	30.0%	-100 bps
Less: comparability adjustments
Change from currency	(5,261)	—
Ongoing litigation matter	(61,500)	—
Comparable income from operations	$1,195,098	$1,097,128
Comparable operating margin(1)	30.6%	30.0%	60 bps
1.Amounts presented may not recalculate to constant currency operating margin or constant currency margin improvement due to rounding.
Free Cash Flow and the Ratio of Free Cash Flow to Net Income
Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, reduced by our investments in property and equipment. The ratio of free cash flow to net income, or free cash flow conversion, is a non-GAAP financial measure that is defined as free cash flow, with respect to a measurement period, divided by net income for the same period. Free cash flow and the ratio of free cash flow to net income should each be considered in addition to, and not as a replacement of or a superior measure to, net cash provided by operating activities and the ratio of net cash provided by operating activities to net income, respectively. We believe that reporting free cash flow provides useful information to investors because free cash flow indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. We believe that reporting the ratio of free cash flow to net income provides useful information to investors because it provides a useful way for investors to compare free cash flow over time.
In this Proxy Statement, we report our free cash flow and the ratio of free cash flow to net income for 2024. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2024

Net cash provided by operating activities	$929,001
Investing cash flows attributable to purchases of property and equipment	(120,922)
Free cash flow	$808,079
Net income	$887,867
Ratio of free cash flow to net income (expressed as a percentage)	91%

A-4	IDEXX 2025 PROXY STATEMENT

APPENDIX A + + +
Organic Revenue Growth
Organic revenue growth is a non-GAAP financial measure that represents the percentage change in revenue, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, certain business acquisitions and divestitures. Organic revenue growth should be considered in addition to, and not as a replacement of or a superior measure to, revenue growth reported in accordance with GAAP. We believe that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers.
We exclude from organic revenue growth the effect of changes in foreign currency exchange rates because these changes are not under management’s control, are subject to volatility and can obscure underlying business trends. We calculate the impact on revenue resulting from changes in foreign currency exchange rates by applying the difference between weighted average exchange rates during 2024 and 2023 to foreign-currency-denominated revenues for 2023.
We also exclude from organic revenue growth the effect of certain business acquisitions and divestitures because the nature, size and number of these transactions can vary dramatically from period to period, and because they either require or generate cash as an inherent consequence of the transaction, and therefore can also obscure underlying business and operating trends. We consider acquisitions to be a business when all three elements of inputs, processes and outputs are present, consistent with ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” In a business combination, if substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, we do not consider these assets to be a business. A typical acquisition that we do not consider a business is a customer list asset acquisition, which does not have all elements necessary to operate a business, such as employees or infrastructure. We believe that the efforts required to convert and retain these acquired customers are similar in nature to our existing customer base and therefore are included in organic revenue growth. The percentage change in revenue resulting from acquisitions represents revenues during the current year period, limited to the initial twelve months from the date of acquisition, that are directly attributable to business acquisitions.
In this Proxy Statement, we report our organic revenue growth and CAG Diagnostics recurring revenue organic growth in 2024. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	Net Revenue For the Year Ended December 31, 2024 ($)	Net Revenue For the Year Ended December 31, 2023 ($)	Dollar Change ($)	Percentage Change	Change from Currency	Change from Acquisitions	Organic Revenue Growth(1)

Total Company	3,897,504	3,660,953	236,551	6.5%	(0.3)%	0.4%	6.4%
CAG Diagnostics recurring revenue	3,129,492	2,935,425	194,067	6.6%	(0.2)%	—	6.8%
1.Amounts presented may not recalculate due to rounding.

IDEXX 2025 PROXY STATEMENT	A-5

+ + + APPENDIX A
Achieved Results Under the 2024 Annual Performance-Based Cash Bonus Plan
For purposes of determining the financial performance factor under our 2024 annual performance-based cash bonus plan, results with respect to the operating profit, earnings per share (diluted) and ROIC financial metrics were adjusted, pursuant to the terms of the 2024 annual performance-based cash bonus plan, to eliminate the effects of differences between foreign currency exchange rates during 2024, as compared to the rates assumed in setting target goals, and the effects of discrete items not anticipated at the beginning of the 2024 fiscal year and not reflected in the target goal, such as acquisitions and acquisition-related expenses and impacts from a discrete litigation expense accrual, as well as the tax effects of share-based compensation activity under ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The operating profit achieved result of $1,196.0 million under our 2024 annual performance-based cash bonus plan, compared to our GAAP operating profit of $1,128.3 million, reflects a $61.5 million adjustment related to an accrual for an ongoing litigation matter, an adjustment of $6.9 million to eliminate foreign currency exchange rate effects and an aggregate adjustment of $(0.7) million for other discrete items. The earnings per shared (diluted) achieved result of $11.16 under our 2024 annual performance-based cash bonus plan, compared to GAAP earnings per share (diluted) of $10.67, reflects a $0.56 per share adjustment related to an accrual for an ongoing litigation matter, a $0.07 per share adjustment to eliminate foreign currency exchange rate effects, a $(0.14) per share adjustment for the tax effects of share-based compensation activity and an aggregate $(0.01) adjustment for other discrete items. The ROIC achieved result of 48.9% under our 2024 annual performance-based cash bonus plan, compared to 45.8% as disclosed earlier in Appendix A, reflects a 250 basis point adjustment related to an accrual for an ongoing litigation matter, a 30 basis point adjustment to eliminate foreign currency exchange rate effects and an aggregate 30 basis point adjustment for other discrete items.

A-6	IDEXX 2025 PROXY STATEMENT

Appendix B
Amendments to Our Certificate of Incorporation to Remove Supermajority Voting Provisions
TENTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that it is intended to be in furtherance and not in limitation or exclusion of the powers conferred by the statutes of the State of Delaware.
1.Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.
2.Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I and, if such fraction is two- thirds, one of the extra directors shall be a member of Class I and the other extra director shall be a member of Class II, unless otherwise provided for from time to time by resolution adopted by a majority of the Board of Directors.
3.Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.
4.Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 1993; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 1992; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 1991.
5.Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term or his prior death, retirement or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are

IDEXX 2025 PROXY STATEMENT	B-1

APPENDIX B + + +
to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum.
6.Tenure. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.
7.Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his successor is elected and qualified, or until his earlier death, resignation or removal.
8.Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
9.Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation's Certificate of Incorporation or By-Laws.
10.Removal. Any one or more or all of the directors may be removed, with our without cause, by the holders of ~~at least seventy-five percent (75%)~~ a majority of the shares then entitled to vote at an election of directors.
11.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-Laws of the Corporation.
~~12.Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Corporation’s By-Laws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.~~
ELEVENTH: Until the closing of a firm commitment, underwritten public offering of the Corporation’s Common Stock a “Public Offering”), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Effective upon the closing of a Public Offering, stockholders of the Corporation may not take any action by written consent in lieu of a meeting. ~~Notwithstanding any other provision of law, this Certificate of Incorporation or the Corporation’s By-Laws, as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with this Article ELEVENTH.~~

B-2	IDEXX 2025 PROXY STATEMENT

APPENDIX B + + +
TWELFTH: Special meetings of the stockholders may be called at any time by the President or by the Chairman of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. ~~Notwithstanding any other provision of law, this Certificate of Incorporation or the Corporation’s By-Laws, as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with this Article TWELFTH.~~

IDEXX 2025 PROXY STATEMENT	B-3

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
IDEXX LABORATORIES, INC. ONE IDEXX DRIVE WESTBROOK, ME 04092

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/IDXX2025
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E58088-P19475	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEXX LABORATORIES, INC.
The Board of Directors recommends you vote FOR each of the following nominees listed in Proposal One below:
1.	Election of Directors (Proposal One).
	Nominees		For	Against	Abstain
	1a.	Stuart M. Essig	☐	☐	☐

	1b.	Jonathan J. Mazelsky	☐	☐	☐

	1c.	M. Anne Szostak	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two).					☐	☐	☐

3.	Advisory Vote on Executive Compensation. To approve a nonbinding advisory resolution on the Company’s executive compensation (Proposal Three).					☐	☐	☐

4.	Amend Certificate of Incorporation to Remove Supermajority Voting Provisions (Proposal Four).					☐	☐	☐

5.	Amend Certificate of Incorporation to Reflect New Delaware Law Provisions Allowing for Officer Exculpation (Proposal Five).					☐	☐	☐
The Board of Directors makes no voting recommendation on the following proposal:
						For	Against	Abstain
6.	Shareholder Proposal Regarding the Annual Election of Directors (Proposal Six).					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.idexxproxymaterials.com.

E58088-P19475

IDEXX LABORATORIES, INC. Proxy for the 2025 Annual Meeting of Shareholders To Be Held on May 7, 2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Lawrence D. Kingsley and Sharon E. Underberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side of this ballot, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote at the 2025 Annual Meeting to be held at 10:00 AM EDT on Wednesday, May 7, 2025 at www.virtualshareholdermeeting.com/IDXX2025.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in accordance with the judgment of the proxies upon any other matter that may properly come before the meeting and any adjournment or postponement thereof. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve.

Continued and to be signed on reverse side